Filed pursuant to Rule 424(b)(3) Registration No. 333-147857

ORACLE HEALTHCARE ACQUISITION CORP.

200 Greenwich Avenue, 3rd Floor

Greenwich, Connecticut 06830

SUPPLEMENT TO

PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 11, 2008

As previously described in our proxy statement/prospectus dated February 11, 2008 (the “Proxy Statement/Prospectus”), the board of directors of Oracle Healthcare Acquisition Corp. (“Oracle”) has approved a business combination with Precision Therapeutics, Inc. (“PTI”) under the terms of an Agreement and Plan of Merger (the “Merger Agreement”) by and among Oracle, PTI Acquisition Sub, Inc., a wholly-owned subsidiary of Oracle (“Merger Sub”), and PTI. If the proposed merger is completed, PTI will become a wholly owned subsidiary of Oracle. Upon completion of the merger, each outstanding share of PTI common stock will be converted into the right to receive a fraction of a share of Oracle common stock determined in accordance with the Merger Agreement. The merger is intended to qualify as a reorganization for U.S. federal income tax purposes.

We are distributing this supplement to the Proxy Statement/Prospectus (this “Supplement”) due to a recent amendment (the “Second Amendment”) to the Merger Agreement which, among other things, has the effect of reducing the consideration payable to the former securityholders of PTI. The Second Amendment was approved by the Board of Directors of each of Oracle and PTI and by the requisite stockholders of PTI on February 25, 2008.

Under the Merger Agreement, as amended, Oracle will issue, or reserve for issuance, to each holder of PTI common stock and options and warrants to purchase PTI common stock a number of shares of Oracle common stock based on the exchange ratio calculated in accordance with the terms of the Merger Agreement. For purposes of the Proxy Statement/Prospectus, we had assumed that the exchange ratio would be approximately 0.4072 shares of Oracle common stock per share of PTI common stock, based on the number of outstanding shares of PTI capital stock, and options and warrants to purchase PTI common stock as of January 23, 2008. As a result of the Second Amendment, we are now assuming that the exchange ratio will be approximately 0.3441 shares of Oracle common stock per share of PTI common stock, based on the number of outstanding shares of PTI capital stock, and options and warrants to purchase PTI common stock as of February 22, 2008.

Under the Merger Agreement, as amended, Oracle will assume all outstanding options and warrants to purchase PTI capital stock, and these options and warrants will become exercisable for shares of Oracle common stock. Each PTI option and warrant outstanding at the closing of the merger will become exercisable for a number of shares of Oracle common stock equal to the number of shares of PTI common stock into which the security is currently exercisable multiplied by the exchange ratio, and the exercise price per share will be equal to the existing exercise price divided by the exchange ratio. Stockholders of Oracle will continue to own their existing shares of Oracle common stock and their existing Oracle warrants and units, as applicable. For a complete description of the post-closing fully diluted capitalization of Oracle please see “Beneficial Ownership of Securities.”

The Proxy Statement/Prospectus described additional contingent consideration payable to the former PTI securityholders in the form of “Top-Up Consideration” and “Milestone Consideration.” As a result of the Second Amendment, the “Top-Up Consideration” has been eliminated. The provisions in the Merger Agreement regarding the “Milestone Consideration” have not been changed. Therefore, the former holders of PTI common stock, options or warrants receiving shares of Oracle common stock will continue to have the right to receive their pro rata portion of a contingent payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves certain revenue milestones described in the Merger Agreement on or before June 30, 2010. In the event that none of these milestones are achieved by June 30, 2010 but any is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options and warrants will have the right to receive a pro rata portion of such contingent payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock. The Merger Agreement provides that the milestones will be calculated without giving effect to any acquisitions following the effective time of the merger. Any shares of Oracle common stock that would otherwise be reserved for issuance in accordance with this paragraph to holders of options or warrants that expire or are forfeited between the closing of the merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

The Second Amendment also provides that, as a condition to the closing of the merger, a redemption agreement shall be in full force and effect pursuant to which each purchaser of Oracle’s common stock issued prior to its initial public offering agrees to have 50% of the shares of Oracle common stock purchased by such holder prior to the initial public offering purchased and redeemed by Oracle at a purchase price of $0.0083 per share concurrently with the closing of the merger, thereby reducing the number of such shares outstanding from 3,750,000 shares to 1,875,000 shares.

Oracle common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols OHAQ, OHAQW and OHAQU, respectively. On February 22, 2008, the last trading day practicable before the Second Amendment and the date of this Supplement, the closing price of Oracle common stock, warrants and units was $7.90, $0.11 and $8.10, respectively.

Oracle has scheduled a special stockholder meeting (the “Special Meeting”) in connection with the respective votes required. This meeting was originally scheduled for March 4, 2008. In light of the changes to the terms of the merger resulting from the Second Amendment, and in order to provide additional time for consideration of these changes, the Special Meeting has been rescheduled for March 5, 2008 at 10:00 a.m. Eastern Time, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019. Other than the terms of the Merger Proposal, all other aspects of the Special Meeting, including the matters to be voted upon, have not changed. The Record Date will continue to be the close of business on February 11, 2008 for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. A list of stockholders entitled to vote as of the Record Date at the Special Meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting at Oracle’s offices at 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830, and at the time and place of the meeting during the duration of the meeting.

Oracle will not transact any other business at the Special Meeting, except for business properly brought before the Special Meeting or any adjournment or postponement of the meeting by Oracle’s board of directors.

The merger proposal will only be approved if (i) it receives the affirmative vote of (a) a majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the merger and (b) a majority of the shares of Oracle common stock issued and outstanding as of the Record Date and (ii) holders of less than 20% of the shares of Oracle’s common stock issued in Oracle’s initial public offering vote against the merger proposal and properly elect to convert their common stock into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable). Each of the charter amendment proposals will be approved if it receives the affirmative vote of a majority of the shares of Oracle’s common stock issued and outstanding as of the Record Date. The equity incentive plan proposal will be approved if it receives the affirmative vote of a majority of the shares of Oracle’s common stock issued and outstanding as of the Record Date that are represented in person or by proxy and entitled to vote at the meeting. The adjournment proposal will be approved if it receives the affirmative vote of a majority of the shares of Oracle’s common stock issued and outstanding as of the Record Date that are represented in person or by proxy and entitled to vote at the meeting. The approval of the merger proposal is conditioned on the approval of each of the charter amendment proposals, and the approval of each of the charter amendment proposals is conditioned on the approval of the merger proposal. In the event that any of these proposals does not receive the necessary vote to approve that proposal, then Oracle will not complete any of the transactions identified in any of the proposals. The approval of the merger proposal and the charter amendment proposals are not conditioned on the approval of the equity incentive plan proposal, but the approval of the equity incentive plan proposal is conditioned on the approval of the merger proposal and the charter amendment proposals. Additionally, the approval of the equity incentive plan proposal is a condition to PTI’s obligation to complete the merger, although if the equity incentive plan proposal is not approved, PTI may in its sole discretion elect to waive this condition in order to complete the merger.

In addition, each of Oracle’s public stockholders as of the Record Date who holds shares of common stock issued in Oracle’s initial public offering or purchased following such offering in the open market has the right to vote against the merger proposal and, at the same time, to demand that Oracle convert such stockholder’s shares into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable), in which a substantial portion of the net proceeds of Oracle’s initial public offering was deposited. As of December 31, 2007 there was approximately $120.0 million in the trust account, including accrued interest (but not taking into account taxes payable), or approximately $8.00 per share of Oracle common stock. If the holders of 3,000,000 or more shares of common stock issued in Oracle’s initial public offering, an amount equal to 20% or more of the total number of shares issued in the initial public offering, vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, then Oracle will not be able to complete the merger. In the event that the merger proposal or one or more of the charter amendment proposals are not approved or the merger is not otherwise completed, Oracle will have to dissolve and distribute to its public stockholders its remaining net assets, including the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable). Such distributions on dissolution and liquidation may be subject to delay, due to compliance requirements of the Delaware General Corporation Law, or reduction for unsatisfied liabilities.

After careful consideration of the terms and conditions of the proposed merger with PTI, as amended, and the other proposals described in the Proxy Statement/Prospectus, the board of directors of Oracle has determined that such proposals and the transactions contemplated thereby are fair to and in the best interests of Oracle and its stockholders. The board recommends that you vote or give instruction to vote: (i) “FOR” the merger proposal to adopt the Merger Agreement, as amended to date, and approve the transactions contemplated thereby; and (ii) “FOR” each of the other proposals described in the Proxy Statement/Prospectus.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please take the time to vote by marking your votes on the proxy card previously provided with the Proxy Statement/Prospectus, signing and dating the proxy card, and returning it to us in the enclosed envelope. Oracle stockholders may also vote prior to the meeting by accessing the Internet website specified on your proxy card or supplied to you by your broker or by calling the toll-free number specified on your proxy card or supplied to you by your broker.

Sincerely,

Larry N. Feinberg

Chairman of the Board of Directors

February 26, 2008

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ORACLE’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT ORACLE

CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST ALSO PRESENT ORACLE’S STOCK TRANSFER AGENT WITH YOUR PHYSICAL STOCK CERTIFICATE NO LATER THAN 12:00 NOON, EASTERN TIME, ON THE BUSINESS DAY PRIOR TO THE DATE OF THE SPECIAL MEETING. FAILURE TO MEET THESE REQUIREMENTS WILL CAUSE YOUR CONVERSION DEMAND TO BE REJECTED. SEE THE SECTION ENTITLED “THE SPECIAL MEETING—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

We encourage you to carefully read this Supplement in conjunction with the Proxy Statement/Prospectus before voting, including the disclosure contained in the sections entitled “Risk Factors” beginning on page 16 hereof and page 30 of the Proxy Statement/Prospectus. To the extent that any information contained in this Supplement is inconsistent with the information contained in the Proxy Statement/Prospectus, this Supplement shall be deemed to have superseded the Proxy Statement/Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Proxy Statement/Prospectus (as modified by this Supplement) is truthful or complete. Any representation to the contrary is a criminal offense.

This supplement is dated February 26, 2008, and is first being mailed on or about February 26, 2008.

QUESTIONS AND ANSWERS ABOUT THIS SUPPLEMENT	6
SUMMARY	10
The Merger Consideration	10
Oracle Initial Stockholder Shares	12
Opinion of Duff & Phelps	13
Oracle’s Board of Directors’ Recommendation	13
Stock Ownership	13
Interest of Oracle and PTI Directors and Officers in the Merger	14
Indemnification and Merger Escrow Agreement	15
RISK FACTORS	16
REVISED SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	19
Selected Unaudited Pro Forma Combined Statement of Operations Data	19
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data	20
REVISED PRO FORMA COMPARATIVE PER SHARE INFORMATION	21
THE MERGER PROPOSAL	22
General Description of the Merger	22
Background of the Merger	24
Recommendation of Oracle’s Board of Directors	25
Opinion of Duff and Phelps	25
Interests of Oracle Directors and Officers in the Merger	26
THE MERGER AGREEMENT, AS AMENDED	27
Merger Consideration	27
The Exchange Ratio	27
The Milestone Consideration	28
Treatment of PTI Options, Warrants and Convertible Notes	28
Fractional Shares	28
Escrow	28
Treatment of Contingent Consideration; Issuance of Separate Share Certificates	29
Representations, Warranties and Covenants	29
Conditions to the Completion of the Merger	29
Summary of the Redemption Agreement	29
PTI STOCKHOLDER APPROVAL	30
REVISED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF ORACLE	44
Founders Stock	44
Impact of Second Amendment	45
Other Information Regarding Relationships and Related Transactions	45
BENEFICIAL OWNERSHIP OF SECURITIES	46
Security Ownership of Certain Beneficial Owners and Officers and Directors of Oracle	46
Security Ownership of Certain Beneficial Owners, Officers and Directors of PTI	48
Security Ownership of Certain Beneficial Owners, Officers and Directors of Oracle Following the Merger	48
WHERE YOU CAN FIND MORE INFORMATION	52

ANNEXES

A—Agreement	and Plan of Merger, dated as of December 3, 2007, by and among Oracle Healthcare Acquisition Corp., PTI Acquisition Sub, Inc. and Precision Therapeutics, Inc., as amended by Amendment No. 1 dated as of January 24, 2008 and Amendment No. 2 dated February 25, 2008

B—Opinion	of Duff & Phelps, LLC, dated February 25, 2008

C—Redemption	Agreement, dated as of February 25, 2008, by and among Oracle Healthcare Acquisition Corp. and certain of its stockholders.

QUESTIONS AND ANSWERS ABOUT THIS SUPPLEMENT

The following questions and answers briefly address some questions you may have about this supplement. These questions and answers may not include all of the information that is important to you. We urge you to read carefully this supplement and the Proxy Statement/Prospectus, including the annexes and the other documents to which we have referred you.

Q.	Why am I receiving this supplement?

A.	As a holder of Oracle Healthcare Acquisition Corp. (“Oracle”) common stock as of the close of business on February 11, 2008, you previously received the proxy statement/prospectus (the “Proxy Statement/Prospectus”) dated February 11, 2008 relating to the merger between Oracle and Precision Therapeutics, Inc. (“PTI”). The Proxy Statement/Prospectus described the material terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 3, 2007, by and among Oracle, PTI Acquisition Sub, Inc., a wholly owned subsidiary of Oracle, and PTI, as amended by Amendment No. 1 dated as of January 24, 2008. Subsequent to the date of mailing of the Proxy Statement/Prospectus, PTI and Oracle negotiated a further amendment to the Merger Agreement, which amendment changes certain terms of the merger. In order to provide full disclosure to all Oracle stockholders of the terms of Amendment No. 2, dated February 25, 2008 (the “Second Amendment”), we are distributing this supplement to the Proxy Statement/Prospectus (this “Supplement”).

Q.	Do I still need to read the Proxy Statement/Prospectus?

A.	Yes. This Supplement is intended to supplement the Proxy Statement/Prospectus by providing an update of certain information contained in the Proxy Statement/Prospectus, particularly information that was included in the Proxy Statement/Prospectus that has changed as a result of the Second Amendment. However, this Supplement does not contain all of the information that you need to know about the proposed transaction, and we urge you to read the Proxy Statement/Prospectus in conjunction with this Supplement, all of the annexes thereto and hereto, and the other documents to which we refer you.

Q.	Has the date and time of the Oracle Special Meeting of Stockholders changed?

A.	Yes. In order for Oracle stockholders to have additional time to review the changes to the terms of the Merger Agreement as a result of the Second Amendment, the Special Meeting of Stockholders has been rescheduled for Wednesday, March 5, 2008 at 10:00 a.m. Eastern Time, at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019.

Q.	Why did Oracle and PTI enter into the Second Amendment?

A.	Between February 6, 2008 and February 20, 2008, Oracle held meetings with potential new investors. Based on the results of these meetings and the advice of Piper Jaffray, who has served as an advisor to Oracle in connection with the merger, in order to increase the level of interest among institutional investors in purchasing Oracle common stock prior to the closing of the merger, and thereby increasing the likelihood that the merger would be approved, Oracle believed that it was in the best interests of both Oracle and PTI, and their respective stockholders, to negotiate an amendment to the Merger Agreement that would reduce the number of Oracle shares being issued, or reserved for issuance, to each holder of PTI common stock or options and warrants to purchase PTI common stock (thereby reducing the implied valuation of PTI), eliminate the “top-up consideration” and provide for the redemption of a portion of the shares of Oracle common stock held by Oracle’s initial stockholders that were purchased prior to Oracle’s initial public offering.

Q.	What terms of the merger changed as a result of the Second Amendment?

A.	The Second Amendment provides for three primary changes to the terms of the Merger Agreement:

•

First, for purposes of calculating the exchange ratio, the valuation of the shares attributable to PTI have been reduced by 15%, from $177,750,000 to $151,087,500, with a corresponding 15% reduction in the number of shares of Oracle common stock to be placed in escrow for the purpose of satisfying a potential indemnification claim by Oracle.

•

Second, the Second Amendment eliminates the “Top-Up Consideration,” which could have resulted in additional shares issuable to the former PTI securityholders in the event that the average closing price of Oracle’s common stock did not exceed $7.78 per share for a specified period ending six months after the closing date of the merger.

•

Third, as a condition to the closing of the merger, each of the purchasers of Oracle common stock issued prior to Oracle’s initial public offering has agreed to have 50% of such shares redeemed by Oracle for their original purchase price of $0.0083 per share concurrently with the closing, thereby reducing the number of such shares outstanding from 3,750,000 shares to 1,875,000 shares.

Q.	After the Second Amendment, how will the aggregate consideration and exchange ratio be determined?

A.	At the closing of the merger, Oracle will issue to each holder of PTI common stock, and reserve for issuance to holders of options and warrants to purchase PTI common stock, a number of shares of Oracle common stock based on the exchange ratio calculated in accordance with the terms of the Merger Agreement. The parties previously agreed to fix the price of the Oracle common stock, for purposes of calculating the exchange ratio, at $7.90 per share. For purposes of this Supplement, we have assumed that the exchange ratio will be approximately 0.3441 shares of Oracle common stock per share of PTI common stock, based on the number of outstanding shares of PTI capital stock and options and warrants to purchase PTI common stock as of February 22, 2008. For a detailed explanation of the calculation of the exchange ratio, see “The Merger Proposal—Example of Calculation of Exchange Ratio and Number of Oracle Shares to Be Issued/ Reserved for Issuance.”

In addition to the shares of Oracle common stock to be issued and reserved for issuance as of the closing, Oracle may become obligated to issue, or reserve for issuance, additional shares of Oracle common stock upon the occurrence of certain events. See “The Merger Proposal—General Description of the Merger” and “The Merger Agreement, As Amended—Merger Consideration—The Milestone Consideration.”

Q.	As a result of the revised valuation of PTI in the Second Amendment, did the directors and officers of Oracle make a revised determination as to the value of PTI?

A.

While they did not identify a specific value for PTI, Oracle directors (other than Mr. Johnson, who is currently a director of both Oracle and PTI) and officers determined that the fair market value of PTI is in excess of 80% of Oracle’s net assets. In addition, Oracle’s board of directors received an opinion (upon which Oracle’s board of directors may rely) from Duff & Phelps LLC, a copy of which is attached as Annex F to the Proxy Statement/Prospectus, to the effect that, as of December 3, 2007, and based upon and subject to the limitations, exceptions, assumptions and qualifications set forth therein, Duff & Phelps was of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. Duff & Phelps delivered subsequent opinions to Oracle’s board of directors (upon which Oracle’s board of directors may rely), copies of which are attached as Annex G to the Proxy Statement/Prospectus and Annex B hereto, respectively, to the effect that, as of January 24, 2008 and February 25, 2008, respectively, taking into account the amendments to the Merger Agreement, and based upon the procedures followed and matters considered, and subject to the limitations, exceptions, assumptions and qualifications, all as set forth therein, Duff & Phelps was of the opinion that (i) the consideration to be paid by Oracle in the merger is fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets.

Q.	Is there any change in the vote required in order to approve the merger proposal at the Special Meeting?

A.	No. The approval of the merger proposal will require the affirmative vote of (a) the majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the merger and (b) the majority of the shares of Oracle common stock issued and outstanding as of the record date. However, if the holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering vote against the merger proposal and properly demand that Oracle convert their shares into a pro rata portion of the trust account established at the time of Oracle’s initial public offering (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable), then, pursuant to the terms of Oracle’s Amended and Restated Certificate of Incorporation, the merger will not be completed.

Q.	Are there changes to any of the other proposals to be acted upon at the Special Meeting and described in the Proxy Statement/Prospectus?

A.	No.

Q.	Is there any change in the structure of the merger?

A.	No. If the merger is completed, PTI will continue to survive as a wholly-owned subsidiary of Oracle. Oracle will change its name following completion of the merger to Precision Therapeutics Corp., and the name of the surviving company in the merger will be Precision Therapeutics, Inc. The parties intend that the merger will be treated as a reorganization for U.S. federal income tax purposes and will be accounted for as a recapitalization of PTI for financial reporting purposes.

Q.	As an Oracle stockholder, is there any change in my conversion rights?

A.	No. If you hold shares of common stock issued in Oracle’s initial public offering, then you still have the right to vote against the merger proposal and demand that, if the merger is completed, Oracle convert such shares into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on your pro rata share (net of taxes payable).

As described in the Proxy Statement/Prospectus, if you wish to exercise your conversion rights, you must still: (i) affirmatively vote against the merger and demand that Oracle convert your shares into cash and (ii) present the physical stock certificate (together with necessary stock powers, letter of instructions and the certificate referred to below) to Continental Stock Transfer and Trust Company, 17 Battery Place, New York, NY 10004, Attn: Mark Zimkind, together with written instructions that you wish to convert your shares into your pro rata share of the trust account and provide to Continental Stock Transfer & Trust Company a written certificate addressed to Oracle that you have held the shares that you seek to convert since the record date and that you will continue to hold the shares through the closing date of the merger. If, notwithstanding your vote, the merger is completed, then you will be entitled to receive a pro rata portion of the trust account in which a substantial portion of the net proceeds of Oracle’s initial public offering are held (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on your pro rata share (net of taxes payable). If you exercise your conversion rights, then you will be exchanging your shares of Oracle common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective time of the merger and then tender your stock certificate to Oracle. If the merger is not completed, then your shares will not be converted into cash at this time, even if you so elected.

Because of the one-day postponement in the date of the Special Meeting of Oracle stockholders, you now have until 12:00 noon, Eastern time, on March 4, 2008 if you wish to tender your certificates. In the event you tender your shares and later decide that you do not want to convert the shares, you will need to make arrangements with Continental Stock Transfer & Trust Company, at 212-845-3287, to withdraw the tender. In order to be effective, withdrawals of previously tendered shares must be completed before the Special Meeting or any adjournments or postponements thereof.

Q.	Is there any change in the expected United States federal income tax consequences to the merger?

A.	No, except that any potential taxable gain to PTI stockholders as a result of the payment of cash as part of the “top-up consideration” has been eliminated as a result of the elimination of the “top-up consideration” concept in the Merger Agreement. Otherwise, for a description of the material federal income tax consequences of the merger, please see the information set forth in the Proxy Statement/Prospectus under “Material United States Federal Income Tax Consequences of the Merger.”

Q.	Is there any change in what happens to Oracle or PTI if the merger is not completed?

A.	No. If the merger is not completed, Oracle will be dissolved and liquidated in accordance with the provisions of Delaware law, as more fully described in the Proxy Statement/Prospectus. If the merger is not completed, PTI will continue to operate as a private company.

Q.	Has there been any change in stockholders’ appraisal or dissenters rights?

A.	No. Oracle’s stockholders still do not have statutory appraisal rights in connection with the merger. However, Oracle stockholders have the right to vote against the merger proposal and demand that in the event that the merger is completed, Oracle convert such stockholder’s shares into a pro rata portion of the funds held in the trust account as described in the Proxy Statement/Prospectus under the heading “The Special Meeting—Conversion Rights.” PTI stockholders who comply with the applicable requirements of Delaware law will continue to be entitled to appraisal rights to receive the statutorily determined “fair value” of their shares of PTI stock, as described in the Proxy Statement/Prospectus.

Q.	What should I do if I have already voted and would like to change my vote prior to the Special Meeting?

A.	You can revise your vote by sending a later-dated, signed proxy card to Oracle prior to the date of the Special Meeting, enter a later-dated vote via the Internet website or telephone number specified on your proxy card or supplied to you by your broker or attend the Special Meeting in person and vote. Your attendance alone will not revoke your proxy. You also may revoke your proxy by sending a notice of revocation to Oracle at the address of Oracle’s corporate headquarters, on or before the date of the Special Meeting or any adjournments or postponements thereof.

Q.	Who can I call if I still have any questions about voting?

A.	If you have any questions or need assistance in voting your shares, you may contact Morrow & Co. LLC, Oracle’s proxy solicitor, at (800) 662-5200.

SUMMARY

This summary highlights the material information from this supplement describing the changes in the Merger Proposal. You should carefully read this entire document, including the annexes hereto, along with the Proxy Statement/Prospectus and the annexes thereto. You should also read the Merger Agreement, as amended, which is attached as Annex A hereto, carefully. It is the legal document that governs the merger and the other transactions contemplated by the Merger Agreement. To the extent that information included in this Supplement is inconsistent with the Proxy Statement/Prospectus, you should rely on the information included in this Supplement and such information shall be deemed to supersede such inconsistent information in the Proxy Statement/Prospectus.

The Merger Consideration

Under the Merger Agreement, as amended, Oracle will issue, or reserve for issuance, to each holder of PTI common stock and options and warrants to purchase PTI capital stock a number of Oracle shares based on the exchange ratio calculated in accordance with the terms of the Merger Agreement. The exchange ratio pursuant to which shares of PTI common stock will be exchanged for shares of Oracle common stock will be equal to the quotient obtained by dividing (a) the sum of (i) $151,087,500 and (ii) the aggregate exercise price of all PTI options and warrants and other stock awards outstanding immediately prior to the effective time, by (b) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger, assuming the conversion and exercise of all outstanding convertible and exercisable securities, by (c) $7.90 per share. Based on the number of outstanding shares of PTI capital stock, and options and warrants to purchase PTI common stock outstanding as of February 22, 2008, we estimate that the exchange ratio will be approximately 0.3441 shares of Oracle common stock per share of PTI common stock. Based on an assumed exchange ratio of 0.3441, Oracle would be obligated to issue an aggregate of approximately 16.5 million shares of Oracle common stock (which includes approximately 1.9 million shares of Oracle common stock to be deposited into escrow at the closing), which is comprised of approximately 1.4 million shares for PTI common stock, approximately 13.3 million shares for the PTI common stock to be issued upon conversion of the Series A1, Series A3 and the Series B preferred shares of PTI immediately prior to the closing of the merger and approximately 1.8 million shares for PTI common stock to be issued upon the conversion of convertible promissory notes of PTI that will be converted immediately prior to the closing of the merger (approximately $9.5 million principal amount of convertible debt, plus accrued interest thereon, will be converted immediately prior to the closing of the merger at an assumed conversion price of approximately $1.90 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $2.72, based on the assumed exchange ratio of 0.3441 shares of Oracle common stock per share of PTI common stock).

Under the Merger Agreement, as amended, Oracle will also assume all outstanding options and warrants to purchase PTI capital stock, and these options and warrants will become exercisable for shares of Oracle common stock. Each PTI option and warrant outstanding at the closing of the merger will become exercisable for a number of Oracle shares equal to the number of shares of PTI common stock into which the security is currently exercisable multiplied by the exchange ratio, and the exercise price per share will be equal to the existing exercise price divided by the exchange ratio. Oracle will reserve approximately 3.7 million additional shares of Oracle common stock for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants. To the extent that outstanding PTI options or warrants are exercised prior to the closing of the merger, the number of shares of Oracle common stock that would be issued at the closing of the merger would increase and the number of the shares of Oracle common stock reserved for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants would decrease by a like amount. Stockholders of Oracle will continue to own their existing shares of Oracle common stock and their existing Oracle warrants and units, as applicable. For a complete description of the post-closing fully diluted capitalization of Oracle please see “Beneficial Ownership of Securities.”

Prior to the negotiation and execution of the Second Amendment, the exchange ratio was equal to the quotient obtained by dividing (a) the sum of (i) $177,750,000 and (ii) the aggregate exercise price of all PTI options and warrants and other stock awards outstanding immediately prior to the effective time, by (b) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger, assuming the conversion and exercise of all outstanding convertible and exercisable securities, by (c) $7.90 per share. Based on the number of outstanding shares of PTI capital stock, and options and warrants to purchase PTI common stock outstanding as of January 23, 2008, we had previously estimated in the Proxy Statement/Prospectus that the exchange ratio would be approximately 0.4072 shares of Oracle common stock per share of PTI common stock. Therefore, the Second Amendment has the effect of reducing the proportionate number of shares to be received in the merger by the PTI securityholders.

Prior to the execution of the Second Amendment, if (a) there had not been a material adverse change of Oracle or the surviving company between the closing of the merger and the date that is 180 days following the closing of the merger that results from an FDA matter or a violation of law or that requires the restatement of financial statements of PTI (prior to the closing) or PTI and Oracle (from and after the closing date) and (b) on the date that was 180 days following the closing of the merger, the average closing sales price per share of Oracle common stock for the preceding seven trading days is less than $7.78 per share, then Oracle would have been required to issue, or reserve for issuance as applicable, additional shares of Oracle common stock, or make a payment in cash (or a combination of cash and additional shares) to the former holders of PTI capital stock, options and warrants, such that the aggregate market value of the cash and/or Oracle common stock issued or reserved for issuance (aggregating the shares issued upon the completion of the merger and at such subsequent date) would be valued at $7.78 per share as of such date. However, the maximum number of additional shares that Oracle would have been required to issue or reserve for issuance pursuant to the preceding sentence was 6,666,667 shares, as reduced to the extent any such amounts owed are paid in cash. As a result of the Second Amendment, this contingent “top-up consideration” has been eliminated.

Under the Merger Agreement, as amended, the former holders of PTI common stock, options or warrants receiving shares of Oracle common stock will continue to have the right to receive their pro rata portion of a contingent payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves (i) trailing 12 month net revenues of at least $7 million from the sale of services or products for use in connection with non-gynecologic cancers, (ii) trailing 12 month net revenues of at least $40 million from the sale of services or products for any use or (iii) cumulative aggregate net revenues of at least $10 million from the sale of services or products for use in connection with non-gynecologic cancers. The calculation period to earn 100% of the 4,250,000 shares will end on June 30, 2010. In the event that none of these milestones are achieved by June 30, 2010 but any is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options or warrants will have the right to receive a pro rata portion of such contingent payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock. The Merger Agreement provides that the milestones will be calculated without giving effect to any acquisitions following the effective time of the merger. Any shares of Oracle common stock that would otherwise be reserved for issuance in accordance with this paragraph to holders of options and warrants that expire or are forfeited between the closing of the merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

In the event that the maximum number of shares of Oracle common stock are issued under the Merger Agreement, as amended, including the maximum issuance of all contingent consideration and the exercise of all currently outstanding PTI options and warrants as of February 22, 2008, Oracle would issue approximately 24.5 million shares, which shares had a market value of approximately $193.6 million as of February 22, 2008, based on the closing price of Oracle common stock on that date of $7.90 per share. The actual number of shares of Oracle common stock to be issued and reserved for issuance in the merger may change prior to the closing of the merger as of result of changes in the number of outstanding shares of PTI common stock and options and warrants to purchase PTI common stock, and the market value of such shares may change as a result of trading activity and fluctuations in Oracle’s stock price.

It is expected that holders of PTI common stock (including shares issuable upon conversion of the outstanding PTI preferred stock and convertible promissory notes) will hold approximately 49.4% of the outstanding shares of Oracle common stock immediately following the closing of the merger, based on the relative numbers of shares of Oracle and PTI capital stock outstanding as of February 22, 2008, and assuming that none of Oracle’s stockholders exercise their conversion rights and that none of Oracle’s outstanding warrants are exercised. If the merger is completed and any of Oracle’s stockholders exercise their conversion rights, this percentage will increase. Assuming 19.99% of Oracle’s stockholders exercise their conversion rights, we expect that holders of PTI common stock would hold approximately 54.2% of the outstanding shares of Oracle common stock immediately following the closing of the merger. The foregoing calculations also do not include any contingent merger consideration that may be issued pursuant to the Merger Agreement to the former PTI securityholders upon the achievement of the milestones described above. If any such shares are issued, it would increase the percentage of the outstanding shares of Oracle common stock held by the current stockholders of PTI.

Of the shares of Oracle common stock anticipated to be issued in the merger, 1,912,500 of these shares will be placed into escrow to satisfy any indemnification claims that may be asserted by Oracle. Following the resolution of any claims for indemnification asserted by Oracle, the balance of any shares remaining in escrow will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the merger, on the first anniversary of the closing date of the merger.

The Merger Agreement, as amended to date, which is included as Annex A to this document, is incorporated by reference into this Supplement. We encourage you to read the Merger Agreement, as amended, in its entirety. See “The Merger Agreement.”

Oracle Initial Stockholder Shares

At the close of business on the record date, the directors and executive officers of Oracle and Oracle’s other stockholders prior to its initial public offering of securities (collectively, the “Oracle Founders”) were entitled to vote approximately 3,750,000 shares of Oracle common stock that had a market value of $29.6 million based on Oracle’s closing common stock price of $7.90 per share as of February 22, 2008. These shares were purchased for an aggregate of $31,250. The total of these shares represented approximately 20% of Oracle’s issued and outstanding common stock as of the record date. In connection with its initial public offering, the holders of these shares entered into letter agreements with Oracle, pursuant to which they each agreed to vote all of the shares of Oracle common stock owned by them, including any shares of Oracle common stock purchased prior to, in or following the initial public offering, in favor of the merger proposal in the same manner as how a majority of the shares of common stock held by all other Oracle stockholders are voted on the merger proposal. While Oracle’s initial stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon Oracle’s failure to consummate a business combination solely with respect to the shares of common stock owned by them immediately prior to Oracle’s initial public offering, they will participate in any liquidation distribution with respect to any shares of common stock purchased in or following the initial public offering.

Pursuant to the Second Amendment to the Merger Agreement, each of the Oracle Founders who acquired shares prior to Oracle’s initial public offering (the “Oracle Initial Stockholders”) has agreed to have 50% of their shares redeemed by Oracle for a per share price equal to their original purchase price of $0.0083 per share. This will have the effect of reducing the number of shares held by such stockholders from 3,750,000 shares to 1,875,000 shares. The redemption agreement is included as Annex C to this Supplement. The redemption is expected to take place concurrently with the closing of the merger, and the Oracle Initial Stockholders will still vote all of the shares of Oracle common stock owned by them, including any shares of Oracle common stock purchased prior to, in or following the initial public offering, in favor of the merger proposal in the same manner as how a majority of the shares of common stock held by all other Oracle stockholders are voted on the merger proposal. The 1,875,000 shares to be retained by the Oracle Initial Stockholders following this redemption had a market value of $14.8 million based on Oracle’s closing common stock price of $7.90 per share as of February 22, 2008.

As of February 22, 2008, none of the officers or directors of Oracle had acquired additional shares of common stock in or subsequent to the initial public offering, although they may acquire shares prior to completion of the merger. They have also indicated that they intend to vote their shares in favor of each of the other proposals to be acted upon at the Special Meeting.

Opinion of Duff & Phelps

On November 29, 2007, Oracle engaged Duff & Phelps for the purpose of providing an opinion to Oracle’s board of directors as to (i) the fairness, from a financial point of view, to the holders of Oracle’s common stock of the consideration to be paid by Oracle in the merger, and (ii) PTI having a fair market value equal to at least 80% of Oracle’s net assets. On December 3, 2007, Duff & Phelps rendered its oral opinion to Oracle’s board of directors, which was subsequently confirmed in a written opinion dated December 3, 2007, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of December 3, 2007, (i) the proposed consideration to be paid by Oracle in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) the fair market value of PTI is equal to at least 80% of Oracle’s net assets. In light of each amendment to the Merger Agreement, Oracle’s board of directors asked Duff & Phelps to confirm its opinion as to (i) the fairness, from a financial point of view, to the holders of Oracle’s common stock of the consideration to be paid by Oracle in the merger, and (ii) PTI having a fair market value equal to at least 80% of Oracle’s net assets. In response, on January 24, 2008 and February 25, 2008, respectively, Duff & Phelps rendered its oral opinions to Oracle’s board of directors, which were subsequently confirmed in written opinions dated January 24, 2008 and February 25, 2008, respectively, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of the dates of such opinions, taking into account the amendments to the Merger Agreement, (i) the proposed consideration to be paid by Oracle in the merger pursuant to the Merger Agreement, as amended, was fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets. Please see Annexes F and G to the Proxy Statement/Prospectus and Annex B hereto, which contain copies of Duff & Phelps’ written opinions. As compensation for its services, Oracle paid to Duff & Phelps an initial non-refundable retainer of $100,000. If the merger is consummated, Oracle must pay to Duff & Phelps an additional $150,000.

Oracle’s Board of Directors’ Recommendation

After careful consideration, Oracle’s board of directors (other than Mr. Johnson, who is currently a director of both Oracle and PTI) has determined that the revised merger proposal is fair to, and in the best interests of, Oracle and its stockholders. Oracle’s board has approved and declared advisable the Merger Agreement, as amended to date, and the transactions contemplated by the Merger Agreement and recommends that you vote or instruct your vote to be cast “FOR” the adoption of the Merger Agreement.

Stock Ownership

Based solely upon information contained in public filings made pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, as of February 22, 2008, the following stockholders beneficially owned greater than five percent of Oracle’s issued and outstanding common stock:

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Joel D. Liffmann and JDL OHAC LLC collectively beneficially owned 937,500 shares of Oracle common stock, representing approximately 5.0% of the shares of Oracle common stock outstanding on the record date. The shares of Oracle common stock held by Mr. Liffmann and JDL OHAC LLC were issued prior to Oracle’s initial public offering. Mr. Liffmann, Oracle’s President and Chief Operating Officer and a director of Oracle, is the managing member of JDL OHAC LLC and may be deemed to beneficially own the shares owned by it. After the redemption of 50% of these shares by Oracle upon completion of the merger as contemplated by the Second Amendment, Joel D. Liffmann and JDL

OHAC LLC will collectively beneficially own 468,750 shares of Oracle common stock, representing approximately 2.8% of the shares of Oracle common stock that would have been outstanding on the record date after giving effect to the redemption of the Oracle Initial Stockholders’ shares described above.

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Larry N. Feinberg, LNF OHAC LLC and Oracle Healthcare Holding LLC collectively beneficially owned 2,374,999 shares of Oracle common stock, representing approximately 12.7% of the shares of Oracle common stock outstanding on the record date. Mr. Feinberg, the chairman of the board of directors of Oracle, is the managing member of each of LNF OHAC LLC and Oracle Healthcare Holding LLC and may be deemed to beneficially own the shares owned by them. After the redemption of 50% of these shares by Oracle upon completion of the merger as contemplated by the Second Amendment, Larry N. Feinberg, LNF OHAC LLC and Oracle Healthcare Holding LLC will collectively beneficially own 1,187,500 shares of Oracle common stock, representing approximately 7.0% of the shares of Oracle common stock outstanding on the record date that would have been outstanding on the record date after giving effect to the redemption of the Oracle Initial Stockholders’ shares described above.

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According to the Schedule 13G/A filed February 14, 2008, Jonathan M. Glaser, JMG Capital Management, Inc., JMG Capital Management, LLC, Daniel Albert David, Roger Richter, Pacific Assets Management, LLC and Pacific Capital Management, Inc. collectively beneficially owned 1,543,641 shares of Oracle common stock, representing approximately 8.2% of the shares of Oracle common stock outstanding on the record date.

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According to the Schedule 13G/A filed February 12, 2008, The Baupost Group, L.L.C. beneficially owned 1,106,300 shares of Oracle common stock, representing approximately 5.9% of the shares of Oracle common stock outstanding on the record date.

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According to the Schedule 13G filed October 25, 2006, by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Philip Gross and Robert Atchinson collectively beneficially owned 987,500 shares of Oracle common stock, representing approximately 5.3% of the shares of Oracle common stock outstanding on the record date.

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According to the Schedule 13G/A filed January 28, 2008, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn collectively beneficially owned 1,461,500 shares of Oracle common stock, representing approximately 7.8% of the shares of Oracle common stock outstanding on the record date.

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According to the Schedule 13G/A filed February 8, 2008, HBK Investments, L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. collectively beneficially owned 1,372,764 shares of Oracle common stock, representing 7.3% of the shares of Oracle common stock outstanding on the record date.

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According to the Schedule 13G/A filed February 12, 2008, Andrew M. Weiss, Ph.D., Weiss Asset Management, LLC and Weiss Capital, LLC collectively beneficially owned 1,258,367 shares of Oracle common stock, representing approximately 6.7% of the shares of Oracle common stock outstanding on the record date.

Interests of Oracle and PTI Directors and Officers in the Merger

The interests of the directors and officers of Oracle and PTI were fully disclosed in the Proxy Statement/Prospectus. However, you should note that as a result of the Second Amendment to the Merger Agreement, the Oracle Founders will hold 1,875,000 shares, rather than 3,750,000 shares, if the merger is completed, assuming that such directors and executive officers do not purchase any additional shares of Oracle common stock. Such shares had a market value of $14.8 million based on Oracle’s closing common stock price of $7.90 per share as of February 22, 2008.

Indemnification and Merger Escrow Agreement

The terms of the Merger Agreement involving indemnification and escrow have not changed from the terms described in the Proxy Statement/Prospectus, except that, consistent with the 15% reduced valuation of PTI, 15% fewer shares (1,912,500 shares, as opposed to 2,250,000 shares) will be placed into escrow at the closing of the merger.

RISK FACTORS

You should carefully consider the risk factors set forth in the Proxy Statement/Prospectus, together with all of the other information included in the Proxy Statement/Prospectus and this Supplement, before you decide how to vote or instruct your vote to be cast. The risk factors set forth below have changed from the corresponding risk factors contained in the Proxy Statement/Prospectus as a result of the Second Amendment to the Merger Agreement.

The combined company’s working capital could be reduced, and Oracle stockholders could own less than 45.8% of the combined company’s outstanding common stock, if Oracle stockholders exercise their right to convert their shares into cash.

Pursuant to Oracle’s Amended and Restated Certificate of Incorporation, holders of shares issued in Oracle’s initial public offering may vote against the merger and demand that Oracle convert their shares into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on such pro rata share (net of taxes payable). Oracle and PTI will not complete the merger if holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering exercise these conversion rights. To the extent the merger is completed and holders of less than 20% of the shares of Oracle’s common stock issued in its initial public offering have properly demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger and a reduction in the aggregate percentage of Oracle that is owned after the merger by Oracle’s stockholders immediately prior to the merger. As of February 22, 2008, assuming the merger proposal is approved, the maximum amount of funds that could be disbursed to Oracle’s stockholders upon the exercise of the conversion rights (excluding deductions for tax payments) without implicating the ability to complete the merger will be approximately $24.0 million, or approximately 19.99% of the funds currently held in trust. If the maximum amount of funds were disbursed, the percentage of the combined company’s outstanding common stock that would be owned by existing Oracle stockholders who did not exercise their conversion right would be approximately 45.8% (representing an increase from 45.3% as reflected in the Proxy Statement/Prospectus), based on the relative numbers of shares outstanding of Oracle common stock and PTI common stock as of February 22, 2008 and the assumed exchange ratio in the merger of 0.3441.

Pursuant to the terms of the Merger Agreement, a substantial number of shares will be issued upon, and will be potentially issuable after, the consummation of the merger, which will result in significant dilution to the holders of Oracle’s outstanding common stock immediately prior to the merger.

As of February 22, 2008, 18,750,000 shares of Oracle common stock were outstanding. Concurrently with the closing of the merger, Oracle and its initial stockholders have agreed to have Oracle redeem 1,875,000 shares of common stock held by such initial stockholders. Upon the consummation of the merger, based upon the assumed exchange ratio as of February 22, 2008, Oracle will issue approximately 16.5 million shares, and reserve for issuance approximately 3.7 million additional shares, of its common stock at the closing. Assuming that, prior to the consummation of the merger, no additional shares of Oracle common stock are issued and none of Oracle’s stockholders exercise their conversion rights and that none of Oracle’s or PTI’s outstanding options or warrants are exercised, upon such consummation, Oracle’s stockholders are expected to own approximately 50.6% of the then outstanding shares of Oracle common stock (representing an increase from 49.6% as reflected in the Proxy Statement/Prospectus); however, if 19.99% of Oracle’s stockholders exercise their conversion rights, we expect Oracle’s stockholders to hold approximately 45.8% of the shares of Oracle common stock outstanding immediately following the closing of the merger (representing an increase from 45.3% as reflected in the Proxy Statement/Prospectus).

Under the Merger Agreement, the former holders of PTI common stock, options or warrants receiving shares (or the right to receive shares) of Oracle common stock as a result of the merger will also have the right to receive their pro-rata portion of an earn-out payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves certain revenue milestones described in the Merger Agreement on or before June 30, 2010. In the event that a milestone is not achieved by June 30, 2010 but is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options or warrants will have the right to receive a pro-rata portion of such earn-out payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock. Assuming that Oracle issues all 4,250,000 shares potentially issuable under the Merger Agreement as earn-out consideration, and that, prior to such issuance of the earn-out shares, no shares of Oracle common stock are issued other than those issued upon the closing of the merger and none of Oracle’s stockholders exercise their conversion rights and that none of Oracle’s or PTI’s outstanding options or warrants are exercised, expired or forfeited, upon such issuance, Oracle’s stockholders would own approximately 44.9% of the then outstanding shares of Oracle common stock (representing an increase from 38.5% as reflected in the Proxy Statement/Prospectus, which amount had contemplated the full payment of the top-up consideration and the earn-out), and, if 19.99% of Oracle’s stockholders exercise their conversion rights, Oracle’s stockholders would hold approximately 40.1% of the shares of Oracle common stock outstanding immediately following such issuance of earn-out shares (representing an increase from 34.5% as reflected in the Proxy Statement/Prospectus, which amount had contemplated the full payment of the top-up consideration and the earn-out).

A substantial number of Oracle’s shares will become eligible for future resale in the public market after the merger which could result in dilution and have an adverse effect on the market price of those shares.

If the merger is completed, warrants to purchase 15,000,000 shares of common stock issued in connection with the Oracle initial public offering and warrants to purchase 833,334 shares of Oracle common stock issued in a private placement to certain of Oracle’s founding stockholders immediately prior to Oracle’s initial public offering will become exercisable on the date the merger is completed. Additionally, if the merger is completed, it is currently estimated that approximately 20.2 million shares of Oracle common stock will be issued, or reserved for issuance, to the holders of PTI capital stock, options and warrants at the closing of the merger.

Substantially all of these shares will be eligible for resale upon issuance, subject to potential volume and other limitations under applicable securities laws. Additionally, it is expected that former significant stockholders of PTI will have the right, in certain circumstances and subject to certain conditions, to require Oracle to file a registration statement covering the resale of the shares that they receive in the merger, which would permit these shares to be resold without restriction. In addition, each of Oracle’s founding stockholders who purchased shares of common stock from Oracle prior to its initial public offering has the right, in certain circumstances and subject to certain conditions, to require Oracle to file a registration statement covering the resale of such shares of common stock and, as applicable in certain circumstances, the founding director warrants and the common stock underlying such warrants held by such persons. Consequently, at various times after completion of the merger, a substantial number of additional shares of Oracle common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants. Notwithstanding the foregoing, the shares of Oracle common stock held by Oracle’s founding stockholders (other than the shares of Oracle common stock issuable upon exercise of the founding director warrants or shares of Oracle common stock purchased following the announcement of the merger) are subject to escrow agreements and will not be released from escrow until the earliest of (i) March 2, 2009, (ii) Oracle’s liquidation (in which case they will have no value) and (iii) the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Oracle’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent Oracle’s initial business combination, if any, with a target business. Additionally, the SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act of 1933, as amended (the “Securities Act”), when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering or in accordance with the terms of Rule 144 under the Securities Act.

The amount of stock held by executive officers, directors and other affiliates following the merger may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Upon consummation of the merger, executive officers, directors and affiliates of the combined company will beneficially own approximately 40% of the combined company’s common stock (representing a decline from approximately 44% as reflected in the Proxy Statement/Prospectus). These stockholders can have a substantial influence on all matters requiring approval by stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or discouraging a potential acquirer from attempting to obtain control of the combined company, which in turn could have a material adverse effect on the market price of the common stock or prevent stockholders from realizing a premium over the market price for their shares of common stock.

REVISED SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The merger will be accounted for as a reverse acquisition application of the equity recapitalization method of accounting. Accordingly, although the merger is structured such that PTI will become a wholly-owned subsidiary of Oracle at closing, PTI will be treated as the acquirer for accounting and financial reporting purposes. The assets and liabilities of Oracle will be recorded, as of completion of the merger, at their respective historical cost, which is considered to be the equivalent of fair value and added to those of PTI. For a more detailed description of purchase accounting, see the Proxy Statement/Prospectus under the heading “The Merger Proposal—Anticipated Accounting Treatment.”

We have presented below selected unaudited pro forma combined financial information that reflects the equity recapitalization method of accounting and is intended to aid you in analyzing what the combined company’s business might have looked like had PTI and Oracle actually combined for the periods indicated. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the merger. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. This information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this Supplement. The following selected unaudited pro forma combined financial information has been revised to give effect to the revised terms of the Merger Agreement resulting from the Second Amendment and should be considered in place of the information included in the Proxy Statement/Prospectus under the heading “Selected Unaudited Pro Forma Combined Financial Information.”

The selected unaudited pro forma combined financial data as of September 30, 2007 and for the nine months ended September 30, 2007 and the year ended December 31, 2006 is based on estimates and assumptions that are preliminary and shows the scenario where there is maximum approval and where there is minimal approval by Oracle’s stockholders. The data is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations or financial condition of PTI that would have been reported had the proposed merger been completed as of the date presented, and should not be taken as representative of future combined results of operations or financial condition of PTI.

Selected Unaudited Pro Forma Combined Statement of Operations Data

	For the Nine Months Ended September 30, 2007		For the Twelve Months Ended December 31, 2006
	Assuming Maximum Approval(1)	Assuming Minimum Approval(2)	Assuming Maximum Approval(1)	Assuming Minimum Approval(2)
	(In thousands, except shares and per share data)
Net revenue	$1,671	$1,671	$846	$846
Loss from operations	(10,102)	(10,102)	(9,851)	(9,851)
Interest and other income	5,292	5,292	5,527	5,527
Unrealized gain from warrant liability	12,033	12,033	4,275	4,275
Net income (loss)	6,354	6,354	(723)	(723)
Net income (loss) per share—basic	0.19	0.21	(0.02)	(0.03)
Net income (loss) per share—diluted	0.16	0.18	(0.02)	(0.03)
Shares used—basic	33,139,527	30,139,528	30,378,154	27,920,621
Shares used—diluted	38,693,639	35,693,640	30,378,154	27,920,621

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

	September 30, 2007
	Assuming Maximum Approval(1)	Assuming Minimum Approval(2)
	(In thousands)
Cash and cash equivalents	$128,762	$105,363
Working capital	122,698	99,299
Total assets	134,322	110,923
Long-term obligations (less current portion)	3,339	3,339
Total liabilities	10,834	10,834
Stockholders’ equity	123,488	100,089

Notes:

(1)	Assumes that no Oracle stockholders convert their shares of Oracle common stock into their pro rata share of the trust account.

(2)	Assumes that 19.99% of the issued and outstanding shares of Oracle common stock were voted against the merger and that the holders of such shares of Oracle common stock properly elected to convert such shares of common stock into a pro rata share of the amount held in the trust account (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on their pro rata share (net of taxes payable).

REVISED PRO FORMA COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected unaudited pro forma combined per share information after giving effect to the merger between PTI and Oracle, under the reverse acquisition application of the equity recapitalization method of accounting, assuming a maximum level and a minimum level of approval by Oracle stockholders. The unaudited pro forma combined per share information has been revised to give effect to the revised terms of the Merger Agreement resulting from the Second Amendment and should be considered in place of the information included in the Proxy Statement/Prospectus under the heading “Pro Forma Comparative Per Share Information.” This information is derived from, and should be read in conjunction with, the Revised Unaudited Pro Forma Combined Financial Statements and related notes included elsewhere in this Supplement.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of PTI and Oracle would have been had the companies been combined as of the date indicated or to project PTI and Oracle’s results of operations that may be achieved after the merger.

			Assuming Maximum Approval		Assuming Minimum Approval
	Oracle Historical	PTI Historical	PTI Equivalent Pro Forma(1)	Combined Pro forma(2)(3)	PTI Equivalent Pro Forma(1)	Combined Pro forma(2)(3)
	(in thousands, except share and per share amounts)
Nine Months ended September 30, 2007:
Net income (loss) per share—basic	$0.78	$(2.65)	$0.07	$0.19	$0.07	$0.21
Net income (loss) per share—diluted	$0.66	$(2.65)	$0.06	$0.16	$0.06	$0.18
Weighted average number of shares outstanding
Basic	18,750,000	3,784,522		33,139,527		30,139,528
Diluted	22,192,449	3,784,522		38,693,639		35,693,640
Year ended December 31, 2006:
Net income (loss) per share—basic	$0.43	$(2.30)	$(0.01)	$(0.02)	$(0.01)	$(0.03)
Net income (loss) per share—diluted	$0.36	$(2.30)	$(0.01)	$(0.02)	$(0.01)	$(0.03)
Weighted average number of shares outstanding
Basic	16,004,098	3,761,425		30,378,154		27,920,621
Diluted	19,031,708	3,761,425		30,378,154		27,920,621
Book value per share at September 30, 2007:
Net assets	$90,446	$4,436		$123,488		$100,089
Shares outstanding—basic	18,750,000	3,890,973		33,176,157		30,176,158
Book value per share	$4.82	$1.14	$1.28	$3.72	$1.14	$3.32

(1)	The PTI equivalent per share amounts represent the pro forma per share amounts attributable to each share of PTI common stock to be converted in the merger. The PTI equivalent pro forma amounts are computed by multiplying the combined pro forma amounts by 0.3441, the assumed exchange ratio.

(2)	Combined pro forma net income (loss) per share and weighted average number of shares outstanding used for purposes of calculating net income (loss) per share, for each period presented, are based on the weighted average number of shares of Oracle and PTI common stock outstanding during the relevant period, reflect accrued interest on the PTI convertible promissory notes through September 30, 2007 and assume conversion of the PTI convertible promissory notes at a conversion price of $1.90 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of $2.72, based on the assumed exchange ratio of 0.3441 shares of Oracle common stock per share of PTI common stock.

(3)	Combined pro forma book value per share and shares outstanding—basic used for purposes of calculating book value per share are based on the number of outstanding shares of Oracle and PTI common stock as of September 30, 2007, reflect accrued interest on the PTI convertible promissory notes through September 30, 2007 and assume conversion of the PTI convertible promissory notes at a conversion price of $1.90 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of $2.72, based on the assumed exchange ratio of 0.3441 shares of Oracle common stock per share of PTI common stock.

THE MERGER PROPOSAL

The discussion in this Supplement updates certain information contained in the Proxy Statement/Prospectus under the heading “The Merger Proposal,” and to the extent there is any conflict between the description in this Supplement and the description of the Merger Proposal in the Proxy Statement/Prospectus, you should rely on the information contained in this Supplement, which shall be deemed to supersede any inconsistent information in the Proxy Statement/Prospectus. This discussion of the merger and the principal terms of the Merger Agreement, as amended, by and among Oracle, Merger Sub and PTI is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement, as amended to date, is attached as Annex A to this Supplement and is incorporated herein by reference. We urge you to read the Merger Agreement, as amended, in its entirety.

General Description of the Merger

As described in the Proxy Statement/Prospectus, the Merger Agreement provides for the merger of PTI Acquisition Sub, Inc., or Merger Sub, with and into PTI. Following consummation of the merger, PTI will continue as the surviving company of the merger and a wholly-owned subsidiary of Oracle, following which Oracle will change its name to Precision Therapeutics Corp. Following the consummation of the merger, the separate corporate existence of Merger Sub will cease.

Under the Merger Agreement, as amended, Oracle will issue, or reserve for issuance, to each holder of PTI common stock a number of shares of Oracle common stock based on the exchange ratio calculated in accordance with the terms of the Merger Agreement. The exchange ratio pursuant to which shares of PTI common stock will be exchanged for shares of Oracle common stock will be equal to the quotient obtained by dividing (a) the sum of (i) $151,087,500 and (ii) the aggregate exercise price of all PTI options and warrants and other stock awards outstanding immediately prior to the effective time, by (b) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger, assuming the conversion and exercise of all outstanding convertible and exercisable securities, by (c) $7.90 per share. Based on the number of outstanding shares of PTI capital stock, and outstanding options and warrants to purchase PTI common stock, as of February 22, 2008, we estimate that the exchange ratio will be approximately 0.3441 shares of Oracle common stock per share of PTI common stock.

Of the shares of Oracle common stock anticipated to be issued in connection with the closing of the merger, 1,912,500 of these shares would be placed into escrow to satisfy any indemnification claims that may be asserted by Oracle. Any remaining Escrow Shares, as defined in the Merger Agreement, that have not been used to satisfy indemnification claims (or are not reserved in respect of pending claims) by Oracle will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the merger, on the first anniversary of the closing date of the merger. Any remaining Escrow Shares subject to pending claims on the anniversary date will remain in escrow pending resolution of such claim.

Under the Merger Agreement, Oracle will also assume all outstanding options and warrants to purchase PTI capital stock, and these options and warrants will become exercisable for shares of Oracle common stock. Each PTI option and warrant outstanding at the closing of the merger will become exercisable for a number of Oracle shares equal to the number of shares of PTI common stock into which the security is currently exercisable, multiplied by the exchange ratio, and the exercise price per share will be equal to the existing exercise price divided by the exchange ratio. To the extent that outstanding PTI options or warrants are exercised prior to the closing of the merger, the number of shares of Oracle common stock that would be issued at the closing of the merger would increase and the number of the shares of Oracle common stock reserved for future issuance in connection with Oracle’s assumption of PTI’s outstanding options and warrants would decrease by a like amount. Stockholders of Oracle will continue to own their existing shares of Oracle common stock and their existing Oracle warrants and units, as applicable. For a complete description of the post-closing fully diluted capitalization of Oracle please see “Beneficial Ownership of Securities.”

In addition, under the Merger Agreement, as amended, the former holders of PTI common stock, options or warrants receiving shares of Oracle common stock will have the right to receive their pro rata portion of a contingent payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves (i) trailing 12 month net revenues of at least $7 million from the sale of services or products for use in connection with non-gynecologic cancers, (ii) trailing 12 month net revenues of at least $40 million from the sale of services or products for any use or (iii) cumulative aggregate net revenues of at least $10 million from the sale of services or products for use in connection with non-gynecologic cancers. The calculation period to earn 100% of the 4,250,000 shares will end on June 30, 2010. In the event that none of these milestones are achieved by June 30, 2010 but any is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options and warrants will have the right to receive a pro rata portion of such contingent payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock. The Merger Agreement provides that the milestones will be calculated without giving effect to any acquisitions following the effective time of the merger. Any shares of Oracle common stock that would otherwise be reserved for issuance in accordance with this paragraph to holders of options and warrants that expire or are forfeited between the closing of the merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

Example of Calculation of Exchange Ratio and Number of

Oracle Shares to be Issued/Reserved for Issuance

Share Multiplication Factor	19,125,000
Multiplied by: Parent Common Stock Price (as defined below)	$7.90
$151,087,500

Plus: Aggregate exercise price of outstanding PTI options and warrants(1)	$8,415,136
$159,502,636

Divided by: Total number of fully-diluted PTI shares including outstanding options and warrants and convertible promissory notes, including accrued interest(1)	58,677,078
Exchange ratio factor	$2.7183

Divided by: Parent Common Stock Price(2)	$7.90

Exchange Ratio	0.3441
Multiplied by: Total number of outstanding PTI shares, options and warrants(1)	58,677,078
Total number of Oracle shares to be issued/reserved for issuance on the closing of the merger	20,190,783

(1)	Total number of fully-diluted PTI shares is based on outstanding shares, options and warrants as of February 22, 2008, reflects estimated interest on the PTI convertible promissory notes through March 1, 2008, and assumes conversion of the PTI convertible promissory note at a conversion price of $1.90 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of $2.72, based on the assumed exchange ratio of 0.3441 shares of Oracle common stock per share of PTI common stock.

(2)	“Parent Common Stock Price” has been fixed in the Merger Agreement, as amended, to be $7.90.

Example of Calculation of Shares Issued/Reserved for Issuance Using Conversion Ratio

	PTI Shares(1)	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common stock	4,123,825	0.3441	1,419,008
Preferred Series A1	15,591,744	0.3441	5,365,119
Preferred Series A3	4,669,858	0.3441	1,606,898
Preferred Series B	18,181,818	0.3441	6,256,364
Convertible debt (converted immediately prior to closing of merger)(2)	5,229,158	0.3441	1,799,353
Options	8,546,653	0.3441	2,940,903
Warrants	2,334,022	0.3441	803,137

Total	58,677,078	0.3441	20,190,783
Oracle Shares Outstanding			16,875,000

Total Shares Issued (or reserved)			37,065,783

(1)	Reflects outstanding shares, options and warrants as of February 22, 2008.

(2)	Includes estimated interest through March 1, 2008. Assumes conversion at a conversion price of approximately $1.90 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $2.72, based on the assumed exchange ratio of 0.3441 shares of Oracle common stock per share of PTI common stock.

The foregoing examples are provided to illustrate the calculation and application of the exchange ratio based on the assumptions described above, and do not represent an estimate of the exchange ratio. The actual exchange ratio will be determined based on the actual values for the variables described above, which may vary materially from the assumptions used in this example.

Background of the Merger

As described in the Proxy Statement/Prospectus, the terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Oracle and PTI over an extended period of time. The background of the merger through January 31, 2008 is described in the Proxy Statement/Prospectus.

On February 1, 2008, Oracle and Piper Jaffray & Co. entered into an engagement letter pursuant to which Piper Jaffray agreed to provide certain services in connection with the merger. The services included the identification of potential new investors in issued and outstanding shares of Oracle’s common stock, the coordination of meetings with potential investors, the preparation of management presentation materials, assistance in preparing for due diligence reviews by potential investors and the execution, as agent, of purchases by investors, and related sales, of outstanding Oracle common stock. Under this engagement, Oracle has agreed to pay Piper Jaffray fees equal to $750,000 upon the closing of the merger, if it occurs. Oracle will also reimburse Piper Jaffray for its reasonable and documented out-of-pocket expenses, including reasonable fees and disbursements of counsel, and reasonable allocation of database, courier and communication costs, whether or not the merger is successfully closed.

Between February 6, 2008 and February 20, 2008, Oracle, with the assistance of Piper Jaffray, held meetings with potential new investors.

During mid-February, Joel D. Liffman, Oracle’s chief operating officer, and Sean C. McDonald, PTI’s chief executive officer, discussed the possibility of restructuring the merger in light of declines in the stock market since December 2007 and feedback from meetings with potential new investors. With the assistance of

Piper Jaffray, Mr. McDonald and Mr. Liffmann developed the general framework to restructure the merger, which provided for a 15% reduction in PTI’s valuation for purposes of calculating the exchange ratio, and a corresponding 15% decrease in the number of escrowed shares, the elimination of the “top-up consideration” and the requirement that 50% of the shares of Oracle common stock acquired by the Oracle Initial Stockholders prior to Oracle’s initial public offering would be redeemed concurrently with the completion of the merger.

On February 22, 2008, the PTI board of directors convened a telephonic meeting to describe the terms of the proposed amendment. Several of the major stockholders of PTI were also present. Mr. McDonald updated the board on the discussions with Oracle. After a full discussion, the board authorized Mr. McDonald to continue negotiating with Oracle and approved the general terms of the amendment, including a 15% reduction in PTI’s valuation for purposes of calculating the exchange ratio, and a corresponding 15% decrease in the number of escrowed shares, the elimination of the top-up consideration and the requirement that 50% of the shares of Oracle common stock acquired by the Oracle Initial Stockholders prior to Oracle’s initial public offering would be redeemed upon completion of the merger. Later that day, representatives of Cooley Godward Kronish LLP, counsel to PTI, and Willkie Farr & Gallagher, counsel to Oracle, held a telephonic meeting to discuss the proposed revisions and the timing of filing and mailing this Supplement, and delaying the Oracle stockholder meeting in order to provide Oracle stockholders sufficient time to assess the revised terms of the merger prior to the Oracle stockholder meeting.

On February 25, 2008, the boards of directors of each of PTI and Oracle formally approved the Second Amendment, and it was executed by the parties to the Merger Agreement. Later that day, the Second Amendment was approved by the requisite stockholders of PTI acting by written consent in lieu of a meeting.

On February 25, 2008, in connection with the Second Amendment, the board of directors of Oracle also approved the redemption by Oracle, concurrently with the completion of the merger, from each of the Oracle Initial Stockholders of 50% of the shares of Oracle common stock acquired by such Oracle Initial Stockholder prior to Oracle’s initial public offering. Oracle and each Oracle Initial Stockholder executed a redemption agreement (the “Redemption Agreement”), dated as of February 25, 2008, pursuant to which each such holder agreed to sell, and Oracle agreed to purchase and redeem, 50% of each such holder’s shares of Oracle common stock acquired by such holder prior to Oracle’s initial public offering at a purchase price of $0.0083 per share concurrently with the completion of the merger.

Recommendation of Oracle’s Board of Directors

After careful consideration, based on the totality of the information reviewed, including the factors set out in the Proxy Statement/Prospectus (as modified by this Supplement), the Oracle board of directors determined the merger is fair to and in the best interests of Oracle and its stockholders and recommended that the Oracle stockholders approve the revised merger proposal as described in this Supplement.

Opinion of Duff & Phelps

Oracle engaged Duff & Phelps to render an opinion to its board of directors as to (i) the fairness, from a financial point of view, to the holders of Oracle’s common stock of the consideration to be paid by Oracle in the merger and (ii) PTI having a fair market value equal to at least 80% of Oracle’s net assets . Oracle selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation, investment banking services and consulting services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions, and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

On December 3, 2007, Duff & Phelps rendered its oral opinion to Oracle’s board of directors, which was subsequently confirmed in a written opinion dated December 3, 2007, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of December 3, 2007, (i) the proposed consideration to be paid by Oracle in the merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) the fair market value of PTI is equal to at least 80% of Oracle’s net assets.

In light of the amendments to the Merger Agreement, Oracle’s board of directors asked Duff & Phelps to confirm its opinion as to (i) the fairness, from a financial point of view, to the holders of Oracle’s common stock of the consideration to be paid by Oracle in the merger, and (ii) PTI having a fair market value equal to at least 80% of Oracle’s net assets.

In response, on January 24, 2008 and February 25, 2008, Duff & Phelps rendered its oral opinions to Oracle’s board of directors, which were subsequently confirmed in written opinions dated January 24, 2008 and February 25, 2008, respectively, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of the dates of such opinions, taking into account the amendments to the Merger Agreement, (i) the proposed consideration to be paid by Oracle in the merger pursuant to the Merger Agreement, as amended, was fair, from a financial point of view, to the holders of Oracle’s common stock, and (ii) PTI has a fair market value equal to at least 80% of Oracle’s net assets.

In rendering its January 24, 2008 and February 25, 2008 opinions, Duff & Phelps reaffirmed its previous analyses, as described in more detail in the Proxy Statement/Prospectus, in light of the amendments to the Merger Agreement, which, among other things, had the effects of fixing the per share price and reducing the total consideration payable to the former securityholders of PTI, and determined that such amendments did not have any material impact on the matters set forth in its opinion.

The full written opinions of Duff & Phelps, which set forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinions, are attached as Annex F and Annex G to the Proxy Statement/Prospectus and Annex B to this Supplement. Stockholders are urged to read the opinions carefully and in their entirety.

The Duff & Phelps opinions are directed to Oracle’s board of directors and address only (i) the fairness to Oracle’s common stockholders, from a financial point of view, of the consideration to paid by Oracle in the merger, and (ii) the fair market value of PTI being equal to at least 80% of Oracle’s net assets. The Duff & Phelps opinions are not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger (including, without limitation, with respect to the exercise of rights to convert shares of Oracle’s common stock into cash). Further, the Duff & Phelps opinions do not in any manner address Oracle’s underlying business decision to engage in the merger or the relative merits of the merger as compared to any alternative business transaction or strategy (including, without limitation, a liquidation of Oracle after not completing a business combination transaction within the allotted time). The decision as to whether to approve the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Duff & Phelps opinions are based.

At the direction of Oracle’s board of directors, Duff & Phelps assumed in its February 25, 2008 opinion that, in connection with the merger Oracle will issue (or reserve for issuance upon the exercise or conversion of outstanding PTI options, warrants and convertible debt), an aggregate of approximately 20.2 million shares of Oracle’s common stock, as well as an adequate number of shares which may be issued in payment of certain post-closing consideration and subject to certain adjustments (as to which Duff & Phelps expressed no opinion), all as provided in the Merger Agreement. Based upon 20.2 million shares of Oracle common stock to be issued or reserved, and an assumed value of Oracle’s common stock of approximately $7.90 per share, which is the closing price of Oracle’s common stock on February 22, 2008, Duff & Phelps noted that the aggregate merger consideration implied a total equity value of PTI of approximately $151.1 million.

Interests of Oracle Directors and Officers in the Merger

The interests of Oracle and PTI directors and officers in the merger are described in detail in the Proxy Statement/Prospectus. However, as described elsewhere in this Supplement, pursuant to the Second Amendment, the Oracle Initial Stockholders have agreed that 50% of the 3,750,000 shares acquired by them prior to Oracle’s initial public offering will be redeemed upon completion of the merger. The value of 1,875,000 shares of Oracle common stock to be retained by the Oracle Initial Stockholders following this redemption had a market value of $14.8 million based on Oracle’s closing common stock price of $7.90 per share as of February 22, 2008.

THE MERGER AGREEMENT, AS AMENDED

The following is a summary of the material provisions of the Merger Agreement, as amended by Amendment No. 1 and the Second Amendment. Certain of the terms of the Merger Agreement, as amended, that are not affected by the Second Amendment are not described in this Supplement, and for such provisions we direct you to the description of the Merger Agreement in the Proxy Statement/Prospectus. These descriptions of the Merger Agreement are qualified in their entirety by reference to the complete text of the Merger Agreement, as amended to date, a copy of which is attached as Annex A to this Supplement and incorporated by reference herein. The Merger Agreement was executed on December 3, 2007, and amendments to the Merger Agreement were executed on January 24, 2008 and February 25, 2008. The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Oracle, PTI Acquisition Sub, Inc., PTI, or their respective affiliates. All stockholders are encouraged to read the Merger Agreement, as amended, in its entirety, as the rights and obligations of the parties are governed by the express terms of that agreement and not by this summary or any other information contained in this Supplement or in the Proxy Statement/Prospectus.

Merger Consideration

At the effective time of the merger, each share of Merger Sub common stock issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and non-assessable share of PTI (as the surviving company) common stock. At the effective time of the merger, each share of PTI common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive, subject to the escrow deposit requirement:

(i) such number of shares of Oracle common stock equal to the product of (a) one and (b) the exchange ratio (described below in “The Exchange Ratio”) (such number of shares of Oracle common stock is referred to herein as the “per share merger consideration”); and

(ii) the number shares of Oracle common stock equal to the product of one multiplied by the quotient obtained by dividing (a) the milestone consideration (described below in “The Milestone Consideration”), if any, and (b) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger assuming the conversion or exercise of all PTI preferred stock, options, warrants, bridge notes and other rights to acquire PTI common stock outstanding at such time (such number of shares of Oracle common stock is referred to herein as the “milestone consideration per share”).

Notwithstanding anything to the contrary contained in the Merger Agreement, shares of capital stock of PTI issued and outstanding immediately prior to the effective time and that are held by a holder that has validly demanded payment of the fair value of such shares as determined in accordance with Section 262 of the Delaware General Corporation Law shall not be converted into the right to receive the merger consideration described above but instead will be converted into the right to receive payment from PTI (as the surviving corporation) with respect to such shares in accordance with the Delaware General Corporation Law.

The Exchange Ratio

The exchange ratio pursuant to which shares of PTI common stock will be exchanged for shares of Oracle common stock will be equal to the quotient obtained by dividing (x) the sum of (i) $151,087,500 and (ii) the aggregate exercise price of all outstanding PTI options, warrants and other stock awards outstanding immediately prior to the effective time, by (y) the number of shares of PTI common stock outstanding on a fully diluted basis immediately prior to the effective time of the merger assuming the conversion or exercise (as applicable) of all PTI preferred stock, options, warrants, bridge notes and other rights to acquire PTI common stock outstanding at such time, further divided by (z) $7.90 per share.

The Milestone Consideration

Under the Merger Agreement, the former holders of PTI common stock, options or warrants receiving shares (or the right to receive shares) of Oracle common stock as a result of the merger will have the right to receive their pro-rata portion of an earn-out payment of up to an additional 4,250,000 shares of Oracle common stock if the combined company achieves (i) trailing 12 month net revenues of at least $7,000,000 from the sale of services or products for use in connection with non-gynecologic cancers, (ii) trailing 12 month net revenues of at least $40,000,000 from the sale of services or products for any use or (iii) cumulative aggregate net revenues (determined in accordance with GAAP on a basis consistent with past practice) of at least $10,000,000 from the sale of services or products for use in connection with non-gynecologic cancers (each of (i), (ii) and (iii), a “milestone”). The calculation period to earn 100% of the 4,250,000 shares will end on June 30, 2010 (the “Milestone One Payment”). In the event that a milestone is not achieved by June 30, 2010 but is achieved by the calculation period ending December 31, 2010, the former holders of PTI common stock, options or warrants will have the right to receive a pro-rata portion of such earn-out payment equal to 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares of Oracle common stock (the “Milestone Two Payment”). The Merger Agreement provides that the milestones will be calculated without giving effect to any acquisitions following the effective time of the merger. Any shares of Oracle common stock that would otherwise be reserved for issuance in accordance with this paragraph to holders of options or warrants that had expired or been forfeited between the closing of the merger and the determination date will be reallocated on a pro rata basis among the remaining former PTI securityholders.

The Merger Agreement provides that if, after the closing of the merger, an agreement is executed providing for the sale, license, transfer or other disposition of all or substantially all of Oracle’s assets or the assets relating to PTI’s intellectual property or products and services on or before June 30, 2010, Oracle must then pay the full amount of the Milestone One Payment to the former holders of PTI common stock, options and warrants, and, in the event of such an occurrence after June 30, 2010 but on or before December 31, 2010, Oracle must then pay the full amount of the Milestone Two Payment to the former holders of PTI common stock, options and warrants.

For the avoidance of doubt, the former holders of PTI common stock, options and warrants are only entitled to one milestone payment, if any.

Treatment of PTI Options, Warrants and Convertible Notes

At the effective time of the merger, each outstanding option and warrant to purchase shares of PTI stock will continue to be converted into an option or warrant, as applicable, to purchase Oracle common stock on the same terms as described in the Proxy Statement/Prospectus. PTI will continue to take all corporate action necessary to cause all of its convertible promissory notes outstanding immediately prior to the effective time of the merger to be converted into shares of PTI common stock immediately prior to the effective time of the merger, in accordance with the terms of an amendment to the note purchase agreement between PTI and the purchasers of the convertible promissory notes that are parties thereto.

Fractional Shares

No fraction of a share of Oracle common stock will be issued in the merger. In lieu of any fractional shares, the holders of PTI common stock shall be entitled to receive cash (without interest) equal to the product of the fractional amount of Oracle common stock that any holder of PTI common stock is entitled to receive multiplied by $7.90 per share.

Escrow

Of the shares of Oracle common stock to be issued in connection with the closing of the merger, 1,912,500 of such shares will be deposited into escrow to satisfy any indemnification claims that may be asserted by Oracle. The Escrow Shares will be released, pro rata, to the persons who held shares of PTI common stock as of the closing of the merger, on the first anniversary of the closing date of the merger, subject to reduction due to payments made to Oracle from the escrow account. Escrow Shares subject to pending claims on such anniversary date will remain in escrow pending resolution of such claim.

Treatment of Contingent Consideration; Issuance of Separate Share Certificates

Any Oracle common stock issued as milestone consideration pursuant to the Merger Agreement will be treated as comprised of two components: a principal component; and an interest component, determined pursuant to certain Treasury regulations and represented by separate share certificates.

Representations, Warranties and Covenants

There have been no changes to the representations and warranties of the parties contained in the Merger Agreement, or the covenants of the respective parties contained in the Merger Agreement, from those described in the Proxy Statement/Prospectus.

Conditions to the Completion of the Merger

Each party’s obligations to effect the merger have not changed from the conditions described in the Proxy Statement/Prospectus, with the exception that PTI’s obligations are now also conditioned upon receipt of an agreement by and between Oracle and each purchaser of Oracle common stock prior to Oracle’s initial public offering that provides for the redemption of 50% of such holder’s Oracle common stock purchased prior to the initial public offering at a purchase price of $0.0083 per share.

Summary of the Redemption Agreement

In order to satisfy a closing condition to the Merger Agreement, as amended, Oracle and each of the Oracle Initial Stockholders have executed the Redemption Agreement, dated as of February 25, 2008, pursuant to which the Oracle Initial Stockholders each agreed to sell, and Oracle agreed to purchase, 50% of each such holder’s shares of Oracle common stock acquired by such holder prior to Oracle’s initial public offering. Pursuant to the Redemption Agreement, the purchase price payable by Oracle for the shares of Oracle common stock purchased prior to Oracle’s initial public offering will be $0.0083 per share, which is equivalent to the amount paid per share by the Oracle Initial Stockholders to initially purchase such shares. The Redemption Agreement also provides that the purchase, redemption and sale of such shares will take place simultaneously with the effective time of the merger. The Redemption Agreement is attached as Annex C to this Supplement.

PTI STOCKHOLDER APPROVAL

The stockholders of PTI have already consented to the merger by written consent in lieu of a meeting, effective as of December 3, 2007. The amendments to the Merger Agreement were also approved by the stockholders of PTI by written consent in lieu of a meeting, effective as of January 24, 2008 and February 25, 2008, respectively. In each case, PTI obtained written consents from holders of approximately 89% of its common stock on an as-converted basis, approximately 94% of its preferred stock, voting together as a class, approximately 93% of its Series A1 and Series A3 preferred stock, voting together as a class, and approximately 96% of its Series B preferred stock. In order for the merger to be approved by PTI’s stockholders, including the conversion of PTI’s preferred stock into common stock, PTI’s charter documents require a vote of at least 67% of PTI’s preferred stock, voting together as a class, 65% of its Series A1 and Series A3 preferred stock, voting together as a class, and 60% of its Series B preferred stock. As a result, there will not be a separate meeting of the stockholders of PTI to approve the merger, and PTI is not soliciting proxies for the approval of the merger. However, PTI will solicit written consents in favor of the merger and the Merger Agreement, as amended, from its stockholders who have not previously consented and who were stockholders of PTI as of December 3, 2007. For a description of the ownership of PTI’s capital stock, see the Proxy Statement/Prospectus under the heading “Beneficial Ownership of Securities—Security Ownership of Certain Beneficial Owners, Officers and Directors of PTI.”

Pursuant to Section 228 of the DGCL, a notice of the approval and adoption of the Merger Agreement by written consent of the requisite holders of the issued and outstanding shares of PTI common stock and preferred stock has been provided to those PTI stockholders who did not consent in writing to the approval and adoption of the Merger Agreement (the “stockholder notice”).

If you are a PTI stockholder and object to the merger, the DGCL permits you to seek relief as a dissenting stockholder and have the “fair value” of your shares of PTI capital stock determined by a court and paid to you in cash in lieu of the consideration provided for in the Merger Agreement. If you are a PTI stockholder who did not execute the written consent approving the merger or the amendment to the Merger Agreement and wish to dissent from the merger, you must deliver to PTI, within 20 days of the date of the mailing of the stockholder notice, a written demand for appraisal of your shares. The relevant provisions of the DGCL are technical in nature and complex. If you wish to exercise appraisal rights and obtain appraisal of the fair value of your shares, you may wish to consult with legal counsel, because the failure to comply strictly with these provisions may result in waiver or forfeiture of your appraisal rights. A copy of Section 262 of the DGCL, which governs the appraisal process, is attached as an Annex to the Proxy Statement/Prospectus. For additional information concerning the appraisal rights of dissenting PTI stockholders, see the Proxy Statement/Prospectus under the heading “The Merger Proposal—Appraisal or Dissenter Rights.”

REVISED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet combines the historical balance sheet of PTI and the historical balance sheet of Oracle as of September 30, 2007 giving effect to the merger of PTI and Oracle pursuant to the Merger Agreement, as if the merger had been consummated on September 30, 2007. The following unaudited pro forma condensed combined statements of operations combine the historical statements of operations of PTI and the historical statements of operations of Oracle for the nine-month period ended September 30, 2007 and the year ended December 31, 2006, in each case giving effect to the merger, as if it had occurred on January 1 of each period presented. The following unaudited pro forma condensed combined financial statements have been revised to give effect to the revised terms of the Merger Agreement resulting from the Second Amendment and should be considered in place of the information included in the Proxy Statement/Prospectus under the heading “Unaudited Pro Forma Condensed Combined Financial Statements.”

We are providing the following information to aid you in your analysis of the financial aspects of the merger. The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the merger, based on available data and certain assumptions that management believes are factually supportable, and expected to have a continuing impact on the combined results.

The unaudited pro forma combined information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Because the plans for these activities have not been finalized, we are not able to reasonably quantify the cost of such activities. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Oracle will experience after the merger.

The following information should be read in conjunction with the pro forma condensed combined statements:

•	Accompanying notes to the unaudited pro forma condensed combined financial statements.

•	Separate historical financial statements of PTI for the nine months ended September 30, 2007 (unaudited) and the year ended December 31, 2006 included in the Proxy Statement/Prospectus.

•	Separate historical financial statements of Oracle for the nine months ended September 30, 2007 (unaudited) and the year ended December 31, 2006 included in the Proxy Statement/Prospectus.

Under the terms of the initial public offering by Oracle the shares of Oracle common stock owned by the founding stockholders prior to its initial public offering were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. These shares will be released from escrow on the earlier of March 2, 2009, Oracle’s liquidation, and the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Oracle’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Oracle consummating its initial business combination with a target business. While the shares are in escrow, each founding stockholder may not make any transfer or other disposition of the shares held by the founding stockholder, subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the shares will remain in the escrow account.

The following unaudited pro forma condensed combined balance sheets and condensed combined statements of operations for all periods presented assume that all of the convertible promissory notes of PTI issued in August 2007 and outstanding at September 30, 2007, including accrued interest thereon, have been converted into shares of PTI common stock at an assumed conversion price of approximately $1.90 per share, which is a 30% discount to the assumed value per share of PTI common stock in the merger of approximately $2.72, based on the assumed exchange ratio of 0.3441 shares of Oracle common stock per share of PTI common stock. The assumed exchange ratio is based on the number of shares of PTI capital stock, and options and warrants to purchase PTI common stock, outstanding on February 22, 2008.

The unaudited pro forma condensed combined balance sheet as of September 30, 2007 and the consolidated statement of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 have been prepared using two different levels of approval of the merger by the Oracle stockholders as follows:

•	Assuming maximum approval: This presentation assumes that no stockholders of Oracle seek to convert their shares into a pro rata share of the trust account; and

•

Assuming minimum approval: This presentation assumes that Oracle stockholders owning 19.99% of the common stock sold in Oracle’s initial public offering voted against the merger and converted their shares into a pro rata share of the trust account.

The unaudited pro forma condensed combined financial statements were prepared using the reverse acquisition application of the equity recapitalization method of accounting with PTI, an operating company, treated as the accounting acquirer in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. The merger will be treated as the equivalent of PTI issuing stock for the net monetary assets of Oracle. Accordingly, the assets and liabilities of PTI will be recorded at the historical cost basis of PTI, and the assets and liabilities of Oracle, a non-operating company, will be presented at their historical cost, which approximates fair value, with no goodwill or other intangible assets recorded and no increment in stockholders’ equity. The cost of the transaction incurred by PTI will be charged directly to equity and those incurred by Oracle will be expensed.

Amounts included in the pro forma condensed combined financial statements, including the footnotes thereto, are in thousands except for shares and per share amounts.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

AS OF SEPTEMBER 30, 2007 ASSUMING MAXIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands)
Current assets:
Cash and cash equivalents	$15,540	$54		$119,192	A	$128,762
				(2,400	)B
				(16	)P
				(1,675	)Q
				(1,433	)R
				(500	)S
Accounts receivable	781	—				781
Prepaid expenses and other current assets	239	117		(71	)C	285
Deferred taxes	—	365				365

Total current assets	16,560	536		113,097		130,193
Cash held in trust	—	119,192		(119,192	)A
Property and equipment, net	2,166	—				2,166
Patents, net	491	—				491
Restricted cash	1,180	—				1,180
Other assets	1,589	—		(1,297	)D	292

	$21,986	$119,728		$(7,392)		$134,322

Liabilities
Accounts payable	$158	$—	$			$158
Accrued compensation	246	—				246
Accrued expenses	2,154	—		(80	)E	2,074
Accrued royalties	81	—				81
Grant obligations	125	—				125
Current portion of long-term debt	1,328	—				1,328
Embedded derivative	4,066	—		(4,066	)E	—
Convertible notes, net of unamortized discount	6,053	—		3,496	F	—
				(9,549	)E
Warrant liability	—	3,483				3,483
Deferred underwriter’s fee	—	1,920		(1,920	)B	—

Total current liabilities	14,211	5,403		(12,119)		7,495
Long-term debt	2,109	—				2,109
Deferred revenue	1,157	—				1,157
Other long-term liabilities	73	—				73

Total liabilities	17,550	5,403		(12,119)		10,834

Common stock subject to possible conversion		23,879		(23,399	)B	—
				(480	)G
Stockholders equity:
Series A1 Preferred Stock	16	—		(16	)H	—
Series A3 Preferred Stock	5	—		(5	)H	—
Series B Preferred Stock	18	—		(18	)H	—
Common stock	4	2		(2	)I	4
				4	E
				39	H
				(43	)J
Common stock warrants	1,599	—				1,599
Preferred stock warrants	84	—				84
Additional paid-in capital	65,835	70,116		21,499	I	190,290
				22,230	G
				13,691	E
				43	J
				(16	)P
				(1,675	)Q
				(1,433	)R
Accumulated other comprehensive income	10	—				10
Retained earnings (deficit)	(63,135)	20,328		(71	)C	(68,499)
				1,169	G
				(3,496	)F
				(1,297	)D
				(21,497	)I
				(500	)S

Total stockholders’ equity	4,436	90,446		4,727		123,488

Total liabilities and stockholders’ equity	$21,986	$119,728		$(7,392)		$134,322

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

FOR THE YEAR ENDED DECEMBER 31, 2006 ASSUMING MAXIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands except shares and per share data)
Net revenue	$846	$—	$			$846
Laboratory costs	1,078	—				1,078

Gross profit (loss)	(232)	—				(232)

Operating expenses:
Sales and marketing	1,801	—				1,801
Research and development	4,682	—				4,682
General and administrative	2,452	513				2,965
Depreciation	171	—				171

Total operating expenses	9,106	513				9,619

Loss from operations	(9,338)	(513)				(9,851)

Other interest (expense)
Interest and other income	734	4,793				5,527
Unrealized gain from warrant liability	—	4,275				4,275
Interest expense	(43)	—				(43)

	691	9,068				9,759

Income before taxes on income	(8,647)	8,555				(92)
Income taxes	—	1,637		(1,637	)K	—
Interest income attributable to common stock subject to possible conversion	—	631				631

Net (loss) income	$(8,647)	$6,287		$1,637		$(723)

Net (loss) income per share—basic and diluted						$(0.02)

Pro forma weighted average shares used to compute net income/loss per share—basic and diluted						30,378,154

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 ASSUMING MAXIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands except shares and per share data)
Net revenue	$1,671	$—	$			$1,671
Laboratory costs	1,327	—				1,327

Gross profit (loss)	344	—				344

Operating expenses:
Sales and marketing	3,607	—				3,607
Research and development	3,576	—				3,576
General and administrative	2,729	395				3,124
Depreciation	139	—				139

Total operating expenses	10,051	395				10,446

Loss from operations	(9,707)	(395)				(10,102)

Other interest (expense)
Interest and other income	654	4,638				5,292
Embedded derivative expense	(94)	—		94	L	—
Unrealized gain from warrant liability	—	12,033				12,033
Interest expense	(900)	—		80	M	(331)
				13	N
				476	O

	(340)	16,671		663		16,994

Income before taxes on income	(10,047)	16,276		663		6,892
Income taxes	—	1,698		(1,698	)K	—
Interest income attributable to common stock subject to possible conversion	—	538				538

Net (loss) income	$(10,047)	$14,040		$2,361		$6,354

Pro forma net income per share—Basic						$0.19

Pro forma net income per share—Diluted						$0.16

Pro forma shares used to compute net income per share—Basic						33,139,527

Pro forma shares used to compute net income per share—Diluted						38,693,639

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

AS OF SEPTEMBER 30, 2007 ASSUMING MINIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments		Combined
	(In thousands except shares and per share data)
Current assets:
Cash and cash equivalents	$15,540	$54	$119,192	A	$105,363
			(1,920	)B
			(23,879	)G
			(16	)P
			(1,675	)Q
			(1,433	)R
			(500	)S
Accounts receivable	781	—			781
Prepaid expenses and other current assets	239	117	(71	)C	285
Deferred taxes	—	365			365

Total current assets	16,560	536	89,698		106,794
Cash held in trust		119,192	(119,192	)A
Property and equipment, net	2,166	—			2,166
Patents, net	491	—			491
Restricted cash	1,180	—			1,180
Other assets	1,589	—	(1,297	)D	292

	$21,986	$119,728	$(30,791)		$110,923

Liabilities
Accounts payable	$158	$—	$—		$158
Accrued compensation	246	—			246
Accrued expenses	2,154	—	(80	)E	2,074
Accrued royalties	81	—			81
Grant obligations	125	—			125
Current portion of long-term debt	1,328	—			1,328
Embedded derivative	4,066	—	(4,066	)E	—
Convertible notes, net of unamortized discount	6,053	—	3,496	F	—
			(9,549	)E
Warrant liability	—	3,483			3,483
Deferred underwriter’s fee	—	1,920	(1,920	)B	—

Total current liabilities	14,211	5,403	(12,119)		7,495
Long-term debt	2,109	—			2,109
Deferred revenue	1,157	—			1,157
Other long-term liabilities	73	—			73

Total liabilities	17,550	5,403	(12,119)		10,834

Common stock subject to possible conversion		23,879	(23,879	)G	—
Stockholders equity:
Series Al Preferred Stock	16	—	(16	)H	—
Series A3 Preferred Stock	5	—	(5	)H	—
Series B Preferred Stock	18	—	(18	)H	—
Common stock	4	2	(2	)I	4
			4	E
			39	H
			(43	)J
Common stock warrants	1,599	—			1,599
Preferred stock warrants	84	—			84
Additional paid-in capital	65,835	70,116	20,330	I	166,891
			13,691	E
			43	J
			(16	)P
			(1,675	)Q
			(1,433	)R
Accumulated other comprehensive income	10	—			10
Retained earnings (deficit)	(63,135)	20,328	(71	)C	(68,499)
			(3,496	)F
			(1,297	)D
			(20,328	)I
			(500	)S

Total stockholders’ equity	4,436	90,446	(18,672)		100,089

Total liabilities and stockholders’ equity	$21,986	$119,728	$(30,791)		$110,923

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

FOR THE YEAR ENDED DECEMBER 31, 2006 ASSUMING MINIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands except shares and per share data)
Net revenue	$846	$—	$			$846
Laboratory costs	1,078	—				1,078

Gross profit (loss)	(232)	—				(232)

Operating expenses:
Sales and marketing	1,801	—				1,801
Research and development	4,682	—				4,682
General and administrative	2,452	513				2,965
Depreciation	171	—				171

Total operating expenses	9,106	513				9,619

Loss from operations	(9,338)	(513)				(9,851)

Other interest (expense)
Interest and other income	734	4,793				5,527
Unrealized gain from warrant liability	—	4,275				4,275
Interest expense	(43)	—				(43)

	691	9,068				9,759

Income before taxes on income	(8,647)	8,555				(92)
Income taxes	—	1,637		(1,637	)K	—
Interest income attributable to common stock subject to possible conversion	—	631				631

Net (loss) income	$(8,647)	$6,287		$1,637		$(723)

Net (loss) income per share—basic and diluted						$(0.03)

Pro forma weighted average shares used to compute net (loss) income per share—basic and diluted						27,920,621

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS OF

ORACLE HEALTHCARE ACQUISITION CORP. AND PRECISION THERAPEUTICS, INC.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 ASSUMING MINIMUM APPROVAL

	Historical PTI	Historical Oracle	Pro forma Adjustments			Combined
	(In thousands except shares and per share data)
Net revenue	$1,671	$—	$			$1,671
Laboratory costs	1,327	—				1,327

Gross profit (loss)	344	—				344

Operating expenses:
Sales and marketing	3,607	—				3,607
Research and development	3,576	—				3,576
General and administrative	2,729	395				3,124
Depreciation	139	—				139

Total operating expenses	10,051	395				10,446

Loss from operations	(9,707)	(395)				(10,102)

Other interest (expense)
Interest and other income	654	4,638				5,292
Embedded derivative expense	(94)	—		94	L	—
Unrealized gain from warrant liability	—	12,033				12,033
Interest expense	(900)	—		80	M	(331)
				13	N
				476	O

	(340)	16,671		663		16,994

Income before taxes on income	(10,047)	16,276		663		6,892
Income taxes	—	1,698		(1,698	)K	—
Interest income attributable to common stock subject to possible conversion	—	538				538
						—

Net income	$(10,047)	$14,040		$2,361		$6,354

Pro forma net income per share—Basic						$0.21

Pro forma net income per share—Diluted						$0.18

Pro forma shares used to compute net income per share—Basic						30,139,528

Pro forma shares used to compute net income per share—Diluted						35,693,640

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands except shares and per share data)

1. PRO FORMA CONVERSION ASSUMPTIONS

The adoption of the Merger Agreement, as amended, and approval of the transactions contemplated by the Merger Agreement by the Oracle stockholders will require the affirmative vote of (a) a majority of the shares of Oracle common stock issued in Oracle’s initial public offering actually voting upon the merger and (b) a majority of the shares of Oracle common stock issued and outstanding as of the record date. However, Oracle will not be able to complete the merger if the holders of 20% or more of the shares of common stock issued in Oracle’s initial public offering vote against the merger and properly demand that Oracle convert their shares into a pro rata portion of the trust account.

The unaudited pro forma condensed combined balance sheet as of September 30, 2007 and the combined statement of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 have been prepared using two different levels of approval of the merger by the Oracle stockholders as follows:

•	Assuming Maximum Approval: This presentation assumes that no stockholders of Oracle seek to convert their shares into a pro rata share of the trust account; and

•

Assuming Minimum Approval: This presentation assumes that Oracle stockholders owning 19.99% of the common stock sold in Oracle’s initial public offering convert their shares into a pro rata share of the trust account.

At the closing of the merger, Oracle will issue to each holder of PTI common stock, and reserve for issuance to holders of options and warrants to purchase PTI common stock, a number of shares of Oracle common stock based on the exchange ratio calculated in accordance with the terms of the Merger Agreement. The foregoing unaudited pro forma condensed combined financial statements assume an exchange ratio of approximately 0.3441 shares of Oracle common stock per share of PTI common stock. This exchange ratio will fluctuate until the closing of the merger based upon the number of shares of PTI common stock, assuming the conversion and exercise of all convertible and exercisable securities, outstanding immediately prior to the closing of the merger. For a detailed description and example of the exchange ratio calculation, see “The Merger Proposal—Example of Calculation of Exchange Ratio and Number of Oracle Shares to be Issued/Reserved for Issuance.”

The Merger Agreement also contains provisions for the conditional payment of up to 4,250,000 shares of Oracle common stock to the former holders of PTI common stock, options and warrants if the combined company achieves certain milestones over a calculation period ending on June 30, 2010. If the milestones are achieved by December 31, 2010 then the former holders of PTI common stock, options and warrants will be entitled to a reduced payment of 75% of the 4,250,000 shares of Oracle common stock, or 3,187,500 shares. Any shares issued under these provisions would be added to the total Oracle common shares issued and would have an additional dilutive effect on earnings per share. The foregoing pro forma condensed combined financial statements assume that no shares of Oracle common stock are issued as described in this paragraph.

The Merger Agreement, as amended, also provides that as a condition to the closing of the merger, each of the purchasers of Oracle common stock issued prior to Oracle’s initial public offering has agreed to have 50% of such shares redeemed by Oracle for their original purchase price of $0.0083 per share concurrently with the closing, thereby reducing the number of such shares outstanding from 3,750,000 shares to 1,875,000 shares.

2. PRO FORMA ADJUSTMENTS

There were no inter-company balances and transactions between Oracle and PTI as of the dates and for the periods of these pro forma condensed combined financial statements. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A. Reflects the release of Oracle’s cash held in trust (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on such pro rata share (net of taxes payable) and the transfer of the balance to cash and cash equivalents at the completion of the business combination.

B. Gives effect to the payment to the underwriters of Oracle’s initial public offering of deferred underwriters’ fees upon completion of the merger. In the maximum approval scenario, in which no stockholders elect to convert their shares into a pro rata portion of the trust account, the payment of deferred underwriters fees would be $2,400. In the minimum approval scenario, in which holders of 19.99% of the public stock of Oracle convert their shares into a pro rata portion of the trust account, the payment of deferred underwriters fees would be $1,920.

C. Reflects the write-off of deferred issuance costs associated with the convertible promissory notes upon completion of the merger in the amount of $71.

D. Reflects the write-off of deferred costs incurred in connection with PTI’s proposed initial public offering.

E. Reflects the conversion of the convertible promissory notes in aggregate principal amount of $9,459, including accrued interest thereon as of September 30, 2007, into an aggregate of 5,038,918 shares of PTI common stock immediately prior to the completion of the merger. Also reflects the reclassification of the embedded derivative associated with the convertible promissory notes, valued at $4,066 as of September 30, 2007, into additional paid-in capital upon conversion of the notes.

F. Reflects the immediate amortization of the debt discount on the convertible promissory notes of $3,496 upon conversion of the notes immediately prior to the completion of the merger.

G. Reflects the adjustment of common stock subject to conversion as a result of this transaction. As shown in the balance sheet reflecting the maximum approval scenario, this adjustment reflects the reclassification of the conversion value of the Oracle common stock subject to conversion to additional paid-in capital, retained earnings for interest related to conversion shares. As shown in the balance sheet reflecting the minimum approval scenario, this adjustment reflects the cash payout of the conversion value to Oracle common stockholders who voted against the merger and properly exercised their conversion rights with respect to 19.99% of the Oracle common stock sold in the initial public offering.

H. Reflects the conversion of all outstanding shares of PTI’s Series A1 Preferred Stock, Series A3 Preferred Stock and Series B Preferred Stock into an aggregate of 38,443,420 shares of PTI common stock immediately prior to the completion of the merger.

I. Reflects the issuance of Oracle common stock and the reclassification of Oracle’s net monetary assets to additional paid-in capital under the reverse acquisition application of the equity recapitalization method of accounting with PTI treated as the accounting acquirer. As shown in the balance sheet reflecting the maximum approval scenario, this adjustment reflects the reclassification of Oracle’s retained earnings of $21,497 and common stock of $2. As shown in the balance sheet reflecting the minimum approval scenario, this adjustment reflects the reclassification of Oracle’s retained earnings of $20,328 and common stock of $2.

J. Reflects the change in the par value per share of PTI, the accounting acquirer, of $0.001 per share to that of the legal acquirer, Oracle, of $0.0001 per share, resulting in a reclassification of approximately $43 from common stock to additional paid-in capital.

K. Reflects the reduction of the income tax provision to $0. If the merger had been completed as of the beginning of each period, PTI’s taxable losses during the year ended December 31, 2006 and the nine months ended September 30, 2007 would have been available to offset the taxable income of Oracle for the respective periods.

L. Reflects the elimination of the embedded derivative expense related to the convertible promissory notes as a result of the assumed conversion of the convertible promissory notes as of the beginning of the period.

M. Reflects the elimination of interest expense associated with the convertible promissory notes.

N. Reflects the elimination of $13 of debt issuance cost expensed related to the convertible promissory notes as the convertible promissory notes are assumed to have been converted as of the beginning of each period. Unamortized debt issuance costs of $71 related to convertible promissory notes of PTI will be recorded as an expense as a result of this transaction. This amount has not been included in interest expense for such periods in the pro forma since it does not meet the requirements for pro forma income statement adjustments under SEC guidelines.

O. Reflects the elimination of debt discount amortization expense of $476 associated with the convertible promissory notes as a result of the conversion of the notes. Unamortized debt discount of $3,496 associated with the convertible promissory notes will be recorded as an expense as a result of this transaction. This amount has not been included in interest expense for such periods since it does not meet the requirements for pro forma income statement adjustments under SEC guidelines.

P. Reflects the redemption of 1,875,000 shares of Oracle common stock from the initial stockholders of Oracle in connection with the merger.

Q. Gives effect to the payment of $1,675 of estimated costs payable in cash directly attributable to the merger by Oracle, including $600 in legal fees, $50 in accounting fees, $900 in financial advisory fees and $125 in other miscellaneous expenses.

R. Gives effect to the payment of $1,433 of estimated costs payable in cash directly attributable to the merger by PTI, including $693 in legal fees, $420 in accounting fees and $320 in financial printing and other miscellaneous expenses. As the merger is being treated as the equivalent of PTI issuing stock for the net monetary assets of Oracle, these costs are charged to equity.

S. Gives effect to the payment of $500 to the underwriters of PTI’s proposed initial public offering in partial reimbursement of expenses incurred by the underwriters in connection with the proposed initial public offering. Pursuant to an agreement with the underwriters, PTI will be obligated to make this payment upon completion of the merger. Because these charges are non-recurring, they are reflected as an adjustment to retained earnings but are not included in the pro forma income statements.

3. DEFERRED INTEREST INCOME AND INITIAL PUBLIC OFFERING COSTS

Interest income that was deferred by Oracle in the amount of $538 and $631 for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, would have been recorded as income if the transaction had taken place as of the beginning of each period. These amounts have not been included in interest income for such periods since they do not meet the requirement for a pro forma adjustment under SEC guidelines.

Deferred costs of $1,297 related to PTI’s abandoned initial public offering will be recorded as an expense as a result of this transaction. This amount has not been included in operating expenses for the periods presented since it does not meet the requirement for a pro forma adjustment under SEC guidelines.

Investment banking fees of $1,500 related to the closing of the merger will be recorded as additional paid-in capital as a result of the transaction. No fees will be due if the merger is not completed. The amount of potential fees has not been included in operating expenses for the periods presented, since it does not meet the requirement for a pro forma adjustment under SEC guidelines.

4. PRO FORMA NET INCOME (LOSS) PER SHARE

The pro forma basic and diluted net income (loss) per share are based on the number of shares of PTI common stock, preferred stock, options and warrants and the convertible promissory notes, adjusted for the conversion ratio and the issuance of the Oracle common stock.

Calculation of Pro Forma Weighted Average Shares Outstanding for the Year Ended December 31, 2006 (Assuming Maximum Approval)

	PTI Shares(2)	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common Stock	3,761,425	0.3441	1,294,306
Series A1 Preferred Stock	15,591,744	0.3441	5,365,119
Series A3 Preferred Stock	4,669,858	0.3441	1,606,898
Series B Preferred Stock	18,181,818	0.3441	6,256,364
Convertible Promissory Notes	5,038,918	0.3441	1,733,892

Total	47,243,763		16,256,579

Adjusted Oracle Weighted Average Shares Outstanding(1)(2)			14,121,575

Pro Forma Weighted Average Shares Outstanding—Basic and diluted(1)(2)			30,378,154

(1)	Excludes 1,875,000 shares held by the founders of Oracle that will be redeemed if the merger is completed.

(2)	Shares issuable upon exercise of options and warrants are not included since the effect would be antidilutive.

Calculation of Pro Forma Weighted Average Shares Outstanding for the Year Ended December 31, 2006 (Assuming Minimum Approval)

	PTI Shares(2)	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common Stock	3,761,425	0.3441	1,294,306
Series A1 Preferred Stock	15,591,744	0.3441	5,365,119
Series A3 Preferred Stock	4,669,858	0.3441	1,606,898
Series B Preferred Stock	18,181,818	0.3441	6,256,364
Convertible Promissory Notes	5,038,918	0.3441	1,733,892

Total	47,243,763		16,256,579

Adjusted Oracle Weighted Average Shares Outstanding(1)(2)(3)			11,664,042

Pro Forma Weighted Average Shares Outstanding—Basic and diluted(1)(2)(3)			27,920,621

(1)	Excludes 1,875,000 shares held by the founders of Oracle that will be redeemed if the merger is completed.

(2)	Shares issuable upon exercise of options and warrants are not included since the effect would be antidilutive.

(3)	Excludes 2,457,533 weighted average shares, which represents the weighted average number of 2,999,999 shares assumed converted, which is equal to approximately 19.99%, or one share less than 20%, of the shares of Oracle common stock issued in Oracle’s initial public offering, which is the minimum approval (i.e., the maximum conversion) permitted by Oracle’s certificate of incorporation.

Calculation of Pro Forma Weighted Average Shares Outstanding for the Nine Months Ended September 30, 2007 (Assuming Maximum Approval)

	PTI Shares	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common Stock	3,784,522	0.3441	1,302,254
Series A1 Preferred Stock	15,591,744	0.3441	5,365,119
Series A3 Preferred Stock	4,669,858	0.3441	1,606,898
Series B Preferred Stock	18,181,818	0.3441	6,256,364
Convertible Promissory Notes	5,038,918	0.3441	1,733,892

Total	47,266,860		16,264,527

Adjusted Oracle Weighted Average Shares Outstanding—Basic(1)			16,875,000

Pro Forma Weighted Average Shares Outstanding—Basic(1)			33,139,527

Dilutive effect of PTI options and warrants	6,136,771	0.3441	2,111,663
Dilutive effect of Oracle warrants			3,442,449

Pro Forma Weighted Average Shares Outstanding—Diluted(1)			38,693,639

(1)	Excludes 1,875,000 shares held by the founders of Oracle that will be redeemed if the merger is completed.

Calculation of Pro Forma Weighted Average Shares Outstanding for the Nine Months Ended September 30, 2007 (Assuming Minimum Approval)

	PTI Shares	Conversion Ratio	PTI Shares Converted to Oracle Shares
Common Stock	3,784,522	0.3441	1,302,254
Series A1 Preferred Stock	15,591,744	0.3441	5,365,119
Series A3 Preferred Stock	4,669,858	0.3441	1,606,898
Series B Preferred Stock	18,181,818	0.3441	6,256,364
Convertible Promissory Notes	5,038,918	0.3441	1,733,892

Total	47,266,860		16,264,527

Adjusted Oracle Weighted Average Shares Outstanding—Basic(1)(2)			13,875,001

Pro Forma Weighted Average Shares Outstanding—Basic(1)(2)			30,139,528

Dilutive effect of PTI options and warrants	6,136,771	0.3441	2,111,663
Dilutive effect of Oracle warrants			3,442,449

Pro Forma Weighted Average Shares Outstanding—Diluted(1)(2)			35,693,640

(1)	Excludes 1,875,000 shares held by the founders of Oracle that will be redeemed if the merger is completed.

(2)	Excludes 2,999,999 shares assumed converted, which is equal to approximately 19.99%, or one share less than 20%, of the shares of Oracle common stock issued in Oracle’s initial public offering, which is the minimum approval (i.e., the maximum conversion) permitted by Oracle’s certificate of incorporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF ORACLE

Founders Stock

As described in the Proxy Statement/Prospectus, prior to Oracle’s initial public offering, Oracle issued a total of 3,750,000 shares of common stock, which shares are currently held in escrow, to the individuals set forth below at an aggregate purchase price of $31,250 as follows:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Approximate Percentage of Outstanding Common Stock
LNF OHAC LLC(3)	937,500	5.0%
Oracle Healthcare Holding LLC(3)	1,437,499	7.7%
Joel D. Liffmann(4)	120	*
JDL OHAC LLC(4)	937,380	5.0%
Granite Creek Partners, L.L.C.(5)	375,000	2.0%
George W. Bickerstaff, III(6)	62,501	*
All directors and executive officers as a group (four individuals)	3,750,000	19.7%

*	Less than 1%.

(1)

The business address of each of the stockholders is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830. These shares will be released from escrow on the earlier of March 2, 2009, Oracle’s liquidation, and the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Oracle’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Oracle consummating its initial business combination with a target business.

(2)	Table gives effect to the six-for-five stock split that occurred on February 16, 2006.

(3)	Mr. Feinberg, Oracle’s Chairman, is the managing member of each of LNF OHAC LLC and Oracle Healthcare Holding LLC and may be deemed to beneficially own the shares owned by them. For purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or Section 16, Per G. H. Lofberg and Kevin C. Johnson may be deemed the beneficial owners of 62,500 shares of Oracle common stock and 62,499 shares of Oracle common stock, respectively, held of record as of the date hereof by Oracle Healthcare Holding LLC. Mr. Lofberg and Mr. Johnson each hold non-voting membership units in Oracle Healthcare Holding LLC. Mr. Lofberg and Mr. Johnson each disclaim any beneficial ownership of any of Oracle common stock held of record by Oracle Healthcare Holding LLC, except to the extent of each of their indirect pecuniary interest therein, and shall not be deemed an admission that the such persons are the beneficial owner of such securities for purposes of Section 16 or for any other purposes. In addition, because the membership units of Oracle Healthcare Holding LLC held by Mr. Lofberg and Mr. Johnson have no voting rights, neither of them has any right to vote or dispose of the shares of Oracle common stock held by Oracle Healthcare Holding LLC. Without giving effect to the six-for-five stock split that occurred on February 16, 2006, LNF OHAC LLC and Oracle Healthcare Holding LLC each purchased 781,250 and 1,197,916 shares of Oracle’s common stock, respectively, on September 22, 2005.

(4)	Mr. Liffmann, Oracle’s President and Chief Operating Officer, is the managing member of JDL OHAC LLC and may be deemed to beneficially own the shares owned by it. Without giving effect to the six-for-five stock split that occurred on February 16, 2006, Mr. Liffmann acquired 100 shares of Oracle’s common stock on September 1, 2005. Without giving effect to the six-for-five stock split that occurred on February 16, 2006, JDL OHAC LLC acquired 781,150 shares of Oracle’s common stock on September 22, 2005.

(5)	Mr. Radzik, Oracle’s Chief Financial Officer and Secretary, is a managing member of Granite Creek Partners, L.L.C. and may be deemed to beneficially own the shares owned by it. Without giving effect to the six-for-five stock split that occurred on February 16, 2006, Granite Creek Partners, L.L.C. acquired 312,500 shares of Oracle’s common stock on September 22, 2005.

(6)	Without giving effect to the six-for-five stock split that occurred on February 16, 2006, Mr. Bickerstaff acquired 52,084 shares of Oracle’s common stock on September 22, 2005.

Impact of Second Amendment

As described elsewhere in this Supplement, in connection with the Second Amendment to the Merger Agreement, each of the individuals and entities set forth in the table above has agreed to have 50% of such shares redeemed by Oracle, for a purchase price of $0.0083 per share, upon the closing of the merger.

Other Information Regarding Relationships and Related Transactions

Additional information concerning relationships and related transactions of Oracle is contained in the Proxy Statement/Prospectus under the heading “Certain Relationships and Related Transactions of Oracle.”

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Officers and Directors of Oracle

The following table sets forth information regarding the beneficial ownership, as defined in Rule 13d-1 of the Exchange Act, of Oracle’s common stock as of February 22, 2008 by:

•	each person known by us to be the beneficial owner of more than 5% of Oracle’s outstanding shares of common stock as of February 22, 2008;

•	each of Oracle’s current officers and directors; and

•	all of Oracle’s current officers and directors as a group.

For more information on the beneficial ownership of Oracle following the consummation of the merger, please see “Security Ownership of Certain Beneficial Owners, Officers and Directors of Oracle Following the Merger.”

	Beneficial ownership of Oracle common stock as of February 22, 2008
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class
Larry N. Feinberg(2)(3)	2,374,999	12.7%
LNF OHAC LLC(4)	937,500	5.0%
Oracle Healthcare Holding LLC(4)	1,437,499	7.7%
Joel D. Liffmann(2)(5)	937,500	5.0%
JDL OHAC LLC(6)	937,380	5.0%
Mark A. Radzik(7)	375,000	2.0%
Granite Creek Partners, L.L.C.(8)	375,000	2.0%
George W. Bickerstaff, III(2)	62,501	*
Kevin C. Johnson(2)(9)	—	—
Per G. H. Lofberg(2)(10)	—	—
Daniel B. Zwirn(11) c/o D.B. Zwirn & Co., L.P. 745 Fifth Avenue, 18th Floor New York, NY 10151	1,461,500	7.8%
The Baupost Group, L.L.C.(12) 10 St. James Avenue, Suite 2000 Boston, MA 02116	1,106,300	5.9%
Jonathan Glaser(13) 11601 Wilshire Blvd, Suite 2180 Los Angeles, CA 90025	1,543,641	8.2%
HBK Investments L.P.(14) 300 Crescent Court, Suite 700 Dallas, TX 75201	1,372,764	7.3%
Andrew M. Weiss, Ph.D.(15) 29 Commonwealth Avenue, 10th Floor Boston, MA 02116	1,258,367	6.7%
Adage Capital Partners GP, L.L.C.(16) 200 Clarendon Street, 52nd Floor Boston, MA 02116	987,500	5.3%
All directors and executive officers as a group (six individuals)	3,750,000	20.0%

*	Less than 1%.

(1)	Unless otherwise noted in the footnotes below, the business address of each of the individuals and entities is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830.

(2)	Each of the noted individuals is a director of Oracle prior to the consummation of the merger.

(3)	Mr. Feinberg is the Chairman of Oracle’s board of directors. Pre-merger beneficial ownership includes 937,500 and 1,437,499 shares held by LNF OHAC LLC and Oracle Healthcare Holding LLC, respectively. Does not include 416,667 shares of common stock issuable upon exercise of the warrants sold to Mr. Feinberg prior to Oracle’s initial public offering that become exercisable upon the date of the consummation of the merger.

(4)	LNF OHAC LLC and Oracle Healthcare Holding LLC are managed by Larry N. Feinberg, as the managing member. Larry N. Feinberg may be deemed to be the beneficial owner of the shares of common stock held by LNF OHAC LLC and Oracle Healthcare Holding LLC.

(5)	Includes 937,380 shares held by JDL OHAC LLC. Does not include 416,667 shares of common stock issuable upon exercise of the warrants sold to Mr. Liffmann prior to Oracle’s initial public offering that become exercisable upon consummation of the merger.

(6)	JDL OHAC LLC is managed by Joel D. Liffmann, as the managing member. Joel D. Liffmann may be deemed to beneficially own the shares owned by JDL OHAC LLC.

(7)	Includes 375,000 shares held by Granite Creek Partners, L.L.C. See footnote (8) below.

(8)	Mark A. Radzik, Oracle’s chief financial officer and secretary, is a managing member of Granite Creek Partners, L.L.C. Mark A. Radzik may be deemed to beneficially own the shares owned by Granite Creek Partners, L.L.C.

(9)	For purposes of Section 16, Kevin C. Johnson, one of Oracle’s directors, may be deemed the beneficial owner of 62,499 shares of Oracle common stock held of record as of the date hereof by Oracle Healthcare Holding LLC. Mr. Johnson holds non-voting membership units in Oracle Healthcare Holding LLC, which is managed by Larry N. Feinberg, as the managing member. Mr. Johnson disclaims any beneficial ownership of such shares of Oracle common stock held of record by Oracle Healthcare Holding LLC, except to the extent of his indirect pecuniary interest therein, and shall not be deemed an admission that he is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. In addition, because the membership units of Oracle Healthcare Holding LLC held by Mr. Johnson have no voting rights, he does not have any right to vote or dispose of the shares of Oracle common stock held by Oracle Healthcare Holding LLC.

(10)	For purposes of Section 16, Per G. H. Lofberg, one of Oracle’s directors, may be deemed the beneficial owner of 62,500 shares of Oracle common stock held of record as of the date hereof by Oracle Healthcare Holding LLC. Mr. Lofberg holds non-voting membership units in Oracle Healthcare Holding LLC, which is managed by Larry N. Feinberg, as the managing member. Mr. Lofberg disclaims any beneficial ownership of such shares of Oracle common stock held of record by Oracle Healthcare Holding LLC, except to the extent of his indirect pecuniary interest therein, and shall not be deemed an admission that he is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. In addition, because the membership units of Oracle Healthcare Holding LLC held by Mr. Lofberg have no voting rights, he does not have any right to vote or dispose of the shares of Oracle common stock held by Oracle Healthcare Holding LLC.

(11)	Information based on Schedule 13G/A filed by D.B. Zwirn & Co., L.P., D.B. Zwirn Special Opportunities Fund, Ltd., D.B. Zwirn Special Opportunities Fund, L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn on January 28, 2008. As disclosed in such Schedule, D.B. Zwirn Special Opportunities Fund, Ltd. owns 847,666 shares of common stock and D.B. Zwirn Special Opportunities Fund, L.P. owns 613,834 shares of common stock. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. which is the manager of the two funds. D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn are deemed beneficial owners of 1,461,500 shares of common stock.

(12)	Information based on Schedule 13G/A filed by The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman on February 12, 2008. SAK Corporation is the Manager of The Baupost Group, L.L.C. and Seth A. Klarman is the sole director of SAK Corporation and controlling person of The Baupost Group, L.L.C.

(13)	Information based on Schedule 13G/A filed by Jonathan Glaser, JMG Capital Management, Inc., JMG Capital Management, LLC, Daniel Albert David, Roger Richter, Pacific Assets Management, LLC and Pacific Capital Management, Inc. on February 14, 2008. As disclosed in such Schedule 13G/A, JMG Capital Management, LLC and Pacific Assets Management, LLC are investment advisors. Mr. Glaser is the control person of JMG Capital Management, Inc. and JMG Capital Management, LLC. Mr. Glaser, Mr. David and Mr. Richter are control persons of Pacific Assets Management, LLC and Pacific Capital Management, Inc.

(14)	Information based on Schedule 13G/A filed by HBK Investments, L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. on February 8, 2008. Each are deemed to beneficially own 1,372,764 shares of common stock.

(15)	Information based on Schedule 13G/A filed by Andrew M. Weiss, Ph.D., Weiss Asset Management, LLC and Weiss Capital, LLC on February 12, 2008. Mr. Weiss is deemed to beneficially own 1,258,367 shares of common stock. Weiss Asset Management, LLC is deemed to beneficially own 898,067 shares of common stock. Weiss Capital, LLC is deemed to beneficially own 360,300 shares of common stock.

(16)	Information based on Schedule 13G filed by Adage Capital Partners, LP, Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Philip Gross and Robert Atchinson on October 16, 2006. Each are deemed to beneficially own 987,500 shares of common stock.

Security Ownership of Certain Beneficial Owners, Officers and Directors of PTI

Please refer to the Proxy Statement/Prospectus for the beneficial ownership of PTI’s common stock as of January 23, 2008. The beneficial ownership of PTI’s common stock has not changed materially since January 23, 2008.

Security Ownership of Certain Beneficial Owners, Officers and Directors of Oracle Following the Merger

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Oracle or its securities, the Oracle founding stockholders, and/or their affiliates, may enter into a written plan to purchase Oracle securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. Further, Oracle founding stockholders, and/or their affiliates, may engage in other permissible public market purchases, as well as private purchases, of securities at anytime prior to the Special Meeting. The ownership percentages listed below do not include any such shares which may be purchased after February 22, 2008.

The following table sets forth information regarding the beneficial ownership, as defined in Rule 13d-1 under the Exchange Act, of Oracle common stock immediately following the merger, based on the number of shares of Oracle common stock and PTI capital stock outstanding as of February 22, 2008, by:

•	each person expected to be the beneficial owner of more than 5% of the combined company’s outstanding shares of common stock after the consummation of the merger;

•	each person who will be a director or executive officer of the combined company after the consummation of the merger; and

•	all of the combined company’s officers and directors as a group after the consummation of the merger.

This table is based on an assumed exchange ratio in the merger of approximately 0.3441 shares of Oracle common stock, assumed options or assumed warrants for each share of PTI common stock or options or warrants to purchase PTI common stock outstanding and assumes that (i) 1,875,000 shares of Oracle common stock are redeemed after the date of this Supplement and concurrently with the closing of the merger, (ii) no holder of shares of Oracle common stock issued in its initial public offering converts such shares into cash, (iii) approximately 16.5 million shares of Oracle common stock are issued to PTI stockholders in the aggregate at the closing of the merger and that approximately 33.3 million shares of common stock will be outstanding upon the closing of the merger, (iv) approximately 3.7 million shares of Oracle common stock will be issuable in the aggregate to holders of outstanding PTI options and warrants upon the exercise thereof following the merger, (v) all shares currently held in escrow (after redemption of 50% of the initial stockholders’ shares) for the benefit of Oracle’s founding stockholders are released to the founding stockholders and not cancelled, (vi) none of the contingent shares of Oracle common stock that may be required to be issued after the closing of the merger under the terms of the Merger Agreement are issued, (vii) all shares of Oracle common stock deposited into escrow upon the closing of the merger for the benefit of the former PTI stockholders are released in full to such stockholders and (viii) none of the shares of Oracle common stock issuable upon exercise of its outstanding warrants or warrants that are part of outstanding Oracle units are issued.

Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class after Merger
Larry N. Feinberg(2)(3)	1,604,166	4.8%
LNF OHAC LLC(4)	468,750	1.4%
Oracle Healthcare Holding LLC(4)	718,749	2.2%
Joel D. Liffmann(2)(5)	885,417	2.6%
JDL OHAC LLC(6)	468,690	1.4%
Adams Capital Management III, L.P.(7)	6,249,025	18.8%
Entities affiliated with Quaker BioVentures(8)	3,787,826	11.4%
Sean C. McDonald(2)(9)(17)	958,704	2.8%
David R. Heilman(17)	—	—
Sharon S. Kim(10)(17)	139,024	*
Michael J. Gabrin(11)(17)	274,610	*
Holly H. Gallion, M.D.(12)(17)	189,064	*
Matthew P. Marshall(13)(17)	43,748	*
Perry G. Dimas(17)	1,904	*
Kevin C. Johnson(2)(14)	46,492	*
Per G. H. Lofberg(2)	—	—
Joel P. Adams(2)(7)	6,249,025	18.8%
Richard S. Kollender(2)(8)	3,787,826	11.4%
Stanley N. Lapidus(2)(15)(17)	122,450	*
Kenneth Weisshaar(2)(17)	—	—
All post-merger directors and executive officers as a group (15 individuals)(16)	14,302,430	40.4%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830.

(2)	Each of the noted individuals will be a director of Oracle following the consummation of the merger.

(3)	Post-merger beneficial ownership includes (i) 468,750 held by LNF OHAC LLC, (ii) 718,749 shares held by Oracle Healthcare Holding LLC and (iii) 416,667 shares of common stock issuable upon exercise of the warrants sold to Mr. Feinberg prior to the consummation of Oracle’s initial public offering that become exercisable upon the consummation of the merger. See footnote (4) below.

(4)

LNF OHAC LLC and Oracle Healthcare Holding LLC are managed by Larry N. Feinberg, as the managing member. Larry N. Feinberg may be deemed to be the beneficial owner of the shares of common stock held by LNF OHAC LLC and Oracle Healthcare Holding LLC. For purposes of Section 16, Per G. H. Lofberg and Kevin C. Johnson may be deemed the beneficial owners of 31,250 shares of Oracle common stock and 31,250 shares of Oracle common stock, respectively, held of record as of the date hereof by Oracle Healthcare Holding LLC. Mr. Lofberg and Mr. Johnson each hold non-voting membership units in Oracle

Healthcare Holding LLC. Mr. Lofberg and Mr. Johnson each disclaim any beneficial ownership of any of Oracle common stock held of record by Oracle Healthcare Holding LLC, except to the extent of each of their indirect pecuniary interest therein, and shall not be deemed an admission that the such persons are the beneficial owner of such securities for purposes of Section 16 or for any other purposes. In addition, because the membership units of Oracle Healthcare Holding LLC held by Mr. Lofberg and Mr. Johnson have no voting rights, neither of them has any right to vote or dispose of the shares of Oracle common stock held by Oracle Healthcare Holding LLC.

(5)	Post-merger beneficial ownership includes (i) 468,690 shares held by JDL OHAC LLC, (ii) 60 shares held by Mr. Liffmann prior to the merger and (iii) 416,667 shares of common stock issuable upon exercise of the warrants sold to Mr. Liffmann prior to the consummation of Oracle’s initial public offering that become exercisable upon the consummation of the merger. See footnote (6) below.

(6)	JDL OHAC LLC is managed by Joel D. Liffmann, as the managing member. Joel D. Liffmann may be deemed to beneficially own the shares owned by JDL OHAC LLC.

(7)	Address is 500 Blackburn Avenue, Sewickley, PA 15143. Post-merger beneficial ownership includes (i) 3,721,178 shares of common stock issuable upon conversion of Series A1 Preferred Stock, (ii) 1,962,523 shares of common stock issuable upon conversion of Series B Preferred Stock and (iii) 565,324 shares of common stock issuable upon conversion of convertible notes. Joel P. Adams, one of PTI’s directors, is a member of ACM 2000, LLC, the general partner of ACM Partners 2000, L.P. ACM Partners 2000, L.P. is the general partner of Adams Capital Management III, L.P. Mr. Adams disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8)	Address is Cira Centre, 2929 Arch Street, Philadelphia, PA 19104-2868. Post-merger beneficial ownership includes (i) 2,413,168 shares of common stock issuable upon conversion of Series B Preferred Stock and 508,893 shares of common stock issuable upon conversion of convertible notes held by Quaker BioVentures LP; (ii) 402,195 shares of common stock issuable upon conversion of Series B Preferred Stock and 84,798 shares of common stock issuable upon conversion of convertible notes held by Quaker BioVentures Tobacco Fund, LP; and (iii) 312,818 shares of common stock issuable upon conversion of Series B Preferred Stock and 65,954 shares of common stock issuable upon conversion of convertible notes held by BioAdvance Ventures, LP. Richard Kollender, one of PTI’s directors, is a vice president of the general partner of these entities. Mr. Kollender disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein.

(9)	Post-merger beneficial ownership includes (i) 402,986 shares of common stock issuable upon exchange of PTI common stock and (ii) 17,205 shares of common stock issuable upon conversion of Series A1 Preferred Stock. Also includes 538,513 shares of common stock underlying options exercisable within 60 days.

(10)	Represents shares underlying options exercisable within 60 days.

(11)	Post-merger beneficial ownership includes 34,410 shares of common stock issuable upon exchange of PTI common stock. Also includes 240,200 shares of common stock underlying options exercisable within 60 days.

(12)	Post-merger beneficial ownership includes 79,694 shares of common stock issuable upon exchange of PTI common stock. Also includes 109,370 shares of common stock underlying options exercisable within 60 days.

(13)	Represents shares underlying options exercisable within 60 days.

(14)	Represents shares underlying options exercisable within 60 days.

(15)	Post-merger beneficial ownership includes (i) 11,400 shares of common stock issuable upon exchange of PTI common stock, (ii) 8,262 shares of common stock issuable upon conversion of Series A1 Preferred Stock and (iii) 8,262 shares of common stock issuable upon conversion of Series A3 Preferred Stock, (iv) 91,177 shares of common stock underlying options exercisable within 60 days and (v) 3,349 shares of common stock underlying immediately exercisable warrants.

(16)	Post-merger beneficial ownership includes 2,045,207 shares underlying options and warrants exercisable within 60 days.

(17)	The business address of these individuals is c/o Precision Therapeutics, Inc., 2516 Jane St., Pittsburgh, PA 15203.

WHERE YOU CAN FIND MORE INFORMATION

Oracle files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Oracle with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Oracle files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on Oracle at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov. In addition, you may obtain copies of such filings free of charge directly from Oracle at the following address: Oracle Healthcare Acquisition Corp., 200 Greenwich Avenue, 3 rd Floor, Greenwich, Connecticut 06830, (203) 862-7900.

Information and statements contained in this supplement, or any annex to this supplement, are qualified in all respects by reference to the copy of the relevant contract or other annex.

All information contained in this document relating to Oracle has been supplied by Oracle, and all such information relating to PTI has been supplied by PTI. Information provided by either of us does not constitute any representation, estimate or projection of the other.

Annex A

AGREEMENT AND PLAN OF MERGER

among

ORACLE HEALTHCARE ACQUISITION CORP.,

PTI ACQUISITION SUB, INC.,

and

PRECISION THERAPEUTICS, INC.

Dated as of December 3, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 3, 2007 (this “Agreement”), by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary (as hereinafter defined) of Parent (“Merger Sub”), and Precision Therapeutics, Inc., a Delaware corporation (the “Company”). Except as otherwise provided in this Agreement, terms used herein are defined in Section 11.12 hereof.

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the corporation surviving such Merger as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which Merger each outstanding share of capital stock of the Company issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and Excluded Shares, will be converted into the right to receive shares of common stock, par value $0.0001 per share (“Parent Common Stock”), of Parent;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company (the “Voting Agreement Stockholders”) are entering into a Voting Agreement (the “Voting Agreement”) with Parent pursuant to which, among other things, such Voting Agreement Stockholders have agreed, subject to the terms thereof, to: (i) prior to the Effective Time, convert any and all shares of Series A1 Preferred Stock, par value $0.001 per share (the “Series A1 Preferred Stock”), Series A3 Preferred Stock, par value $0.001 per share (the “Series A3 Preferred Stock” and, together with the Series A1 Preferred Stock, the “Series A Preferred Stock”), and Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Company Preferred Stock”), of the Company and the Bridge Notes held by such Voting Agreement Stockholders into common stock, par value $0.001 per share (the “Company Common Stock”), of the Company pursuant to the Conversion; and (ii) vote any and all shares capital stock of the Company held by such Voting Agreement Stockholders in favor of the approval and adoption of the Conversion and the Merger;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the consummation of the transactions contemplated hereby; and

WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend for the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Treasury Regulations”), and, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, intending to be legally bound, hereby agrees as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, with the Company continuing to exist under the laws of the State of Delaware as the corporation surviving such merger (the Company, as such surviving corporation, the “Surviving Corporation”).

Section 1.2. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place on the third Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII hereof, unless another time or date is agreed to in writing by Parent and the Company (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by Parent and the Company.

Section 1.3. Effective Time. Upon the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, substantially in the form attached as Exhibit A hereto (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the time at which the Merger shall become effective being the “Effective Time”).

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL (including, without limitation, Section 259 of the DGCL). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended as a result of the Merger to read in its entirety as set forth on Exhibit A attached to the Certificate of Merger, and the certificate of incorporation of the Company, as so amended, shall be the certificate of incorporation of the Surviving Corporation, and thereafter shall continue to be the certificate of incorporation of the Surviving Corporation until changed or amended as provided therein and under applicable law.

Section 1.6. Bylaws. At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, and thereafter shall continue to be the bylaws of the Surviving Corporation until changed or amended or repealed as provided therein, in the certificate of incorporation of the Surviving Corporation and under applicable law.

Section 1.7. Directors; Officers.

(a) Members of Board of Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the Company Designated Directors and the Parent Designated Directors, each to serve until his successor is elected and qualified or until his earlier death, resignation or removal.

(b) Officers of Parent and Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to serve until their respective successor is elected and qualified or until their respective earlier death, resignation or termination; provided, however, that, at the Effective Time, Sean C. McDonald shall become the Chief Executive Officer of the Surviving Corporation until his successor is elected and qualified or until his earlier death, resignation or termination.

Section 1.8. Effect on Capital Stock. After the Conversion and at the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of shares of capital stock or other securities of the Company, Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock, Etc. Each share of Company Common Stock that is owned by the Company as treasury stock, or otherwise owned by any direct or indirect Subsidiary of the Company, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no payment shall be made or consideration delivered in exchange therefor.

(c) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the shares of Company Common Stock referred to in Section 1.8(b) hereof and shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, “Excluded Shares”) and the Dissenting Shares) shall be converted into the right to receive the following, subject to Section 2.4 hereof with respect to fractional shares, and to Section 2.10 hereof with respect to shares deposited with the Escrow Agent:

(i) the Per Share Merger Consideration;

(ii) the Milestone Consideration Per Share (if any); and

(iii) the Top-Up Consideration Per Share (if any).

(d) Cancellation of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company that are issued and outstanding immediately prior to the Effective Time and that are held by a holder thereof who has validly demanded payment of the fair value for such shares as determined in accordance with Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the DGCL. If any such holder of shares of capital stock of the Company shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of Company Common Stock held by such holder shall be treated, at Parent’s sole discretion, as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 1.8(c). The Company shall give prompt notice to Parent of any demands (and any withdrawals thereof) received by the Company for appraisal of shares the Company’s capital stock pursuant to Section 262 of the DGCL, and Parent shall have the right to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or waive any rights with respect to, any such demands.

Section 1.9. Equitable Adjustment of Shares. If prior to the Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other stock dividend or distribution in capital stock (or securities convertible into or exchangeable for capital stock) of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then the Per Share Merger Consideration shall be equitably adjusted to reflect such split, combination, reclassification, dividend or other distribution or change.

Section 1.10. Treatment of Options.

(a) At the Effective Time, each outstanding option to purchase a share of Company Common Stock (collectively, “Company Options”) granted under any Company Stock Plan, whether or not then exercisable or vested, shall automatically be converted, by virtue of the Merger and without any action on the part of the holder thereof, into an option to acquire such number of shares of Parent Common Stock (a “Rollover Option”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option and (y) the Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). Each Rollover Option shall also include the right to receive the applicable Milestone Consideration Per Share (if any) and the applicable Top-Up Consideration Per Share (if any). Each Rollover Option shall be subject to, and shall vest and remain exercisable in accordance with, the same terms and conditions of the Company Option it replaces, except that the exercise price per share of each Rollover Option shall be equal to the quotient of (i) the exercise price per share of such Company Option and (ii) the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent). The conversion of the Company Options to Rollover Options pursuant to this Section 1.10 shall be effected in a manner consistent with Section 424 of the Code. Parent shall take reasonable steps to ensure that any Company Option that qualifies as an “incentive stock option” under Section 422 of the Code immediately prior to the Closing shall not lose its status as an incentive stock option as a result of the conversion to a Rollover Option described above. Following the Closing, Parent shall send to each holder of a Rollover Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such Rollover Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such Rollover Option. Not later than four (4) business days (within the meaning of Form 8-K) after the Effective Time, Parent shall, with full cooperation from the Company prior to the Closing and from the Surviving Corporation following the Closing, prepare and file with the SEC a report on Form 8-K as required with respect to the Merger. As soon as permissible following the filing of such report on Form 8-K, Parent shall file with the SEC a registration statement on Form S-8 registering the exercise of any Rollover Options. Parent shall use commercially reasonable efforts (i) to cause, to the extent reasonably practicable, any shares of Parent Common Stock issued upon exercise of Rollover Options prior to the effectiveness of the registration statement on Form S-8 to be included in the shares to be registered in the Registration Statement, and (ii) to cause such Form S-8 registration statement to remain effective for so long as any Rollover Options remain outstanding.

(b) All shares of restricted Company Common Stock granted under the Company Stock Plans (and any other shares of Company Common Stock subject to vesting or future issuance under the Company Stock Plans) (collectively, “Other Stock Awards”) outstanding immediately prior to the Effective Time, whether or not then vested, shall be treated in the same manner as all other shares of Company Common Stock outstanding immediately prior to the Effective Time; provided, however, that the Per Share Merger Consideration, Milestone Consideration Per Share (if any) and the Top-Up Consideration Per Share (if any) received by each holder in exchange for the holder’s Other Stock Awards shall be subject to the terms and conditions (including vesting schedules) applicable to such Other Stock Awards as in effect prior to the Effective Time.

(c) The Company and Parent shall take all such steps and actions as may be required to cause the transactions contemplated by this Section 1.10 and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time will become a director or officer of Parent, to become exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 1.11. Treatment of Warrants. From and after the Effective Time:

(a) Series I Warrants. Pursuant to the provisions of Section 7(c) of the Series I Warrants (as applicable), (i) each holder of a Series I Warrant shall have the right to receive upon the exercise of such Series I Warrant the kind and amount of shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series I Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series I Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series I Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series I Warrant.

(b) Series II Warrants. Pursuant to the provisions of Section 7(b) of the Series II Warrants (as applicable), (i) each holder of a Series II Warrant shall have the right to receive upon the exercise of such Series II Warrant the kind and amount of shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series II Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10) and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series II Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series II Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series II Warrant.

(c) Series III Warrants. Pursuant to the provisions of Section 7(b) of the Series III Warrants (as applicable), (i) each holder of a Series III Warrant shall have the right to receive upon the exercise of such Series III Warrant the kind and amount of shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series III Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series III Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series III Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series III Warrant.

(d) National City Warrant. Pursuant to the provisions of Section 7(b) of the National City Warrant, (i) the holder of the National City Warrant shall have the right to receive upon the exercise thereof the kind and amount of shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) which such holder would have been entitled to receive if immediately prior to the

Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of the National City Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in the National City Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in the National City Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of the National City Warrant.

(e) 2002 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2002 GE Warrant, (i) the holder of such 2002 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2002 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2002 GE Warrant, the shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2002 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2002 GE Warrant a new warrant as a replacement of such 2002 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2002 GE Warrant.

(f) 2005 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2005 GE Warrant, (i) the holder of such 2005 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2005 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2005 GE Warrant, the shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2005 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2005 GE Warrant a new warrant as a replacement of such 2005 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2005 GE Warrant.

(g) 2006 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2006 GE Warrant, (i) the holder of such 2006 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2006 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2006 GE Warrant, the shares of Parent Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2006 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2006 GE Warrant a new warrant as a replacement of such 2006 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2006 GE Warrant.

(h) Bridge Warrant. Pursuant to the provisions of Section 3.01(d) of the Bridge Warrants (as applicable), (i) each Bridge Warrant shall be exercisable for the number of shares of Parent Common Stock to which a holder of the number of shares of Company Common Stock (or to receive payment in cash with respect to the Top-Up

Consideration attributable to such shares) deliverable upon exercise of such Bridge Warrant would have been entitled to receive pursuant to Article I hereof upon the consummation of the Merger (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), (ii) appropriate adjustment shall be made in the application of the provisions of each Bridge Warrant with respect to the rights and interest thereafter of the holder of such Bridge Warrant, to the end that the provisions set forth therein (including provisions with respect to changes in and other adjustments of the applicable number of shares of stock issuable upon exercise) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Bridge Warrant.

(i) GE Preferred Warrant. Pursuant to the provisions of Section 7(a) of the GE Preferred Warrant, (i) the holder of such GE Preferred Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the GE Preferred Warrant, and in lieu of the shares of Company Common Stock (or to receive payment in cash with respect to the Top-Up Consideration attributable to such shares) theretofore issuable upon exercise of the GE Preferred Warrant (after giving effect to the Conversion), the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the GE Preferred Warrant (after giving effect to the Conversion) immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the GE Preferred Warrant a new warrant as a replacement of such GE Preferred Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the GE Preferred Warrant.

Section 1.12. Treatment of Bridge Notes. The Company shall take all corporate action necessary to cause all Bridge Notes that are outstanding as of immediately prior to the Effective Time to be converted into shares of Company Common Stock pursuant to the Conversion in accordance with the terms of the Bridge Note Agreement.

Section 1.13. No Transfers of Contingent Consideration. Neither the Top-Up Consideration Per Share, the Milestone Consideration Per Share nor the right to receive the Top-Up Consideration Per Share or the Milestone Consideration Per Share may be Transferred by any Person other than pursuant to a Permitted Transfer, provided that nothing contained in this Section 1.13 is intended to, nor shall it be deemed to, restrict or limit the ability of any holder of securities of the Company to Transfer such securities prior to the Effective Time.

ARTICLE II.

EXCHANGE OF CERTIFICATES; ESCROW OF SHARES

Section 2.1. Exchange Procedures. As promptly as practicable after the Effective Time, Parent will send, or cause to be sent, to each record holder of a certificate (a “Certificate”) which immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) or shares of Company Preferred Stock that have been converted into Company Common Stock pursuant to the Conversion: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery to Parent of the Certificates, and shall be in customary form); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Per Share Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of the Certificate to, or as instructed by, Parent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock, and the amount of cash, if any, in respect of fractional shares and any dividends or other distributions to which holders are entitled pursuant to Section 2.2 hereof, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. Parent shall accept such Certificates upon compliance with such reasonable terms and conditions as Parent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or will accrue on any cash payable in lieu of fractional shares or pursuant to Section 2.2 hereof. In the event that any Per Share Merger Consideration is to be paid in a name other than that in which the Certificate surrendered for exchange is registered, as the result of a transfer of ownership of Company Common Stock or Company Preferred Stock which was not registered in the transfer records of the Company, one or more certificates evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount in lieu of fractional shares and with respect to any dividends or other distributions to which such holder is entitled pursuant to Section 2.2 hereof, may be issued with respect to such Company Common Stock or Company Preferred Stock (on an as converted basis pursuant to the Conversion) to the person so named only if the Certificate representing such shares of Company Common Stock or Company Preferred Stock is presented to, or as instructed by, Parent, properly endorsed, with signature guaranteed, or otherwise in proper form for transfer to the Person so named, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.2. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.3. No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash, if any, paid in lieu of fractional shares or pursuant to Section 2.2 hereof paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I hereof and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (including any and all shares of Company Common Stock issued pursuant to the Conversion).

Section 2.4. No Fractional Shares of Parent Common Stock. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 1.8 hereof. Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock and (ii) the Parent Common Stock Price.

Section 2.5. No Liability. None of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.6. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, and the delivery to Parent of such other documentation (including an indemnity in customary form) reasonably requested by Parent, Parent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 2.7. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of capital stock or other securities of the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of capital stock or other securities of the Company in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.8. Further Assurances. At and after the Effective Time, the officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of capital stock or other securities of the Company on the records of the Company. Any Certificate presented to the Surviving Corporation or Parent after the Effective Time for transfer shall be cancelled and extinguished and exchanged for the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Article I hereof, together with any dividends or other distributions to which such holder is entitled pursuant to Section 2.2 hereof.

Section 2.10. Escrow. On the Closing Date, the Per Share Escrow Consideration shall be deducted from the Per Share Merger Consideration issuable to the Former Company Stockholders pursuant to Article I (the “Escrowed Shares”) and shall be deposited by Parent with the Escrow Agent to be held in escrow for the purpose of satisfying any claims for indemnification made by the Parent Indemnitees under Article X hereof. The Escrowed Shares shall be administered in accordance with the Escrow Agreement.

Section 2.11. Treatment of Contingent Consideration; Issuance of Separate Share Certificates. Any Parent Common Stock issued as Top-Up Consideration or as Milestone Consideration hereunder shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b), Example (2), using the three-month test rate of interest provided for in Treasury Regulation Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to such Parent Common Stock, shares representing the principal component (with a value—determined on the date of issuance—equal to the principal component) and shares representing the interest component (with a value—determined on the date of issuance—equal to the interest component) shall be represented by separate share certificates.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered to Parent by the Company in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Corporate Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. True, accurate and complete copies of the Company Organizational Documents, with all amendments thereto to the date hereof, have been made available to Parent or its representatives.

Section 3.2. Qualification to Do Business. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3. No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of any Company Organizational Document, (ii) assuming that the Company makes the filings specified in Section 3.4 hereof and obtains the consents, waivers and approvals specified in Section 3.4 of the Company Disclosure Schedule (and assuming compliance by Parent with Sections 4.3 and 4.4 hereof), violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Company Contract or result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of the Company or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Contracts or obligations thereunder, or Company Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, except in the cases of the immediately preceding clauses (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity or any other Person, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person, is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except for: (i) the consents, waivers, authorizations or approvals of any Governmental Entity set forth in Section 3.4 of the Company Disclosure Schedule; and (ii) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5. Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the adoption of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Section 3.6. Capitalization and Related Matters.

(a) As of the date hereof, the authorized capital stock of the Company consists of 55,000,000 shares of Company Common Stock and 38,670,716 shares of Company Preferred Stock. As of the date hereof:

(i) 3,890,973 shares of Company Common Stock are issued and outstanding and 38,443,420 shares of Company Preferred Stock are issued and outstanding;

(ii) 8,839,505 shares of Company Common Stock are reserved for issuance and issuable upon or otherwise deliverable under the Company’s 1996 Stock Option Plan and 2000 Stock Plan (collectively, the “Company Stock Plans”) or otherwise in connection with the exercise of outstanding Company Options and the vesting of outstanding Other Stock Awards. Section 3.6(a)(ii) of the Company Disclosure Schedule sets forth the names of all holders, the number of shares of Company Common Stock covered thereby, the vesting schedule and the exercise prices for the Company Options and the outstanding Other Stock Awards;

(iii) 2,173,843 shares of Company Common Stock are reserved for issuance and issuable upon exercise of the Company Warrants (other than the GE Preferred Warrant). As of the date hereof, 181,818 shares of Series B Preferred Stock are reserved for issuance and issuable upon exercise of the GE Preferred Warrant and, after the Conversion and immediately prior to the Closing, 181,818 shares of Company Common Stock will be reserved for issuance and issuable upon exercise of the GE Preferred Warrant. Section 3.6(a)(ii) of the Company Disclosure Schedule sets forth the names of all holders of Company Warrants, the number of shares of Company Common Stock and Company Preferred Stock (including the class and series thereof) issuable thereunder, the respective exercise prices for such Company Common Stock and Company Preferred Stock and the respective expiration dates of the Company Warrants; and

(iv) the number of shares of Company Common Stock required to be issued in order to effect the Conversion, including, without limitation, the conversion of all Bridge Notes outstanding immediate prior to the Effective Time, will be reserved for issuance not less than one Business Day prior to the Closing Date.

(b) The outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities laws. All grants of Company Options and Other Stock Awards were validly issued and properly approved by the Company’s Board of Directors in accordance with all applicable law and no such grants involved any “backdating” or similar practices with respect to the effective date of grant. Except as set forth above in Section 3.6(a), no shares of capital stock of the Company are outstanding and the Company does not have outstanding any options, warrants or other securities convertible into or exchangeable or exercisable for any shares of capital stock or any rights to subscribe for or to purchase or otherwise acquire, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of the Company, or any stock or securities convertible into or exchangeable or exercisable for any capital stock of the Company; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. Except as set forth above in Section 3.6(a), the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.7. Subsidiaries and Equity Investments. The Company does not have any Subsidiaries, and does not have any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents), in any other Person.

Section 3.8. Financial Statements. The Company has heretofore made available to Parent copies of the audited balance sheets of the Company as of December 31, 2006 and December 31, 2005, together with the related statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal years then ended and the notes thereto, accompanied by the reports thereon of Ernst & Young LLP, (b) copies of the unaudited balance sheet of the Company as of September 30, 2007 (the “Company Interim Balance Sheet”), together with the related unaudited statements of operations, stockholders’ equity (deficit) and cash flow for the nine months then ended and the notes thereto (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements, including the notes and schedules thereto, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Company Financial Statements described in clause (b) above, to notes and normal year-end audit adjustments consistent with prior periods).

Section 3.9. Absence of Certain Changes or Events.

(a) Between September 30, 2007 and the date of this Agreement, there has not been:

(i) any Company Material Adverse Effect;

(ii) any material loss, damage, destruction or other casualty to the assets or properties of the Company (other than any for which insurance awards have been received or guaranteed);

(iii) any change in any method of accounting or accounting practice of the Company, except for any such change required by reason of a concurrent change in GAAP; or

(iv) any loss of the employment, services or benefits of the chief executive officer of the Company and members of the Company’s senior management who report directly to such chief executive officer.

(b) Between September 30, 2007 and the date of this Agreement, the Company has operated in the ordinary course of its business and consistent with past practice and has not:

(i) failed to discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than Permitted Liens and liabilities being contested in good faith and for which adequate reserves have been made and reflected in the Company Financial Statements;

(ii) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, properties or rights;

(iii) sold or transferred any of its material assets or cancelled any material debts or claims or waived any material rights;

(iv) disposed of any material patents, trademarks or copyrights or any material patent, trademark or copyright applications or registrations;

(v) disclosed any of its material Trade Secrets, except pursuant to written confidentiality obligations;

(vi) defaulted on any material obligation;

(vii) entered into any transaction material to its business, except in the ordinary course of business and consistent with past practice;

(viii) granted any material increase in the compensation or benefits of its employees other than increases in accordance with past practice not exceeding $50,000 in the aggregate, or entered into any employment, change of control, retention or severance agreement or arrangement with any of them;

(ix) made or committed to make any capital expenditure with respect to any periods after the date hereof or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance in excess of $100,000 in the aggregate;

(x) laid off or terminated the employment of any significant number of its employees;

(xi) discontinued the offering of any material services or product;

(xii) incurred any material obligation or liability for the payment of severance benefits;

(xiii) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

(xiv) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.10. Tax Matters.

(a)(i) The Company has filed when due all income Tax Returns and all other material Tax Returns required by applicable law to be filed with respect to the Company; and (ii) all income Taxes and all other material Taxes owed by the Company, if required to have been paid, have been paid (except for Taxes which are being contested in good faith and for which adequate reserves have been made and reflected in the Company Financial Statements).

(b) There is no action, suit, proceeding, investigation, audit or claim now pending with respect to the Company in respect of any income Tax or other material Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority.

(c) Since January 1, 2000, no claim has been made in writing by any taxing authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d)(i) There is no outstanding request for any extension of time for the Company to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company that is currently in force; and (iii) the Company is not a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(e) The Company has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Person.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There is no Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of the Company that arose in connection with any failure or alleged failure to pay any Tax.

(i) The Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.11. Absence of Undisclosed Liabilities. There are no material liabilities or obligations of the Company of the type required to be reflected on a balance sheet in the liabilities column in accordance with GAAP of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (A) liabilities or obligations disclosed and provided for on the Company Interim Balance Sheet or (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Interim Balance Sheet. The Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any other Person.

Section 3.12. Company Property.

(a) The Company owns no real property.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all material amendments thereto, in which the Company has a leasehold interest or similar occupancy rights, whether as lessor or lessee, and (i) which are material to the operations of the Company, or (ii) which involve payments by the Company in excess of $100,000 per year (each, a “Company Lease” and collectively, the “Company Leases”; the property covered by Company Leases under which the Company is a lessee is referred to herein as the “Company Leased Real Property”). The Company is not a party to any Company Contract (other than a Lease) with the lessor of any Company Leased Real Property, which gives such lessor any right to terminate or adversely alter the terms of the Company Lease to which such lessor is a party. The Company enjoys peaceful and undisturbed possession of the Company Leased Real Property pursuant to the Company Leases. No option has been exercised under any of such Company Leases, except options the exercise of which have been evidenced by a written document, a true, complete and accurate copy of which has been made available to Parent with the corresponding Company Lease. The transactions contemplated by this Agreement do not require the consent or approval of the other party to any Company Lease.

(c) Since September 30, 2007, no Company Lease has been modified or amended in any way materially adverse to the business of the Company and no party to any Company Lease has given the Company written notice of or, to the Knowledge of the Company, made a claim against the Company with respect to any breach or default thereunder.

(d) Other than rights incidental to the provision of services established in the ordinary course of business, none of the Company Leased Real Property is subject to any option, lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof or to obtain title to all or any portion of such property.

(e) All material improvements, systems and fixtures on the Company Leased Real Property are in good operating condition and repair and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. All improvements on the Company Leased Real Property constructed by or on behalf of the Company were constructed in compliance in all material respects with applicable laws, ordinances and regulations affecting such Company Leased Real Property.

Section 3.13. Assets of the Company.

(a) The assets, properties and rights of the Company constitute all of the assets, properties and rights which are used in the operation of the Company’s business as currently conducted. There are no material assets, properties, rights or interests of any kind or nature that the Company has been using, holding or operating in its business prior to the Closing that will not be used, held or owned by the Company immediately following the Closing.

(b) The Company has good and valid fee simple title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable Leases in, all of its material assets, properties and rights.

Section 3.14. Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, the Company owns, or has valid and enforceable licenses to use, all the Intellectual Property used by the Company, and such Intellectual Property represents all intellectual property rights necessary for the conduct of its business as and where conducted on the date hereof. The Company is in compliance in all material respects with all licenses relating to the protection of such of the Intellectual Property used by the Company pursuant to license or other agreement. To the Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property owned or used by the Company by any other Person. To the Knowledge of the Company, the conduct of the business of the Company does not conflict with, violate, misappropriate, misuse or infringe any proprietary right of any other Person. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened, against the Company: (i) alleging any such conflict, violation, misappropriation, misuse or infringement with or of any other Person’s proprietary rights; or (ii) challenging the Company’s ownership or use of, or the validity or enforceability of, any Intellectual Property owned or used by the Company.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and current list of all registrations, applications or filings with any Governmental Entity pertaining to the Intellectual Property owned by the Company (the “Company Registered Intellectual Property”) as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each. All Company Registered Intellectual Property is owned by the Company, free and clear of all Liens other than Permitted Liens. All Company Registered Intellectual Property is valid, subsisting, unexpired, and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing have been paid. There are no actions that must be taken or payments that must be made by the Company within one hundred eighty (180) days of the Closing that, if not taken or paid, would adversely affect the Intellectual Property owned or used by the Company or the right of the Company to use the same as and where used as of the date hereof. To the Knowledge of the Company, no Company Registered Intellectual Property is the subject of any proceeding before any Governmental Entity in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement will not alter or impair in any material respect any Intellectual Property owned or used by the Company.

(c) Section 3.14(c) of the Company Disclosure Schedule sets forth a complete list of all material license agreements pertaining to Intellectual Property owned or used by the Company as of the date hereof, except for agreements pertaining to commercially available, off-the-shelf software. The Company is not under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning its rights respecting any Intellectual Property owned or used by the Company. The Company will not be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property owned or used by the Company. The Company is not in material default under any such agreement.

(d) The Company has not made any claim of a violation, infringement, misuse or misappropriation by any other Person (including any employee or former employee of the Company) of its rights to, or in connection with, any Intellectual Property owned or used by the Company, which claim is pending. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property owned or used by the Company.

(e) With respect to each material Trade Secret of the Company, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of its material Trade Secrets. The Trade Secrets of the Company are not part of the public knowledge or literature, and, to the Knowledge of the Company, have not been used, divulged, or appropriated for the benefit of any Person (other than the Company, Parent or Merger Sub), except pursuant to an enforceable confidentiality and non-disclosure agreement and, to the Knowledge of the Company, no Person has materially breached such agreement to the detriment of the Company, Parent, or Merger Sub. No Trade Secret of the Company is subject to any adverse claim or, to the Knowledge of the Company, has been challenged or threatened in any way.

Section 3.15. Software. To the Knowledge of the Company, none of the operating and applications computer software programs and databases used by the Company that are material to the conduct of its business (collectively, the “Company Software”), nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending or, to the Knowledge of the Company, threatened.

Section 3.16. Licenses and Permits.

(a) The Company owns or possesses all right, title and interest in and to each license, permit, franchise, registration, authorization and approval that has been issued or granted to the Company by any Governmental Entity and is material to the operation of the Company’s business (the “Company Licenses and Permits”) and has taken all necessary action to maintain such Company Licenses and Permits. Each Company License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative, judicial or other proceeding to revoke, cancel, suspend or declare invalid such Company License and Permit in any respect. The Company Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company, and none of the operations of the Company are being conducted in a manner that violates in any material respect any of the terms or conditions under which any Company License and Permit was granted.

(b) The operations of the Company are in compliance in all material respects with applicable federal and state law and the published rules, regulations, and policies promulgated by any Governmental Entity, and the Company has not done anything or failed to do anything that could reasonably be expected to cause the loss of any of the Company Licenses and Permits.

(c) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Company Licenses and Permits is pending or, to the Knowledge of the Company, threatened. No notices have been received by and, no claims have been filed against, the Company alleging a failure to hold any requisite permits, regulatory approvals, licenses and other authorization.

Section 3.17. Compliance with Law.

(a) The operations of the business of the Company have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities (including, without limitation, the United States Department of Health and Human Services, the Centers for Medicare and Medicaid Services and the Office of Inspector General of the United States Department of Health and Human Services) having jurisdiction over the Company or its assets, properties or operations, including, without limitation, such laws, regulations, orders and other requirements relating to state or federal anti-kickback sales and marketing practices, off label promotion and government health care program price reporting and, to the extent applicable to the Company and/or its operations, Good Clinical Practices, Good Laboratory Practices, advertising and promotion, pre-marketing and post-marketing adverse drug experience and adverse drug reaction reporting. Since January 1, 2006, the Company has not received notice of any material violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and the Company is not in material default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations. Neither the Company nor, to the Knowledge of the Company, any of the agents, employees, vendors or suppliers of the Company has been excluded from participation in any “federal health care program,” as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency.

(b) The Company’s management has (i) implemented a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and the audit committee of the Company’s Board of Directors.

Section 3.18. Litigation. There are no material claims, actions, suits, proceedings, subpoenas or, to the Knowledge of the Company, investigations (each, an “Action”) pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of the Company or, to the Knowledge of the Company, any of its officers or directors involving or relating to the Company, the assets, properties or rights of the Company or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the Knowledge of the Company, threatened against the Company.

Section 3.19. Contracts.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Company Contracts as of the date hereof.

(b) Each Company Contract is valid, binding and enforceable against the Company and, to the Knowledge of the Company, against each other party thereto in accordance with its terms, and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Company Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the Knowledge of the Company, no other party to any Company Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default. The Company has made available to Parent or its representatives true and complete originals or copies of all the Company Contracts.

(c) A “Company Contract” means any agreement, contract or commitment, oral or written, to which either the Company is a party or by which it or any of its assets are bound constituting:

(i) a contract or agreement for the purchase, license (as licensee) or lease (as lessee) by the Company of services, materials, products, personal property, supplies, Intellectual Property rights or other assets from any supplier or vendor or for the furnishing of services to the Company reasonably expected to involve total payments by the Company after the date hereof in excess of $25,000;

(ii) a mortgage, indenture, security agreement, guaranty, pledge and other agreement or instrument relating to the borrowing of money or extension of credit in excess of $50,000 (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice), or any agreement or instrument relating to any financial grant to the Company;

(iii) an employment, change of control, retention, severance or material consulting agreement;

(iv) a joint venture, partnership or limited liability company agreement with third parties;

(v) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of the Company may be conducted or (ii) the ability of the Company to provide any type of service or product presently provided by the Company;

(vi) an agreement containing any exclusivity clause, most-favored-nations clause, benchmarking clause or marked-to-market pricing provision;

(vii) a Lease requiring annual payments in excess of $100,000;

(viii) an agreement limiting or restricting the ability of the Company to make distributions or declare or pay dividends in respect of its capital stock or other securities, as the case may be;

(ix) an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person;

(x) any material collaboration agreement;

(xi) any material agreement with a scientific advisor(s) or any scientific advisory firm or business;

(xii) any material transfer agreement that is material to the Company’s business; or

(xiii) any other material agreement not in the ordinary course of the business of the Company.

(d) Without limiting, and in furtherance of, the foregoing provisions of this Section 3.19: (i) the Company has made available to Parent or its representatives a true and complete original or copy of the Bridge Note Amendment; (ii) the Bridge Note Amendment is valid, binding and enforceable against the Company and, to the Knowledge of the Company, against each other party thereto in accordance with its terms, and is in full force and effect; (iii) the Company has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, the Bridge Note Amendment, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder; and (iv) to the Knowledge of the Company, no other party to the Bridge Note Amendment is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default.

Section 3.20. Employee Plans.

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth: (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all material employee benefit programs, policies, or arrangements, including, without limitation, any such programs, policies, or arrangements providing severance pay, sick leave, vacation pay, salary continuation, disability, retirement benefits, deferred compensation, bonus pay, incentive pay, equity or equity-based compensation, stock purchase, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, currently sponsored or maintained by the Company or to which the Company is obligated to contribute thereunder for current or former employees of the Company (the “Company Employee Benefit Plans”), and (ii) all “employee pension plans,” as defined in Section 3(2) of ERISA, currently maintained or sponsored by the Company or any trade or business (whether or not incorporated) which is under control or treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code (a “Company ERISA Affiliate”) or to which the Company or any Company ERISA Affiliate is obligated to contribute thereunder (the “Company Pension Plans”).

(b) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans and Company Pension Plans, have been made available to Parent, to the extent applicable: (i) all plans and related trust documents, and amendments thereto; (ii) Forms 5500 filed for the three most recent plan years; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions, annual reports and material modifications; (v) the most recent actuarial report, if any; and (vi) written descriptions of all non-written agreements relating to the Company Employee Benefit Plans. In addition, the most recent financial statements and actuarial valuations for the Company Pension Plans have been made available to Parent.

(c) None of the Company Employee Benefit Plans or Company Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA or subject to Title IV of ERISA or Section 412 of the Code. The Company has not incurred any liability due to a complete or partial withdrawal from a multiemployer plan or due to the termination or reorganization of a multiemployer plan (except for any such liability that has been satisfied in full), and no events have occurred and no circumstance exists, to the Knowledge of the Company, that would reasonably be expected to result in any liability to the Company or a Company ERISA Affiliate.

(d) Each Company Pension Plan that is intended to qualify under Section 401 of the Code has received a determination letter from the IRS, or can rely on an opinion letter, that it so qualifies and that the trust is exempt from taxation under Section 501 of the Code, and to the Knowledge of the Company, nothing has occurred since the date of determination that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(e) All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Company Employee Benefit Plans or Company Pension Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(f) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Employee Benefit Plans or Company Pension Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans or Company Pension Plans with respect to the operation or administration of such plans or the investment of plan assets (other than routine benefit claims), nor does the Company have Knowledge of facts which could form the basis for any such claim or lawsuit. No Company Employee Benefit Plan or Company Pension Plan has been the subject of an audit, investigation or examination by any Governmental Entity to the Knowledge of the Company.

(g) None of the Company Employee Benefit Plans provide retiree life or retiree health benefits except as may be required under COBRA or any similar state or local law.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with the occurrence of subsequent events, (i) increase any benefits otherwise payable under any Company Employee Benefit Plan or Company Pension Plan, (ii) result in the acceleration of the time of payment or vesting of any benefits including, but not limited to, benefits under any Company Employee Benefit Plan or Company Contract to any current or former employee, or (iii) entitle any current or former employee, officer, director or independent contractor of the Company to a payment or benefit that is not deductible by reason of Section 280G of the Code.

(i) With respect to each Company Option and Other Stock Award, (i) each such Company Option and Other Stock Award has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date, (ii) the “grant date” of such Company Option and Other Stock Award as reflected in the Company’s option and stock ledger is the same date of grant as determined in accordance with applicable tax laws and GAAP, and (iii) such option has been properly expensed by the Company in accordance with GAAP.

(j) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated, since January 1, 2005, in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, and other applicable notices required by law.

Section 3.21. Insurance. The Company has made available to Parent true, complete and accurate copies of the material surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the Company and its assets, properties and operations. All such policies and bonds are in full force and effect. The Company is not in material default under any provisions of any such policy or bond nor has the Company received any notice of cancellation of, or cancelled, any such policy or bond. For all material claims made under such policies and bonds, the Company has timely complied with any applicable notice provisions.

Section 3.22. Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any director, officer or stockholder of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities

Act (if such Act were applicable to the Company) other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth in Section 3.24 of the Company Disclosure Schedule (or any such ordinary course employment agreements and similar arrangements not required to be set forth in Section 3.24 of the Company Disclosure Schedule).

Section 3.23. Relationships with Customer, Suppliers and Research Collaborators. Section 3.23 of the Company Disclosure Schedule sets forth a list of the top 10 customers and the top 10 suppliers, in each case by dollar amount paid to the Company by such customers and suppliers, respectively, for the fiscal year ended December 31, 2006, and the respective amounts paid by such customers and suppliers during such fiscal year. To the Knowledge of the Company, no such customer or supplier has expressed to the Company its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company. To the Knowledge of the Company, no research collaborator of the Company has expressed to the Company its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company.

Section 3.24. Labor Matters.

(a) The Company is not a party to (i) any outstanding employment agreements or contracts with officers, managers or employees of the Company that are not terminable at will; (ii) any agreement, policy or practice that requires it to pay termination, change of control or severance pay to salaried, non exempt or hourly employees of the Company (other than as required by law); (iii) any collective bargaining agreement or other labor union contract applicable to its employees nor does the Company have Knowledge of any activities or proceedings of any labor union or other organization to organize any such employees; or (iv) any material consulting agreements with any Person providing services to the Company.

(b)(i) The Company is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment; (ii) there are no charges with respect to or relating to the Company pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) the Company has not received any notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

(c) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local “plant closing” law (“WARN”) with respect to the current or former employees of the Company.

Section 3.25. Environmental Matters.

(a) The Company is and has been at all times in compliance in all material respects with all applicable laws, regulations, common law and other requirements of Governmental Entities relating to pollution, to the protection of the environment or to natural resources (“Environmental Laws”). The Company has in effect all material licenses, permits and other authorizations required under all Environmental Laws in connection with the conduct of the Company’s business and is in compliance in all material respects with all such licenses, permits and authorizations.

(b) The Company has not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity or any inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company which could reasonably be expected to result in the Company incurring material liability under Environmental Laws. The Company is not subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company under any Environmental Law which could reasonably be expected to result in the Company incurring material liability under Environmental Laws. The Company has not entered into any agreement pursuant to which the Company has assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.

(c) To the Knowledge of the Company, there has been no release or threatened release of a hazardous substance, hazardous waste, contaminant, pollutant, toxic substance or petroleum and its fractions, the presence of which requires investigation or remediation under any applicable Environmental Law (“Hazardous Material”), on, at or beneath any of the Company Leased Real Property or other properties currently or previously owned or operated by the Company or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any other material liability or damages to the Company under any Environmental Laws.

(d) The Company has not arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or could reasonably be expected to give, rise to any material liability for any damages or costs of remediation.

(e) The Company has made available to Parent copies of all environmental studies, investigations, reports or assessments concerning the Company, the Company Leased Real Property and any real property currently or previously owned or operated by the Company.

Section 3.26. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company in connection with this Agreement or the transactions contemplated hereby, other than Piper Jaffray & Co. and JP Morgan. The Company has heretofore furnished to Parent a complete and correct copy of all written agreements between the Company and Piper Jaffray & Co. or JP Morgan pursuant to which Piper Jaffray & Co. or JP Morgan would be entitled to any payment relating to the transactions contemplated hereby, and there are no other understandings, arrangements or agreements (whether written or oral) between the Company and Piper Jaffray & Co. and/or JP Morgan pursuant to which Piper Jaffray & Co. and/or JP Morgan would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.27. Information Supplied. The information supplied or to be supplied by the Company specifically for inclusion in the Registration Statement or the proxy statement to be included therein or any amendment or supplement thereto (the “Proxy Statement”) to be sent to the stockholders of Parent in connection with the Parent stockholders meeting to approve and adopt this Agreement and the transactions contemplated hereby (the “Parent Stockholders Meeting”) shall not, on the date that the Registration Statement is declared effective by the SEC, the date that the Proxy Statement is first mailed to the stockholders of Parent or at the time of the Parent Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.28. Board Approval. The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of the shares of Company Common Stock and Company Preferred Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.29. Vote Required. The only vote (the “Required Company Vote”) of the holders of all classes and series of the Company’s outstanding capital stock or other securities that is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Conversion and the Merger, is the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, (b) the holders of at least 65% of the outstanding shares of Series A1 Preferred Stock and Series A3 Preferred Stock, voting together as a single class, (c) the holders of at least 60% of the outstanding shares of Series B Preferred Stock, voting as a separate class, and (d) the holders of at least 67% of the outstanding shares of Company Preferred Stock, voting together as a single class on an as converted basis. The Voting Agreement Stockholders constitute (i) the holders of approximately 36% of the outstanding shares of Company Common Stock and Company Preferred Stock, together as a single class, (ii) the holders of approximately 64% of the outstanding shares of Series A1 Preferred Stock and Series A3 Preferred Stock, voting together as a single class, (iii) the holders of approximately 37% of the outstanding shares of Series B Preferred Stock, voting as a separate class, and (iv) the holders of approximately 51% of the outstanding shares of Company Preferred Stock, voting together as a single class on an as converted basis.

Section 3.30. Bridge Note Amendment. The Bridge Note Amendment has been executed and delivered by the Majority Holders and no other consent or approval of holders of the Bridge Notes is necessary or required in order for the Company to consummate the transactions contemplated by this Agreement, including, without limitation, the conversion of all Bridge Notes that are outstanding as of immediately prior to the Effective Time into shares of Company Common Stock pursuant to the Conversion.

Section 3.31. FDA and Related Matters.

(a) The Company is not required under FDA Law or otherwise to obtain any clearances or approvals from the FDA to conduct its current business, and the Company has not received notice from the FDA indicating any right or intention by the FDA to regulate any of the Company’s business.

(b) Company has no obligations to submit reports and filings to the FDA.

(c) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information pending, with respect to any FDA Laws. The Company is in material compliance with all FDA Laws. There is no act, omission, event or circumstance of which the Company has Knowledge that may give rise to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigations, notice, demand letter, proceeding or request, or any such liability: against, involving or of the Company, or against, involving or of any other Person (including, without limitation, any FDA Company Contractor) that could be imputed or attributed to the Company, in each case as would have a Company Material Adverse Effect.

(d) All prospective, investigational clinical trials conducted by or on behalf of the Company have been and are being conducted in material compliance with the applicable requirements of Good Laboratory Practices and Good Clinical Practices (as applicable), and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56.

Section 3.32. Trust Fund. The Company hereby acknowledges that it is aware of and has reviewed the final prospectus of Parent, dated March 2, 2006 (the “Prospectus”) and the Trust Agreement, and that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent; (b) to Parent and CRT Capital Group LLC (with respect to CRT Capital Group LLC’s deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus); (c) as consideration to the sellers of a target business with which Parent completes a business combination; or (d) to pay certain obligations with respect to Taxes.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Except as set forth in the disclosure schedule delivered to the Company by Parent in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any matter disclosed in any section of the Parent Disclosure Schedule shall be deemed to be disclosed in any other section of the Parent Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1. Corporate Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. True, accurate and complete copies of the Parent Organizational Documents and the Merger Sub Organizational Documents, with all amendments thereto to the date hereof, have been made available to the Company or its representatives.

Section 4.2. Qualification to Do Business. Each of the Company and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3. No Conflict or Violation. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or Merger Sub Organizational Document, (ii) assuming that Parent and Merger Sub make the filings specified in Section 4.4 hereof (and assuming compliance by the Company with Sections 3.3 and 3.4 hereof), violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Parent Contract or result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of Parent or Merger Sub or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent Contracts or obligations thereunder, or Parent Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which Parent or Merger Sub is a party or by which it is bound or to which any of its properties or assets is subject, except in the cases of the immediately preceding clauses (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity or any other Person, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person, is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by each of Parent or Merger Sub of its obligations hereunder, except for such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.5. Authorization and Validity of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by each of them of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub, other than the adoption of this Agreement by the stockholders of Parent, and no other corporate proceedings on the part of Parent and Merger

Sub are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of Parent has duly authorized the adoption of (i) the Amended and Restated Parent Certificate of Incorporation in the form attached as Exhibit B hereto (the “Amended and Restated Parent Charter”) and (ii) the 2008 Equity Incentive Plan in the form attached as Exhibit C hereto (“2008 Equity Incentive Plan”), each of which shall become effective at the Effective Time, in each case subject to the approval and adoption thereof by the stockholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Section 4.6. Capitalization and Related Matters. The authorized capital stock of Parent consists of (i) 40,000,000 shares of Parent Common Stock, of which 18,750,000 shares were outstanding as of November 30, 2007 and (ii) 1,000,000 shares of preferred stock, $0.0001 par value, none of which are outstanding. No shares of Parent Common Stock have been issued between March 8, 2006 and the date hereof. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date hereof, there are (i) 15,000,000 outstanding warrants with an exercise price of $6.00 per share issued in the IPO (the “IPO Warrants”) and (ii) 833,334 outstanding warrants with an exercise price of $6.00 per share issued on March 2, 2006 immediately prior to the IPO (such warrants, together with the IPO Warrants, the “Parent Warrants”). All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent contract. Except as set forth above in this Section 4.6, no shares of capital stock of Parent are outstanding and Parent does not have outstanding any options, warrants or other securities convertible into or exchangeable or exercisable for any shares of capital stock or any rights to subscribe for or to purchase or otherwise acquire, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Parent, or any stock or securities convertible into or exchangeable or exercisable for any capital stock of Parent; and Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. Except as set forth above in this Section 4.6, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Parent has delivered to Company complete and correct copies of the Parent Warrants including all documents relating thereto. All shares of Parent Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby will, when issued in accordance with the terms hereof, have been duly authorized and be validly issued, fully paid and non-assessable, free and clear of all Liens. Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which the Parent is bound with respect to any equity securities of any class of Parent.

Section 4.7. Subsidiaries and Equity Investments. Parent does not have any Subsidiaries, and does not have any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other Person, except Merger Sub. Merger Sub does not have any Subsidiaries, and does not have any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other Person.

Section 4.8. Parent SEC Reports. Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 8, 2006 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

Section 4.9. Absence of Certain Changes or Events.

(a) Between September 30, 2007 and the date of this Agreement, there has not been:

(i) any Parent Material Adverse Effect;

(ii) any material loss, damage, destruction or other casualty to the assets or properties of Parent (other than any for which insurance awards have been received or guaranteed);

(iii) any change in any method of accounting or accounting practice of Parent, except for any such change required by reason of a concurrent change in GAAP; or

(iv) any loss of the employment, services or benefits of the president of Parent and members of Parent’s senior management who report directly to such president.

(b) Between September 30, 2007 and the date of this Agreement, Parent has not:

(i) failed to discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than Permitted Liens and liabilities being contested in good faith and for which adequate reserves have been made and reflected in the Parent SEC Reports;

(ii) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, properties or rights;

(iii) sold or transferred any of its material assets or cancelled any material debts or claims or waived any material rights;

(iv) disposed of any material patents, trademarks or copyrights or any material patent, trademark or copyright applications or registrations;

(v) disclosed any of its material Trade Secrets;

(vi) defaulted on any material obligation;

(vii) entered into any transaction material to its business, except in the ordinary course of business and consistent with past practice;

(viii) granted any material increase in the compensation or benefits of its employees, or entered into any employment, change of control, retention or severance agreement or arrangement with any of them;

(ix) made or committed to make any capital expenditure with respect to any periods after the date hereof or additions to property, plant and equipment used in its operations;

(x) laid off or terminated the employment of any significant number of its employees;

(xi) discontinued the offering of any material services or product;

(xii) incurred any material obligation or liability for the payment of severance benefits;

(xiii) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

(xiv) entered into any agreement or made any commitment to do any of the foregoing.

Section 4.10. Tax Matters.

(a)(i) Parent has filed when due all income Tax Returns and all other material Tax Returns required by applicable law to be filed with respect to Parent; and (ii) all income Taxes and all other material Taxes owed by Parent, if required to have been paid, have been paid (except for Taxes which are being contested in good faith and for which adequate reserves have been made and reflected in parent financial statements contained in the Parent SEC Reports).

(b) There is no action, suit, proceeding, investigation, audit or claim now pending with respect to Parent in respect of any income Tax or other material Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority.

(c) Since January 1, 2006, no claim has been made in writing by any taxing authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d)(i) There is no outstanding request for any extension of time for Parent to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Parent that is currently in force; and (iii) Parent is not a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(e) Parent has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Person.

(f) Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Parent has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There is no Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of Parent that arose in connection with any failure or alleged failure to pay any Tax.

(i) Parent has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11. Absence of Undisclosed Liabilities. There are no material liabilities or obligations of Parent or Merger Sub of the type required to be reflected on a balance sheet in the liabilities column in accordance with GAAP of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than (A) liabilities or obligations disclosed and provided for in the consolidated balance sheet of Parent as of September 30, 2007 included in the Parent SEC Reports (the “Parent Interim Balance Sheet”), or (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Parent Interim Balance Sheet. Neither Parent nor Merger Sub is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any other Person.

Section 4.12. Parent Property.

(a) Neither Parent nor Merger Sub owns any real property.

(b) Section 4.12(b) of the Parent Disclosure Schedule sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all material amendments thereto, in which the Company has a leasehold interest or similar occupancy rights, whether as lessor or lessee, and (i) which are material to the operations of Parent or Merger Sub, or (ii) which involve payments by Parent or Merger Sub in excess of $100,000 per year (each, a “Parent Lease” and collectively, the “Parent Leases”; the property covered by Parent Leases under which Parent or Merger Sub is a lessee is referred to herein as the “Parent Leased Real Property”). Neither Parent nor Merger Sub is a party to any Parent Contract (other than a Lease) with the lessor of any Parent Leased Real Property, which gives such lessor any right to terminate or adversely alter the terms of the Parent Lease to which such lessor is a party. Parent or Merger Sub enjoys peaceful and undisturbed possession of the Parent Leased Real Property pursuant to the Parent Leases. No option has been exercised under any of such Parent Leases, except options the exercise of which have been evidenced by a written document, a true, complete and accurate copy of which has been made available to the Company with the corresponding Parent Lease. The transactions contemplated by this Agreement do not require the consent or approval of the other party to any Parent Lease.

(c) Since June 30, 2007, no Parent Lease has been modified or amended in any way materially adverse to the business of Parent and no party to any Parent Lease has given Parent or Merger Sub written notice of, or made a claim against any of them with respect to, any breach or default thereunder.

(d) All material improvements, systems and fixtures on the Parent Leased Real Property are in good operating condition and repair and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. All improvements on the Parent Leased Real Property constructed by or on behalf of Parent were constructed in compliance in all material respects with applicable laws, ordinances and regulations affecting such Parent Leased Real Property.

Section 4.13. Assets of Parent and Merger Sub.

(a) The assets, properties and rights of Parent and Merger Sub constitute all of the assets, properties and rights which are used in the operation of Parent’s and Merger Sub’s business as currently conducted. There are no material assets, properties, rights or interests of any kind or nature that Parent or Merger Sub has been using, holding or operating in its business prior to the Closing that will not be used, held or owned by Parent immediately following the Closing.

(b) Each of Parent and Merger Sub has good and valid fee simple title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable Leases in, all of its material assets, properties and rights.

Section 4.14. Intellectual Property.

(a) Except as would not have a Parent Material Adverse Effect, Parent or Merger Sub owns, or has valid and enforceable licenses to use, all the Intellectual Property used by Parent or Merger Sub, and such Intellectual Property represents all intellectual property rights necessary for the conduct of their respective businesses as and where conducted on the date hereof. Parent and Merger Sub are in compliance in all material respects with all licenses relating to the protection of such of the Intellectual Property used by Parent and/or Merger Sub pursuant to license or other agreement. To the Knowledge of Parent, there are no conflicts with or infringements of any Intellectual Property owned or used by Parent or Merger Sub by any other Person. To the Knowledge of Parent, the conduct of the business of Parent and Merger Sub does not conflict with, violate, misappropriate, misuse or infringe any proprietary right of any other Person. There is no claim, suit, action or proceeding pending or, to the

Knowledge of Parent, threatened, against Parent or Merger Sub: (i) alleging any such conflict, violation, misappropriation, misuse or infringement with or of any other Person’s proprietary rights; or (ii) challenging Parent’s or Merger Sub’s ownership or use of, or the validity or enforceability of, any Intellectual Property owned or used by Parent or Merger Sub.

(b) Section 4.14(b) of the Parent Disclosure Schedule sets forth a complete and current list of all registrations, applications or filings with any Governmental Entity pertaining to the Intellectual Property owned by Parent or Merger Sub (the “Parent Registered Intellectual Property”) as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each. All Parent Registered Intellectual Property is owned by Parent or Merger Sub, free and clear of all Liens other than Permitted Liens. All Parent Registered Intellectual Property is valid, subsisting, unexpired, and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing have been paid. There are no actions that must be taken or payments that must be made by Parent or Merger Sub within one hundred eighty (180) days of the Closing that, if not taken or paid, would adversely affect the Intellectual Property owned or used by the Parent or Merger Sub or the right of Parent or Merger Sub to use the same as and where used as of the date hereof. To the Knowledge of Parent, no Parent Registered Intellectual Property is the subject of any proceeding before any Governmental Entity in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the transactions contemplated by this Agreement will not alter or impair in any material respect any Intellectual Property owned or used by Parent or Merger Sub.

(c) Section 4.14(c) of the Parent Disclosure Schedule sets forth a complete list of all material license agreements pertaining to Intellectual Property owned or used by Parent or Merger Sub as of the date hereof, except for agreements pertaining to commercially available, off-the-shelf software. Neither Parent nor Merger Sub is under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning its rights respecting any Intellectual Property owned or used by Parent or Merger Sub. Neither Parent nor Merger Sub will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property owned or used by Parent or Merger Sub. Neither Parent nor Merger Sub is in material default under any such agreement.

(d) Neither Parent nor Merger Sub has made any claim of a violation, infringement, misuse or misappropriation by any other Person (including any employee or former employee of Parent) of its rights to, or in connection with, any Intellectual Property owned or used by Parent or Merger Sub, which claim is pending. Neither Parent nor Merger Sub has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property owned or used by Parent or Merger Sub.

(e) With respect to each material Trade Secret of Parent and Merger Sub, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Each of Parent and Merger Sub has taken all reasonable precautions to protect the secrecy, confidentiality and value of its material Trade Secrets. The Trade Secrets of Parent and Merger Sub are not part of the public knowledge or literature, and, to the Knowledge of Parent, have not been used, divulged, or appropriated for the benefit of any Person (other than the Company, Parent or Merger Sub), except pursuant to an enforceable confidentiality and non-disclosure agreement and, to the Knowledge of Parent, no Person has materially breached such agreement to the detriment of the Company, Parent, or Merger Sub. No Trade Secret of Parent or Merger Sub is subject to any adverse claim or, to the Knowledge of Parent, has been challenged or threatened in any way.

Section 4.15. Software. To the Knowledge of Parent, none of the operating and applications computer software programs and databases used by Parent or Merger Sub that are material to the conduct of its business (collectively, the “Parent Software”), nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending or, to the Knowledge of Parent, threatened.

Section 4.16. Licenses and Permits.

(a) Parent owns or possesses all right, title and interest in and to each license, permit, franchise, registration, authorization and approval that has been issued or granted to Parent by any Governmental Entity and is material to the operation of the Parent’s business (the “Parent Licenses and Permits”) and has taken all necessary action to maintain such Parent Licenses and Permits. Each Parent License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Parent, threatened administrative, judicial or other proceeding to revoke, cancel, suspend or declare invalid such Parent License and Permit in any respect. The Parent Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of Parent, and none of the operations of Parent are being conducted in a manner that violates in any material respect any of the terms or conditions under which any Parent License and Permit was granted.

(b) The operations of Parent are in compliance in all material respects with applicable federal and state law and the published rules, regulations, and policies promulgated by any Governmental Entity, and Parent has not done anything or failed to do anything that could reasonably be expected to cause the loss of any of the Parent Licenses and Permits.

(c) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Parent Licenses and Permits is pending or, to the Knowledge of Parent, threatened. No notices have been received by, and no claims have been filed against, Parent alleging a failure to hold any requisite permits, regulatory approvals, licenses and other authorization.

Section 4.17. Compliance with Law.

(a) The operations of the business of Parent and Merger Sub have been conducted in accordance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over Parent, Merger Sub or their assets, properties or operations. Since January 1, 2006, Parent has not received notice of any material violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and Parent is not in material default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.

(b) Parent’s management has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to Parent is made known to the management of Parent and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and the audit committee of Parent’s Board of Directors.

Section 4.18. Litigation. There are no material Actions pending or, to the Knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of Parent, Merger Sub or, to the Knowledge of Parent, any of its respective officers or directors involving or relating to Parent or Merger Sub or the assets, properties or rights of Parent or Merger Sub or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the Knowledge of Parent, threatened against Parent or Merger Sub.

Section 4.19. Contracts.

(a) Section 4.19(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all Parent Contracts as of the date hereof.

(b) Each Parent Contract is valid, binding and enforceable against Parent or Merger Sub and, to the Knowledge of Parent, against each other party thereto in accordance with its terms, and is in full force and effect. Each of Parent and Merger Sub have performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Parent Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the Knowledge of Parent, no other party to any Parent Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default. Parent has made available to the Company or its representatives true and complete originals or copies of all the Parent Contracts.

(c) A “Parent Contract” means any agreement, contract or commitment, oral or written, to which either Parent or Merger Sub is a party or by which it or any of its assets are bound constituting:

(i) a contract or agreement for the purchase, license (as licensee) or lease (as lessee) by Parent or Merger Sub of services, materials, products, personal property, supplies, Intellectual Property rights or other assets from any supplier or vendor or for the furnishing of services to Parent or Merger Sub reasonably expected to involve total payments by Parent or Merger Sub after the date hereof in excess of $25,000;

(ii) a mortgage, indenture, security agreement, guaranty, pledge and other agreement or instrument relating to the borrowing of money or extension of credit in excess of $50,000 (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice);

(iii) an employment, change of control, retention, severance or material consulting agreement;

(iv) a joint venture, partnership or limited liability company agreement with third parties;

(v) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of Parent or Merger Sub may be conducted or (ii) the ability of Parent or Merger Sub to provide any type of service or product presently provided by Parent or Merger Sub;

(vi) an agreement containing any exclusivity clause, most-favored-nations clause, benchmarking clause or marked-to-market pricing provision;

(vii) a Lease requiring annual payments in excess of $100,000;

(viii) an agreement limiting or restricting the ability of Parent or Merger Sub to make distributions or declare or pay dividends in respect of its capital stock or other securities, as the case may be;

(ix) an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person; or

(x) any other material agreement not in the ordinary course of the business of Parent.

Section 4.20. Employee Plans.

(a) Neither Parent nor Merger Sub has: (i) any “employee benefit plans” as defined in Section 3(3) of ERISA; or (ii) any material employee benefit programs, policies, or arrangements, including, without limitation, any such programs, policies, or arrangements providing severance pay, sick leave, vacation pay, salary continuation, disability, retirement benefits, deferred compensation, bonus pay, incentive pay, equity or equity-based compensation, stock purchase, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, currently sponsored or maintained by it or to which it is obligated to contribute thereunder for current or former employees of Parent and Merger Sub.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with the occurrence of subsequent events, (i) result in the acceleration of the time of payment or vesting of any benefits including, but not limited to, benefits under any Parent Contract to any current or former employee, or (ii) entitle any current or former employee, officer, director or independent contractor of Parent or Merger Sub to a payment or benefit that is not deductible by reason of Section 280G of the Code.

(c) No Parent Contract, warrant or other compensatory or equity-based arrangement with any employee, officer or director of Parent contains any provision requiring Parent to pay on behalf of, or otherwise reimburse, any such individual for any income or excise taxes due by such individual upon payment of any benefits by Parent, other than any such obligations as required by applicable laws or regulations.

Section 4.21. Insurance. Parent has made available to the Company a true, complete and accurate copy of the material surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of Parent and Merger Sub and their assets, properties and operations. All such policies and bonds are in full force and effect. None of Parent or Merger Sub is in material default under any provisions of any such policy of insurance nor has any of Parent or Merger Sub received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies and bonds, Parent and Merger Sub have timely complied with any applicable notice provisions.

Section 4.22. Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between Parent or Merger Sub, on the one hand, and any director or executive officer of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth in Section 4.23 of the Parent Disclosure Schedule (or any such ordinary course employment agreements and similar arrangements not required to be set forth in Section 4.23 of the Parent Disclosure Schedule).

Section 4.23. Labor Matters.

(a)(i) Neither Parent nor Merger Sub is a party to any outstanding employment agreements or contracts with officers, managers or employees of either of Parent or Merger Sub that are not terminable at will; (ii) neither Parent nor Merger Sub is a party to any agreement, policy or practice that requires it to pay termination, change of control or severance pay to salaried, non exempt or hourly employees of such company (other than as required by law); (iii) neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to its employees nor does Parent have Knowledge of any activities or proceedings of any labor union or other organization to organize any such employees; or (iv) neither Parent nor Merger Sub is a party to any material consulting agreements with any Person providing services to Parent or Merger Sub.

(b)(i) Each of Parent and Merger Sub is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment; (ii) there are no charges with respect to or relating to either Parent or Merger Sub pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (iii) neither Parent nor Merger Sub has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of Parent or Merger Sub and no such investigation is in progress.

(c) There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the current or former employees of Parent or Merger Sub.

Section 4.24. Environmental Matters. Each of Parent and Merger Sub is, and has been at all times prior to the date hereof, in compliance in all material respects with all applicable Environmental Laws. Parent has not received any notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of Parent or Merger Sub which could reasonably be expected to result in Parent or Merger Sub incurring material liability under Environmental Laws. None of Parent or Merger Sub is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened, against Parent or Merger Sub under any Environmental Law which would reasonably be expected to result in Parent or Merger Sub incurring material liability under Environmental Laws. None of Parent or Merger Sub has entered into any agreement pursuant to which Parent or Merger Sub has assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.

Section 4.25. No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, other than Duff & Phelps, LLC. Parent has heretofore furnished to the Company a complete and correct copy of all written agreements between Parent or Merger Sub and Duff & Phelps, LLC pursuant to which Duff & Phelps, LLC would be entitled to any payment relating to the transactions contemplated hereby, and there are no other understandings, arrangements or agreements (whether written or oral) between the Company and Duff & Phelps, LLC pursuant to which Duff & Phelps, LLC would be entitled to any payment relating to the transactions contemplated hereby.

Section 4.26. State Takeover Statutes; Rights Agreement. The Board of Directors of Parent has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, will not apply to the Merger, the Voting Agreement or the transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent’s Organizational Documents is, or at the Effective Time will be, applicable to Parent, the Parent Common Stock, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement. Parent does not have a poison pill or a shareholders rights agreement in effect.

Section 4.27. Information Supplied. The information in the Registration Statement and Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of Parent or at the time of the Parent Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.28. Board Approval. The Board of Directors of each of Parent and Merger Sub, at meetings duly called and held, duly (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders, (ii) approved this Agreement, the Voting Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock in connection with the Merger, the Amended and Restated Parent Charter and the 2008 Equity Incentive Plan and (iii) resolved to recommend that their respective stockholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, the Amended and Restated Parent Charter and the 2008 Equity Incentive Plan.

Section 4.29. Vote Required.

(a) The only vote of holders of any class or series of capital stock of Parent necessary to approve this Agreement and the transactions contemplated hereby is the approval and adoption thereof by (i) the holders of a majority of the outstanding shares of Parent Common Stock, and (ii) by the holders of a majority of the outstanding shares of Parent Common Stock issued by the Parent in the initial public offering of Parent Common

Stock (such initial public offering, the “IPO” and such shares, the “IPO Shares”), voted at the Parent Stockholders meeting; provided, however, that Parent may not consummate the Merger if the holders of 20% or more in interest of the IPO Shares shall have (x) voted against the approval and adoption of this Agreement and the transactions contemplated hereby and (y) properly demanded that Parent convert such shares into cash pursuant to Parent’s Amended and Restated Certificate of Incorporation (such approval of stockholders without any such demands for conversion of 20% or more of the IPO Shares, the “Required Parent Vote”).

(b) Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby.

Section 4.30. Trust Funds; Liquidation.

(a) As of the date hereof, Parent has at least $113,500,000, plus accrued interest (the “Trust Fund”) invested in (i) “Government Securities,” which shall mean any Treasury Bill issued by the United States government, having a maturity of one hundred and eighty days or less; or (ii) any open ended investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund and bears the highest (AAA) credit rating issued by a United States nationally recognized rating agency such as Standard & Poor’s Corporation or Moody’s Investor Services in a trust account at a New York branch of Lehman Brothers, Inc. (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement dated as of March 2, 2006, between Parent and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee and compliance with the delivery requirements set forth in Exhibit A to the Trust Agreement, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account, which Trust Fund will be free of any Lien whatsoever and, after taking into account any funds paid to holders of IPO Shares who shall have (A) voted against the approval and adoption of this Agreement and (B) demanded that Parent convert their IPO Shares into cash pursuant to the Parent Charter, shall be an amount at least equal to $90,800,000.

(b) Parent has provided to the Trustee a copy of the letter of intent, dated as of September 8, 2007, between Parent and the Company, together with a certified copy of a unanimous resolution of the Board of Directors of Parent affirming that such letter of intent is in effect, in compliance with Section 2(d) of the Trust Agreement and has complied with the requirements of the first proviso to Section 1(j) of the Trust Agreement to extend the date for liquidation of the Trust Fund as provided therein. Parent has not delivered to the Trustee a Termination Letter (as defined in the Trust Agreement).

(c) Effective as of the Effective Time, the obligations of Parent to dissolve or liquidate within the specified time period contained in the Parent Charter will terminate, and effective as of the Effective Time Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or the transactions contemplated thereby, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder voted against the approval and adoption of this Agreement and the transactions contemplated thereby and demanded, contemporaneously with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to the Parent Charter.

ARTICLE V.

COVENANTS OF THE COMPANY.

The Company hereby covenants as follows:

Section 5.1. Conduct of Business Before the Closing Date.

(a) Except as set forth on Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld): (i) the business of the Company shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice; (ii) the Company shall use its commercially reasonable efforts to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iii) the Company shall use its commercially reasonable efforts consistent with the foregoing to conduct the business of the Company in compliance with applicable laws in all material respects, to preserve intact the business organization of the Company, to keep available the services of the present officers and key employees of the Company and to preserve, in all material respects, the present relationships of the Company with persons with which the Company has significant business relations. Without limiting the generality of the foregoing, except as set forth on Section 5.1(a) of the Company Disclosure Schedule, the Company shall not (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld):

(i) make any change in any of the Company Organizational Documents, except as required pursuant to Section 5.7 hereof; issue any additional shares of capital stock (other than upon the exercise of Company Options, Other Stock Awards and Company Warrants or conversion of Company Preferred Stock or Bridge Notes, in each case outstanding on the date hereof or granted after the date hereof to the extent expressly permitted by this Agreement or consented to by Parent in writing) or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities or issue any security convertible into or exchangeable or exercisable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(ii) make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its tangible assets, Company Leased Real Property or rights or any part thereof other than dispositions in the ordinary course of business and consistent with past practice;

(iii) sell, transfer, exclusively license or abandon any of its Intellectual Property;

(iv) subject any of its assets, properties or rights, or any part thereof, to any Lien other than Permitted Liens;

(v)(A) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock or other ownership interests of the Company except for redemptions, purchases or other acquisitions of capital stock or other ownership interests required under the terms of any plans, arrangements or other Company Contracts existing on the date hereof between the Company and any director, consultant or employee of the Company (to the extent complete and accurate copies of such plans, arrangements or other Company Contracts (or, with respect to Company Stock Options, forms of stock option agreements) have been heretofore made available to Parent or (B) declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

(vi) acquire, lease or sublease any material tangible assets, raw materials or properties (including any real property), other than in the ordinary course of business and consistent with past practice;

(vii) enter into any new (or amend any existing to increase benefits) employee benefit plan, program or arrangement or any new (or amend any existing to increase benefits) employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except (A) as otherwise provided pursuant to the terms of any plan or agreement, (B) as required by law, (C) to the extent necessary to avoid imposition of any taxes under Section 409A or Section 4999 of the Code or (D) for increases in compensation or benefits to, or entry into agreements with, non-officer (e.g., rank-and-file) employees in accordance with pre-existing contractual provisions and/or consistent with past practice;

(viii) contractually commit to make capital expenditures for any post-Closing period in excess of $225,000 in the aggregate;

(ix) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

(x) fail to use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date of this Agreement;

(xi) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a change in GAAP, or write off as uncollectible any accounts receivable, except in the ordinary course of business and consistent with past practice;

(xii) make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, settle any material Tax claim or assessment relating to the Company, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(xiii) settle, release or forgive any material claim or litigation or waive any material right thereto which has not been properly reserved on the books of the Company;

(xiv) make, enter into, modify, amend in any manner that would be reasonably expected to have an adverse effect on the Company or terminate, or waive any right or remedy under, any Company Contract, bid or expenditure, where such Company Contract, bid or expenditure is for a Company Contract entailing payments in excess of $25,000, other than in the ordinary course of business and consistent with past practice;

(xv) lend money to any Person or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation in excess of $50,000;

(xvi) use any of the Company’s funds or other assets to pay down or pay off any of the Company’s indebtedness for borrowed money outstanding as of the date of the Company’s Interim Balance Sheet, or incurred by the Company thereafter, other than drawdowns and repayments under the Company’s revolving credit facilities consistent with the past cash management practices of the Company;

(xvii) take any action to accelerate the vesting of, or cause any restriction to lapse with respect to, any stock-based compensation;

(xviii) form or organize any Subsidiary of the Company or purchase or otherwise acquire any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other Person;

(xix) modify or amend the Bridge Note Agreement; or

(xx) commit to do any of the foregoing.

(xxi) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

Section 5.2. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly give to Parent written notice with reasonable particularity upon having Knowledge of any matter that may reasonably be expected to constitute a breach of any representation, warranty, agreement or covenant of the Company contained in this Agreement to the extent that such breach would cause the conditions set forth in Section 8.2 to not be satisfied.

Section 5.3. Affiliate Letter. The Company shall deliver on the date hereof a letter to Parent identifying all persons who, to the Knowledge of the Company, are “affiliates” of the Company for purposes of Rule 145 under the Securities Act.

Section 5.4. Conversion of Company Preferred Stock. Subject only to receipt of the requisite approvals of the holders of Company Preferred Stock pursuant to the respective terms of such Company Preferred Stock, the Company shall take all corporate action necessary to cause all shares of Company Preferred Stock that are outstanding as of immediately prior to the Effective Time to be converted into shares of Company Common Stock pursuant to the Conversion in accordance with the terms of such Company Preferred Stock.

Section 5.5. Company Acquisition Proposals.

(a) The Company shall not (whether directly or indirectly through Affiliates, directors, officers, employees, advisors, agents, representatives or other intermediaries), nor shall (directly or indirectly) the Company authorize or permit any of its officers, directors, agents, representatives or advisors to, (i) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person relating to any Company Acquisition Proposal, or agree to or endorse any Company Acquisition Proposal; (ii) enter into any agreement to (x) facilitate or further the consummation of, or consummate, any Company Acquisition Proposal, (y) approve or endorse any Company Acquisition Proposal or (z) in connection with any Company Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Company Acquisition Proposal or inquiry with respect to any Company Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its advisors, agents and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information provided with respect to such activities, discussion or negotiations. For purposes of this Section 5.5, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than Parent or any Subsidiaries of Parent.

“Company Acquisition Proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving the Company that would result in the direct or indirect acquisition by any other Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of securities representing more than 50% of the voting power of the Company or more than 50% of the assets of the Company.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, or the Company, as applicable, directly or indirectly through advisors, agents or other intermediaries, may (i) comply with Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, so long as any such compliance, except to the extent permitted by clause (iv) of this Section 5.5(b), rejects any Company Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, (ii) prior to obtaining the Required Company Vote, engage in negotiations or discussions with any Person that has made an unsolicited bona fide written Company Acquisition Proposal not resulting from or arising out of a breach of Section 5.5(a) hereof, (iii) prior to obtaining the Required Company Vote, make any disclosure to the Company’s stockholders with regard to any Company Acquisition Proposal as is required (based on the advice of the Company’s outside legal counsel) by any applicable statute, law, rule or regulation, (iv) prior to obtaining the Required Company Vote, furnish to such Person nonpublic information relating to the Company pursuant to a confidentiality and standstill agreement with terms that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement and/or (v) prior to obtaining the Required Company Vote, withdraw or modify or change in a manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, provided that the Board of Directors of the Company, or the Company, as applicable, shall be permitted to take an action described in the foregoing clauses (ii), (iv) or (v) if, and only if, prior to the taking of such particular action, the Board of Directors of the Company (x) has determined in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Company Acquisition Proposal is reasonably likely to result in a Company Superior Proposal, in the case of either of the foregoing clauses (ii) or (iv), or constitutes a Company Superior Proposal, in the case of the foregoing clause (v), and (y) has determined in good faith, after consultation with its outside legal counsel, that failing to take such action may reasonably be expected to, in the case of either of the foregoing clauses (ii) or (iv), or would, in the case of the foregoing clause (iv), be inconsistent with its fiduciary duties under applicable law.

“Company Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into any transaction involving a Company Acquisition Proposal (a “Company Alternative Transaction”) that the Board of Directors of determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisor) to be more favorable to the Company’s stockholders than this Agreement and the transactions contemplated hereby, taking into account all terms and conditions of the Company Alternative Transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of the Company Alternative Transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals). Reference to “this Agreement” and “the transactions contemplated hereby” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the transactions contemplated hereby that are agreed to by Parent after it receives written notice from the Company pursuant to Section 5.5(d) hereof of the existence of, the identity of the Person making, and the terms and conditions of, any Company Acquisition Proposal.

(c) Notwithstanding anything in this Section 5.5 to the contrary, if, at any time prior to obtaining the Required Company Vote, the Company’s Board of Directors determines (i) in good faith in response to a Company Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 5.5(a) hereof, that such proposal is a Company Superior Proposal and (ii) in consultation with its outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties, the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Merger and the other transactions contemplated hereby; provided, however, that prior to any such withdrawal, modification or amendment to the recommendation of the Company’s Board of Directors, the Company shall have given Parent five (5) Business Days’ written notice (it being understood and agreed that any amendment to the amount or form of consideration of the Company Superior Proposal shall require a new notice and a new five (5) Business Day period) advising Parent that the Company’s Board of Directors intends to take such action, specifying the material terms and conditions of the Company Superior Proposal and that the Company shall, during such five (5) Business Day period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Company Acquisition Proposal would no longer constitute a Company Superior Proposal.

(d) The Company shall notify Parent promptly (but in any event within two Business Days) after receipt or occurrence of (i) any Company Acquisition Proposal, (ii) any request for information with respect to any Company Acquisition Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Company Acquisition Proposal, and (iv) the material terms and conditions of any such Company Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Company Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. In addition, the Company shall promptly (but in any event within two Business Days) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Company Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation (“Other Company Acquisition Documentation”) which is received by the Company from the Person (or from any representatives or agents of such Person) making such Company Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it is a party, and the Company shall enforce the provisions of any such agreement. The Company shall keep Parent reasonably informed of the status and details (including any amendments or proposed amendments) of any such Company Acquisition Proposal or request for information and keep Parent reasonably informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations with respect to any such Company Acquisition Proposal, request for information, inquiry or proposal and shall provide to Parent within two Business Days after receipt thereof all copies of any additional Other Company Acquisition Documentation received by the Company from the Person (or from any representatives or agents of such Person) making such Company Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall promptly make available to Parent any non-public information concerning the Company that is made available to any other Person in connection with any Company Acquisition Proposal that was not previously provided to Parent. The Board of Directors of the Company shall promptly consider in good faith (in consultation with the Company’s outside legal counsel and financial advisor) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Company Acquisition Proposal.

Section 5.6. Lock-Up Agreement. The Company shall use its commercially reasonable efforts to cause each Former Company Stockholder listed on Schedule 5.6 attached hereto to execute and deliver to Parent at or prior to the Closing a lock-up agreement, substantially in the form attached hereto as Exhibit D (each, a “Lock-Up Agreement”).

Section 5.7. Company Charter Amendment. Subject only to receipt of the requisite approvals of the holders of Company Common Stock and Company Preferred Stock pursuant to applicable Delaware law and the respective terms of such Company Common Stock and Company Preferred Stock, the Company shall take all corporate action necessary to cause Company Charter Amendment to be filed with the Secretary of State of the State of Delaware and be in full force and effect not less than one Business Day prior to the Closing Date.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB.

Parent and Merger Sub hereby covenant as follows:

Section 6.1. Conduct of Business Before the Closing Date.

(a) Except as set forth in Section 6.1(a) of the Parent Disclosure Schedule, Parent covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld): (i) the businesses of Parent and Merger Sub shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice; (ii) Parent shall use its commercially reasonable efforts to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use and (iii) Parent shall use its commercially reasonable efforts consistent with the foregoing to conduct the business of Parent in compliance with applicable laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Parent pursuant to the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, to preserve intact the business organization of Parent, to keep available the services of the present officers and key employees of Parent and to preserve, in all material respects, the present relationships of Parent with persons with which Parent has significant business relations. Without limiting the generality of the foregoing, except as set forth on Section 6.1(a) of the Parent Disclosure Schedule, neither Parent nor Merger Sub shall (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld):

(i) make any change in any of the Parent Organizational Documents or the Merger Sub Organizational Documents; issue any additional shares of capital stock or other equity securities or grant any option, warrant or right to acquire any capital stock or other equity securities or issue any security convertible into or exchangeable or exercisable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, or agree to register under the Securities Act any capital stock of Parent or Merger Sub;

(ii) make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its tangible assets, Parent Leased Real Property or rights or any part thereof other than dispositions in the ordinary course of business and consistent with past practice;

(iii) sell, transfer, exclusively license or abandon any of its Intellectual Property;

(iv) subject any of its assets, properties or rights, or any part thereof, to any Lien other than Permitted Liens;

(v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Parent and Merger Sub, except for redemptions, purchases or other acquisitions of capital stock or other ownership interests required under the terms of any plans, arrangements or other Parent Contracts existing on the date hereof between Parent and any director, consultant or employee of Parent (to the extent complete and accurate copies of such plans, arrangements or other Parent Contracts (or, with respect to stock options, forms of stock option agreements) have been heretofore made available to the Company or (B) declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

(vi) acquire, lease or sublease any material tangible assets, raw materials or properties (including any real property) other than in the ordinary course of business and consistent with past practice;

(vii) enter into any employee benefit plan, program or arrangement or any employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except (A) as otherwise provided pursuant to the terms of any agreement, (B) as required by law, or (C) to the extent necessary to avoid imposition of any taxes under Section 409A or Section 4999 of the Code;

(viii) contractually commit to make capital expenditures for any post-Closing period;

(ix) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than as between Parent and Merger Sub);

(x) fail to use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope to coverage maintained on the date of this Agreement;

(xi) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a change in GAAP, or write off as uncollectible any accounts receivable;

(xii) make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, settle any material Tax claim or assessment relating to Parent or any of its Subsidiaries, surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Parent or any of its Subsidiaries, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax;

(xiii) settle, release or forgive any material claim or litigation or waive any material right thereto which has not been properly reserved on the books of Parent or its Subsidiaries;

(xiv) make, enter into, modify, amend in any manner that would be reasonably expected to have an adverse effect on Parent and Merger Sub or terminate, or waive any right or remedy under, any Parent Contract, bid or expenditure, where such Parent Contract, bid or expenditure is for a Parent Contract entailing payments in excess of $25,000, other than in the ordinary course of business and consistent with past practice;

(xv) lend money to any Person or incur or guarantee any indebtedness for borrowed money or enter into any capital lease obligation in excess of $50,000;

(xvi) use any of Parent’s or Merger Sub’s funds or other assets to pay down or pay off any of Parent’s or Merger Sub’s indebtedness for borrowed money outstanding as of the date of the Parent Interim Balance Sheet, or incurred by Parent or Merger Sub thereafter;

(xvii) take any action to accelerate the vesting of, or cause any restriction to lapse with respect to, any stock-based compensation;

(xviii) form or organize any Subsidiary of Parent or Merger Sub or purchase or otherwise acquire any direct or indirect equity or other ownership interest, or any investment (other than investments that constitute cash or cash equivalents) in, any other Person (provided that Parent may purchase or acquire such interests, or make investments in, Merger Sub);

(xix) amend or modify the escrow agreement listed as Item 14 in Section 4.19(a) of the Parent Disclosure Schedule in such a manner as to cause the Company securities of the “Initial Stockholders” identified therein that are held in escrow thereunder to be released from such escrow prior to the date on which such agreement currently provides that they shall be released from such escrow; or

(xx) commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or Merger Sub prior to the Closing Date. Prior to the Closing Date, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

Section 6.2. Indemnification Continuation.

(a) For purposes of this Section 6.2, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or as general partner of any partnership or trustee of any trust, and can provide evidence thereof to Parent acceptable to Parent in its sole discretion and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation.

(b) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Organizational Documents or any indemnification Contract between such directors or officers and the Company (in each case, as in effect and made available to Parent as of the date hereof or as amended or entered into prior to the Closing in accordance with this Agreement or with the written consent of Parent), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.2. In the event (A) the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions or (B) the ability of the Surviving Corporation to satisfy the obligations referred to in this Section 6.2 is impaired in any material respect, Parent will either assume such obligations or take such other action to ensure that the Surviving Corporation can satisfy such obligations.

(d) Parent shall, or shall cause the Surviving Corporation to, maintain in effect for six years from the Effective Time (the “Tail Period”), through the purchase of run-off coverage or otherwise, directors’ and officers’ liability insurance covering the Indemnified Persons who are covered by the directors’ and officers’ liability insurance policy provided for directors and officers of the Company as of the date hereof (the “Existing Policy”), on terms (other than with respect to minimum aggregate limits of liability for directors’ and officers’ liability insurance coverage) comparable to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ liability insurance for the Indemnified Persons of at least $5,000,000 and deductibles no larger than those customary for such type of insurance coverage; provided, however, that the premiums payable with respect to such insurance coverage for the entire Tail Period shall be paid in a single lump-sum payment at the commencement of the Tail Period.

(e) The provisions of this Section 6.2 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

Section 6.3. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall promptly give to the Company written notice with reasonable particularity upon having Knowledge of any matter that may reasonably be expected to constitute a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub contained in this Agreement to the extent that such breach would cause the conditions set forth in Section 8.3 to not be satisfied.

Section 6.4. Parent Acquisition Proposals.

(a) None of Parent or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, advisors, agents, representatives or other intermediaries), nor shall (directly or indirectly) any of Parent or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to, (i) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person relating to any Parent Acquisition Proposal, or agree to or endorse any Parent Acquisition Proposal; (ii) enter into any agreement to (x) facilitate or further the consummation of, or consummate, any Parent Acquisition Proposal, (y) approve or endorse any Parent

Acquisition Proposal or (z) in connection with any Parent Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Parent Acquisition Proposal or inquiry with respect to any Parent Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Parent shall immediately cease, and cause its advisors, agents and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information provided with respect to such activities, discussion or negotiations. For purposes of this Section 6.4, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than the Company.

“Parent Acquisition Proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving Parent that would result in the direct or indirect acquisition by any other Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of securities representing more than 50% of the voting power of Parent or more than 50% of the assets of Parent.

(b) Notwithstanding the foregoing, the Board of Directors of Parent, or Parent, as applicable, directly or indirectly through advisors, agents or other intermediaries, may (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Parent Acquisition Proposal, so long as any such compliance, except to the extent permitted by clause (iv) of this Section 6.4(b) rejects any Parent Acquisition Proposal and reaffirms its recommendation of the transactions contemplated by this Agreement, (ii) prior to obtaining the Required Parent Vote, engage in negotiations or discussions with any Person that has made an unsolicited bona fide written Parent Acquisition Proposal not resulting from or arising out of a breach of Section 6.4(a) hereof, (iii) prior to obtaining the Required Parent Vote, make any disclosure to Parent’s stockholders with regard to any Parent Acquisition Proposal as is required (based on the advice of Parent’s outside legal counsel) by any applicable statute, law, rule or regulation, (iv) prior to obtaining the Required Parent Vote, furnish to such Person nonpublic information relating to Parent pursuant to a confidentiality and standstill agreement with terms that are, in the aggregate, no less favorable to Parent than those contained in the Confidentiality Agreement and/or (v) prior to obtaining the Required Parent Vote, withdraw or modify or change in a manner adverse to the Company its approval or recommendation of this Agreement or the transactions contemplated hereby, provided that the Board of Directors of Parent, or Parent, as applicable, shall be permitted to take an action described in the foregoing clauses (ii), (iv) or (v) if, and only if, prior to the taking of such particular action, the Board of Directors of Parent (x) has determined in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that such Parent Acquisition Proposal is reasonably likely to result in a Parent Superior Proposal, in the case of either of the foregoing clauses (ii) or (iv), or constitutes a Parent Superior Proposal, in the case of the foregoing clause (v), and (y) has determined in good faith, after consultation with its outside legal counsel, that failing to take such action may reasonably be expected to, in the case of either of the foregoing clauses (ii) or (iv), or would, in the case of the foregoing clause (iv), be inconsistent with its fiduciary duties under applicable law.

“Parent Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into any transaction involving a Parent Acquisition Proposal (a “Parent Alternative Transaction”) that the Board of Directors of Parent determines in its good faith judgment (after consultation with Parent’s outside legal counsel and financial advisor) to be more favorable to Parent’s stockholders than this Agreement and the transactions contemplated hereby, taking into account all terms and conditions of the Parent Alternative Transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of the Parent Alternative Transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals). Reference to “this Agreement” and “the transactions contemplated hereby” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the transactions contemplated hereby that are agreed to by the Company after it receives written notice from the Company pursuant to Section 6.4(c) hereof of the existence of, the identity of the Person making, and the terms and conditions of, any Parent Acquisition Proposal.

(c) Parent shall notify the Company promptly (but in any event within two Business Days) after receipt or occurrence of (i) any Parent Acquisition Proposal, (ii) any request for information with respect to any Parent Acquisition Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Parent Acquisition Proposal, and (iv) the material terms and conditions of any such Parent Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. In addition, Parent shall promptly (but in any event within two Business Days) after the receipt thereof, provide to the Company copies of any written documentation material to understanding such Parent Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation (“Other Parent Acquisition Documentation”) which is received by Parent from the Person (or from any representatives or agents of such Person) making such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. Parent shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and Parent shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement. Parent shall keep the Company reasonably informed of the status and details (including any amendments or proposed amendments) of any such Parent Acquisition Proposal or request for information and keep the Company reasonably informed as to the material details of any information requested of or provided by Parent and as to the material details of all discussions or negotiations with respect to any such Parent Acquisition Proposal, request for information, inquiry or proposal and shall provide to the Company within two Business Days after receipt thereof all copies of any additional Other Parent Acquisition Documentation received by Parent from the Person (or from any representatives or agents of such Person) making such Parent Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. Parent shall promptly make available to the Company any non-public information concerning Parent that is made available to any other Person in connection with any Parent Acquisition Proposal that was not previously provided to the Company. The Board of Directors of Parent shall promptly consider in good faith (in consultation with Parent’s outside legal counsel and financial advisor) any proposed alteration of the terms of this Agreement or the Merger proposed by the Company in response to any Parent Acquisition Proposal.

Section 6.5. Colorado Approval. Parent shall use its commercially reasonable efforts to obtain the Colorado Approval as promptly as reasonably practicable after the date hereof.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES.

Section 7.1. Preparation of Registration Statement and Proxy Statement; Parent Stockholders Meeting; Tax Opinion Matters.

(a) As promptly as practicable after the execution of this Agreement, Parent shall, with full cooperation from the Company, prepare and file the Registration Statement, which shall include the Proxy Statement, with the SEC. Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon after such filing as practicable. The Proxy Statement shall, among other things, (i) include the recommendation of the Board of Directors of Parent in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of Parent shall have withdrawn or modified its approval or recommendation of this Agreement to the extent such action is permitted by Section 6.4 hereof, the Amended and Restated Parent Charter and the 2008 Equity Incentive Plan; (ii) request approval from Parent’s stockholders of the Merger and this Agreement upon the terms set forth herein, (iii) request approval for the Amended and

Restated Parent Charter and (iv) request approval of the 2008 Equity Incentive Plan. Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. Parent shall promptly provide copies to the Company, consult with the Company and, with full cooperation from the Company, prepare written responses with respect to any written comments received from the SEC with respect to the Registration Statement or Proxy Statement and advise the Company of any material oral comments received from the SEC. The Registration Statement and Proxy Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act.

(b) Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has been declared effective by the SEC or any supplement or amendment to the Registration Statement or Proxy Statement has been filed, or any request by the SEC for amendment of the Registration Statement or Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Registration Statement or Proxy Statement shall be filed without the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent.

(c) Prior to the time at which the Registration Statement is declared effective by the SEC: (i) the Company shall execute and deliver to Cooley Godward Kronish LLP and to Willkie Farr & Gallagher LLP a tax representation letter in substantially the form of Exhibit E-1; and (ii) Parent shall execute and deliver to Cooley Godward Kronish LLP and to Willkie Farr & Gallagher LLP a tax representation letter in substantially the form of Exhibit E-2. Following the delivery of such tax representation letters: (A) the Company shall use its commercially reasonable efforts to cause Cooley Godward Kronish LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (B) Parent shall use its commercially reasonable efforts to cause Willkie Farr & Gallagher LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Both such opinions shall be filed as exhibits to the Registration Statement at the time it is declared effective by the SEC. In rendering such opinions, each of such counsel shall be entitled to rely on such tax representation letters.

Section 7.2. Access to Information. Upon reasonable notice, each party shall afford to each other and its representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all of such party’s officers, employees, properties, offices, plants and other facilities and books and records and, during such period, each party shall furnish promptly to each other and its representatives, consistent with such party’s legal obligations, all other information concerning such party’s business, properties and personnel as the other party may reasonably request; provided, however, that each party may restrict the foregoing access to the extent that, in its reasonable judgment, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used all reasonable efforts to obtain the consent of such third party to such access, or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party to preclude the other party and its representatives from gaining access to any properties or information. Each party will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated September 5, 2007 (the “Confidentiality Agreement”), between the Company and Parent.

Section 7.3. Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) hereof to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Regulatory Law, (i) use its commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable governmental authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. In furtherance and not in limitation of the covenants of the parties contained in Section 7.3(a) hereof and this Section 7.3(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law. Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any terms, conditions, modifications with respect to obtaining any consents, permits, waivers, approvals, authorizations or orders in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in, (i) either individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect or (ii) Parent, the Company or Merger Sub having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

(c) Each party shall use its commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, and to provide any notices to third parties required to be provided prior to the Effective Time; provided that, without the prior written consent of Parent or the Company, as applicable, neither the Company nor Parent shall incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents waivers, authorizations or approvals.

Section 7.4. Reorganization.

(a) The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for federal, state and local income Tax purposes. None of the parties will knowingly take any action or fail to take any action, which action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

(b) Each of the Company and Parent shall use its reasonable best efforts to provide the officers’ representations and to obtain the opinions referred to in Section 8.2(e) and Section 8.3(g) hereof, respectively.

Section 7.5. Maintenance of Insurance. Each party will use its commercially reasonable efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to such party and their respective properties and assets in effect on the date hereof.

Section 7.6. Public Announcements. Each of the Company, Parent and Merger Sub agrees that, except as otherwise required by applicable law, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 7.7. Board of Directors and Officers.

(a) Parent shall take or cause to be taken all corporate actions necessary for the Board of Directors of Parent, as of the Effective Time, to be comprised of nine (9) members classified into three (3) classes, and to otherwise be constituted in accordance with and as set forth in Section 7.7(b) hereof.

(b) Parent shall use its reasonable best efforts to cause the Company Designated Directors and Parent Designated Directors set forth on Schedule 7.7(b) attached hereto to be the sole members of the Board of Directors of Parent as of the Effective Time, to serve as directors of Parent until their successors are duly elected and qualified. The Company Designated Directors and Parent Designated Directors shall be classified as set forth on Schedule 7.7(b) attached hereto. At all times the composition of the Board of Directors of Parent shall comply with all applicable laws, rules and regulations, including the applicable rules and regulations of the OTC Bulletin Board or any other securities exchange or market on which securities of Parent are listed or traded.

(c) Parent shall use its reasonable best efforts to cause the individuals listed on Schedule 7.7(c) attached hereto to be appointed as officers of Parent, in the respective offices set forth opposite their names on Schedule 7.7(c) attached hereto, as of the Effective Time.

Section 7.8. No Shareholder Rights Plan. From the date hereof through the earlier of termination of this Agreement and the Effective Time, neither party will adopt, approve, or agree to adopt, a shareholder rights plan or other similar plan commonly referred to as a “poison pill”.

Section 7.9. Stockholder Litigation. Each of Parent and the Company shall keep the other such party informed of, and cooperate with the other such party in connection with, any stockholder litigation or claim against it and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without the other such party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.10. Trust Fund Closing Confirmation; Colorado Statute Compliance.

(a) Promptly after the Effective Time, Parent shall (i) give to the Trustee the notice attached as Exhibit A to the Trust Agreement, (ii) provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and tabulating stockholder votes verifying the vote of the Parent’s stockholders regarding the transactions contemplated hereby, (iii) cause to be delivered to the Trustee by counsel to Parent written notification that (A) the Merger has been consummated and (B) the provisions of Section 11-51-302(6) and Rule 51-3.4 of the Colorado Statute has been met and (iv) deliver written instructions to the Trustee with respect to the transfer of the funds held in the Trust Fund.

(b) Not later than 48 hours prior to the Effective Time, Parent shall (i) give the Trustee advance notice of the Effective Time, and (ii) cause the Trustee to provide a written confirmation to Parent confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to Parent upon consummation of the Merger.

(c) Parent shall not deliver to the Trustee any Termination Letter (as defined in the Trust Agreement), other than the Termination Letter contemplated by this Section 7.10.

Parent shall file with the Colorado Securities Commissioner a Form ES in accordance with Section 11-51-302(6) of the Colorado Statute and Rule 51-3.4 of the Colorado Statute not less than ten days prior to the Effective Time.

Section 7.11. Company Stockholder Consents. The Company shall obtain executed written consents, in the form attached hereto as Exhibit F, from the stockholders of the Company constituting the Required Company Vote, and the Company shall deliver executed copies of such stockholders’ consents to Parent not later than two hours after the execution and mutual delivery of this Agreement by the parties hereto. Parent shall hold such executed written consents of stockholders and, upon the Closing, redeliver such written consents to the Company. In the event that this Agreement is terminated in accordance with the provisions of Section 9.1, Parent shall promptly destroy, or redeliver to the Company, such written consents that are in the possession of Parent.

Section 7.12. Employees and Employee Benefits. At the Effective Time, Parent shall assume all employment agreements between the Company and its employees as disclosed on Section 7.12 of the Company Disclosure Schedule and all employment agreements entered into by the Company prior to the Effective Time in accordance with Section 5.1 hereof, in each case to the extent that such assumption is permitted under the terms of such employment agreements. Until the first anniversary of the Closing Date, Parent shall continue the employment of the Company’s employees at the Closing at base compensation levels and a target bonus opportunity equal to or greater than each such employee’s base compensation level and target bonus opportunity as an employee of the Company on the date hereof. Following the Closing and until the first anniversary of the Closing Date, such Company employees shall be eligible to receive employee benefits that are substantially comparable to the employee benefits such employees were eligible to receive under the Company’s plans and programs immediately prior to the Closing Date, and will receive credit for purposes of eligibility and vesting for service as an employee of the Company. For this purpose, the term “employee benefits” refers to benefits offered under any “employee welfare benefit plan” under Section 3(1) of ERISA and any “employee pension benefit plan” under Section 3(2) of ERISA, and also includes vacation benefits. For not less than one year following the Closing Date, Parent shall maintain, or shall cause the Surviving Corporation to maintain, employee benefit plans for those persons who remain employees of the Company after the Closing Date that are substantially comparable to (or more favorable than) those provided pursuant to the employee benefit plans and arrangements and perquisites in effect on the date hereof. Nothing contained in this Section 7.12, express or implied: (a) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (b) shall limit or restrict the ability of Parent or the Company to amend, modify, terminate, or establish any benefit plan, program, agreement or arrangement, in whole or in part, at any time, (c) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (d) shall create any third party beneficiary rights in any current or former employee, director or consultant of the Company.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(a) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 hereof shall have been the cause of, or shall have resulted in, any such order or injunction.

(b) Governmental Entity Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 8.1(b) shall have been duly obtained and shall be in full force and effect on the Closing Date.

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d) Parent Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the Required Parent Vote.

(e) Company Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by the Required Company Vote.

Section 8.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.1, 3.5, 3.26, 3.28, 3.29 and 3.30 hereof shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), (ii) the representations and warranties of the Company contained in Section 3.6(a) hereof and clause (i) and the last two sentences of Section 3.6(b) hereof shall be true and correct in all respects (except for inaccuracies which are de minimus in amount), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and (iii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Company Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Company Material Adverse Effect.

(d) Conversion of Company Preferred Stock and Bridge Notes. The Conversion shall have occurred and no Company Preferred Stock (or rights to acquire Company Preferred Stock) or Bridge Notes shall be outstanding.

(e) Opinion of Counsel. Parent shall have received from Willkie Farr & Gallagher LLP, tax counsel to Parent, a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representation letters executed by officers of Parent and the Company substantially in the forms attached as Exhibit E-1 and Exhibit E-2 hereto (allowing for such amendments to the representations contained in any such letter as counsel to Parent and counsel to the Company each deem necessary).

(f) Bridge Note Amendment. Neither the Bridge Note Amendment nor any of the terms of the Bridge Note Agreement amended or modified thereby shall have been amended or modified and the Bridge Note Amendment shall be in full force and effect.

(g) Lock-Up Agreements. Each Former Company Stockholder listed on Schedule 8.2(g) shall have executed and delivered to Parent a Lock-Up Agreement, and each such Lock-Up Agreement shall be in full force and effect.

(h) Company Charter Amendment. The Company Charter Amendment shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect.

(i) Escrow Agreement. The Escrow Agent and the Stockholder Representative shall have executed and delivered to Parent the Escrow Agreement, and the Stockholder Representative shall have executed and delivered to the Escrow Agent the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

Section 8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 4.1, 4.5, 4.25, 4.28 and 4.29 hereof shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.6 hereof shall be true and correct in all respects (except for inaccuracies which are de minimus in amount), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), and (iii) all other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Parent Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Parent Material Adverse Effect.

(d) Parent Charter and 2008 Equity Incentive Plan. Parent’s stockholders shall have adopted the Amended and Restated Parent Charter and the 2008 Equity Incentive Plan.

(e) Registration Rights Agreement. Subject to the satisfaction or waiver of the condition set forth in Section 8.2(g), Parent shall have executed and delivered to the Former Company Stockholders set forth on

Schedule 8.3(e) attached hereto a registration rights agreement providing such Former Company Stockholders with the right to register their shares of Parent Common Stock under the Securities Act upon terms and conditions that are consistent with those contained in the Existing Registration Rights Agreement with respect to the “Registrable Securities” held by the “Investors” thereunder; provided, however, that such registration rights agreement shall provide that no such Former Company Stockholder may exercise any right thereunder to demand any such registration of its shares of Parent Common Stock until after the Measurement Date.

(f) Board of Directors. The Board of Directors of Parent shall be constituted as set forth in Section 7.7 hereof, effective as of the Effective Time.

(g) Opinion of Counsel. The Company shall have received from Cooley Godward Kronish LLP, tax counsel to the Company, a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representation letters executed by officers of Parent and the Company substantially in the forms attached as Exhibit E-1 and Exhibit E-2 hereto (allowing for such amendments to the representations contained in any such letter as counsel to Parent and counsel to the Company each deem necessary).

(h) Escrow Agreement. The Escrow Agent and Parent shall have executed and delivered to the Stockholder Representative the Escrow Agreement, and Parent shall have executed and delivered to the Escrow Agent the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

ARTICLE IX.

TERMINATION.

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the Company:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if the Registration Statement has not been declared effective by the SEC on or before the SEC Effectiveness Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Registration Statement to be declared effective on or before the SEC Effectiveness Date;

(c) By either the Company or Parent if the Effective Time shall not have occurred on or before the Expiration Date;

(d) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(e) By either the Company or Parent if the vote of stockholders of Parent has been taken and approval by the stockholders of Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Parent Vote at the Parent Stockholders Meeting (or any adjournment or postponement thereof);

(f) By the Company if, prior to the Parent Stockholders Meeting, the Board of Directors of Parent shall have failed to recommend or shall have withdrawn or modified or amended in a manner adverse to the Company its approval or recommendation of this Agreement or the Merger, or shall have approved or recommended a Parent Acquisition Proposal other than the transactions contemplated by this Agreement (or the Board of Directors of Parent shall have resolved to do any of the foregoing), whether or not permitted by Section 6.4 hereof;

(g) By Parent if the Company fails to deliver to Parent copies of executed written consents of stockholders of the Company constituting the Required Company Vote not later than two hours after the execution and mutual delivery of this Agreement by the parties hereto as provided in Section 7.11 hereof;

(h) By Parent (i) if, prior to the receipt of the Required Company Vote, the Board of Directors of the Company shall have failed to recommend or shall have withdrawn or modified or amended in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger, or shall have approved or recommended a Company Acquisition Proposal other than the transactions contemplated by this Agreement (or the Board of Directors of the Company shall have resolved to do any of the foregoing), whether or not permitted by Section 5.5 hereof, or (ii) if the Company Charter Amendment shall have not been filed with the Secretary of State of the State of Delaware and shall not be in full force and effect at least one Business Day prior to the Expiration Date;

(i) By Parent or the Company if the holders of 20% or more of the IPO Shares entitled to vote on the Merger (i) vote against the approval and adoption of this Agreement and (ii) elect to convert their IPO Shares into cash from the Trust Fund;

(j) By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 8.3(a) or 8.3(b) hereof would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the Expiration Date, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(j) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(k) By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 8.2(a) or 8.2(b) hereof would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the Expiration Date, provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(k) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors except with respect to this Section 9.2 and Article XI, provided that the termination of this Agreement shall not relieve any party from any liability for any willful, material breach of any covenant or agreement or willful, material breach of any representation or warranty in this Agreement occurring prior to termination.

(b) If Parent or the Company shall terminate this Agreement pursuant to Section 9.1(b) (unless a breach by Parent of any representation or warranty in, or failure of Parent to fulfill any obligation of Parent under, this Agreement has been the primary cause of the failure of the Registration Statement to be declared effective on or before such date) or Parent shall terminate this Agreement pursuant to Section 9.1(g), then the Company shall pay to Parent the Parent Expenses incurred on or after November 21, 2007, within five Business Days after delivery to the Company of written notice of the amount of such Parent Expenses.

(c)(i) If Parent shall terminate this Agreement pursuant to Section 9.1(h), then the Company shall pay to Parent, not later than two Business Days following such termination, an amount equal to $4,000,000, plus the Parent Expenses, within five Business Days after delivery to the Company of written notice of the amount of such Parent Expenses; and (ii) if the Company shall terminate this Agreement pursuant to Section 9.1(f), then Parent shall pay to the Company, not later than two Business Days following such termination, an amount equal to $4,000,000, plus the Company Expenses, within five Business Days after delivery to Parent of written notice of the amount of such Company Expenses.

(d) All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by the payee to the payor.

Section 9.3. Acknowledgement. Each of Parent and the Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither such party, as a beneficiary under certain of these agreements, would enter into this Agreement. If the payor fails to pay promptly the fee due pursuant to this Section 9.2, the payor will also pay to the payee the payee’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this Section 9.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Citibank, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

Section 9.4. Intentionally Omitted.

Section 9.5. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.6. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

INDEMNIFICATION.

Section 10.1. No Additional Representations or Warranties; Survival.

(a) Except for the representations and warranties contained in Article III hereof, Parent and Merger Sub acknowledge that (i) neither the Company nor any other Person has made any other express or implied representation or warranty with respect to the Company and (ii) neither Parent nor Merger Sub has relied upon any representations or warranties with respect to the Company that are not contained in Article III hereof. The Company disclaims any representation or warranty, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives that are not contained in Article III hereof. Except for the representations and warranties contained in Article IV hereof, the Company acknowledges that (i) none of Parent, Merger Sub or any other Person has made any other express or implied representation or warranty with respect to Parent and Merger Sub and (ii) the Company has not relied upon any representations or warranties with respect to Parent or Merger Sub that are not contained in Article IV hereof. Parent and Merger Sub disclaim any representation or warranty, whether made by Parent, Merger Sub or any of their respective Affiliates, officers, directors, employees, agents or representatives that are not contained in Article IV hereof.

(b) The representations and warranties contained in this Agreement shall survive the Closing for the purposes of Article X until the first anniversary of the Closing Date and shall thereafter terminate (and any claim relating to the subject matter of any such representation or warranty must be made on or before such anniversary date or such claim shall be deemed to have been waived); provided, however, that the representations and warranties contained in Section 3.5, Section 3.6(a), clause (i) and the last two sentences of Section 3.6(b), Section 3.26, Section 3.29 and Section 3.30 hereof, and Section 4.5, Section 4.6, Section 4.25 and Section 4.29 hereof shall survive the Closing (and any claim with respect to the subject matter thereof may be made) until all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations (by which time any such claim shall have been made or such claim shall be deemed to have been waived). The covenants contained in this Agreement shall survive the Closing indefinitely or until, by their respective terms, they are no longer operative. No claim for indemnification hereunder may be asserted after the expiration of the period during which such claim may be made as provided herein, but any such claim theretofore asserted may be pursued after such expiration.

Section 10.2. Indemnification by Former Company Stockholders.

(a) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of Parent or Merger Sub or of any knowledge or information that Parent or Merger Sub may have, the Former Company Stockholders shall severally (and not jointly) indemnify and fully defend, save and hold harmless Parent and Merger Sub, any Affiliate of Parent or Merger Sub, and their respective directors, officers, agents and employees (collectively, the “Parent Indemnitees”) from any damage, liability, loss, cost, expense (including all reasonable attorneys’ fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Losses”) arising out of or resulting from:

(i) any breach by the Company of any of its covenants contained in this Agreement;

(ii) any breach of any warranty or the inaccuracy of any representation of the Company contained in Article III of this Agreement; or

(iii) Parent’s and Merger Sub’s enforcement of their rights under this Section 10.2.

(b) Notwithstanding anything herein to the contrary:

(i) subject to the other limitations contained herein, the Parent Indemnitees shall be entitled to be indemnified in respect of Section 10.2(a)(ii) and Section 10.2(a)(iii) with respect thereto (other than in the case of a willful breach of any obligation under this Article X) solely from the Escrowed Shares in accordance with the Escrow Agreement, and no Losses of any Parent Indemnitees shall be indemnifiable pursuant to Section 10.2(a)(ii) unless and until all such Losses exceed $1,500,000, in which case such Losses shall be indemnifiable only to the amount thereof in excess of $250,000; provided, however, that the foregoing limitations contained in this Section 10.2(b)(i) shall not apply to any (A) fraud or willful misrepresentation, or (B) breaches of any of the representations and warranties contained in Section 3.5, Section 3.6(a), clause (i) and the last two sentences of Section 3.6(b), Section 3.26, Section 3.29 or Section 3.30 hereof;

(ii) subject to Section 10.2(b)(i) above, the maximum amount for which any single Former Company Stockholder shall be liable with respect to all claims covered by Section 10.2(a)(ii) hereof and Section 10.2(a)(iii) with respect thereto (other than in the case of a willful breach of any obligation under this Article X) shall not exceed 20% of such Former Company Stockholder’s Pro Rata Share of the aggregate Per Share Merger Consideration, Milestone Consideration Per Share and Top-Up Consideration Per Share issued and paid to all Former Company Stockholders pursuant to Article I hereof;

(iii) subject to Sections 10.2(b)(i) and Section 10.2(b)(ii) above, the maximum amount for which any single Former Company Stockholder shall be liable with respect to any single claim under Section 10.2(a)(ii) hereof and Section 10.2(a)(iii) with respect thereto (other than in the case of a willful breach of any obligation under this Article X) shall not exceed the product of (A) the aggregate amount of the Loss incurred by the Parent Indemnitees in connection with such Loss and (B) such Former Company Stockholder’s Pro Rata Share; and

(iv) in all cases determining whether there has been a breach of any of the Company’s representations and warranties contained in Article III hereof, or in determining the amount of any Losses with respect to such breach, such representations and warranties shall be read without regard to any materiality qualifier (including, without limitation, any reference to Company Material Adverse Effect) contained therein.

Section 10.3. Indemnification by Parent.

(a) Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Company or of any knowledge or information that the Company may have, Parent shall indemnify and fully defend, save and hold harmless the Former Company Stockholders from any Losses arising out of or resulting from:

(i) any breach by Parent or Merger Sub of any of its respective covenants contained in this Agreement;

(ii) any breach of any warranty or the inaccuracy of any representation of Parent or Merger Sub contained in Article IV of this Agreement; or

(iii) the Former Company Stockholders’ enforcement of their rights under this Section 10.3.

(b) Notwithstanding anything herein to the contrary:

(i) subject to the other limitations contained herein, no Losses of any Former Company Stockholders shall be indemnifiable pursuant to Section 10.3(a)(ii) unless and until all such Losses exceed $1,500,000, in which case such Losses shall be indemnifiable only to the amount thereof in excess of $250,000; provided, however, that the foregoing limitations contained in this Section 10.3(b)(i) shall not apply to any (A) fraud or willful misrepresentation, or (B) breaches of any of the representations and warranties contained in Section 4.5, Section 4.6, Section 4.25 or Section 4.29 hereof;

(ii) subject to Section 10.3(b)(i) above, the maximum amount for which Parent and Merger Sub shall be liable with respect to all claims covered by Section 10.3(a)(ii) hereof shall not exceed 20% of the aggregate Per Share Merger Consideration, Milestone Consideration Per Share and Top-Up Consideration Per Share issued and paid to all Former Company Stockholders pursuant to Article I hereof;

(iii) subject to Sections 10.3(b)(i) and Section 10.3(b)(ii) above, the maximum amount for which Parent shall be liable to any single Former Company Stockholder with respect to all claims covered by Section 10.3(a)(ii) hereof shall not exceed 20% of such Former Company Stockholder’s Pro Rata Share of the aggregate Per Share Merger Consideration issued and paid to all Former Company Stockholders pursuant to Article I hereof; and

(iv) in all cases determining whether there has been a breach of any of the Parent’s or Merger Sub’s representations and warranties contained in Article IV hereof, or in determining the amount of any Losses with respect to such breach, such representations and warranties shall be read without regard to any materiality qualifier (including, without limitation, any reference to Parent Material Adverse Effect) contained therein.

Section 10.4. Procedures for Third Party Claim Indemnification.

(a) If the Former Company Stockholders have become obligated to a Parent Indemnitee pursuant to Section 10.2 hereof, or if any suit, action, investigation, claim or proceeding is begun, made or instituted by a third party as a result of which the Former Company Stockholders may become obligated to a Parent Indemnitee hereunder, such Parent Indemnitee shall give prompt written notice thereof to the Stockholder Representative (on behalf of the Former Company Stockholders); provided, however, that the failure of the Parent Indemnitee to give prompt written notice to the Stockholder Representative (on behalf of the Former Company Stockholders) shall not relieve such Former Company Stockholders of their indemnification obligations hereunder, except to the extent such Former Company Stockholders shall have been materially prejudiced by such failure. The Former Company Stockholders (through the Stockholder Representative) agree to defend, contest or otherwise protect the Parent Indemnitee against any such suit, action, investigation, claim or proceeding at the sole cost and expense of the Former Company Stockholders. The Parent Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Parent Indemnitee’s choice and shall in any event cooperate with and assist the Former Company Stockholders to the extent reasonably possible. The Stockholder Representative (on behalf of the Former Company Stockholders) shall not compromise or settle any such suit, action, investigation, claim or proceeding unless (x) such compromise or settlement is on exclusively monetary terms and shall be paid entirely by the Former Company Stockholders and the Parent Indemnitee receives an unconditional release in such compromise or settlement or (y) the Parent Indemnitee shall have consented in writing to the terms of such compromise or settlement, which consent shall not be unreasonably withheld. If the Stockholder Representative (on behalf of the Former Company Stockholders) fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Parent Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Parent Indemnitee shall be entitled to recover the entire cost thereof from the Former Company Stockholders (subject to Sections 10.2(b)(i) and (ii) hereof), including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

(b) If Parent has become obligated to the Former Company Stockholders pursuant to Section 10.3 hereof, or if any suit, action, investigation, claim or proceeding is begun, made or instituted by a third party as a result of which Parent may become obligated to a Former Company Stockholder hereunder, the Stockholder Representative (on behalf of the Former Company Stockholders) shall give prompt written notice thereof to Parent; provided, however, that the failure of the Stockholder Representative (on behalf of the Former Company Stockholders) to give prompt written notice to Parent shall not relieve Parent of its indemnification obligations hereunder, except to the extent Parent shall have been materially prejudiced by such failure. Parent agrees to defend, contest or otherwise protect the Former Company Stockholders against any such suit, action, investigation, claim or proceeding at its sole cost and expense. The Former Company Stockholders (through the Stockholder Representative) shall have the right, but not the obligation, to participate at their own expense in the defense thereof by counsel of the Stockholder Representative’s choice and shall in any event cooperate with and assist Parent to the extent reasonably possible. Parent shall not compromise or settle any such suit, action, investigation, claim or proceeding unless (x) such compromise or settlement is on exclusively monetary terms and shall be paid entirely by Parent and the Former Company Stockholders receive an unconditional release in such compromise or settlement or (y) the Stockholder Representative (on behalf of the Former Company Stockholders) shall have consented in writing to the terms of such compromise or settlement, which consent shall not be unreasonably withheld. If Parent fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Former Company Stockholders shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Former Company Stockholders shall be entitled to recover the entire cost thereof from Parent (subject to Sections 10.3(b)(i) and (ii) hereof), including, without limitation, reasonable attorneys’ fees of one counsel to the Former Company Stockholders, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

Section 10.5. Payments.

(a) All amounts payable with respect to Losses pursuant to this Article X shall be settled:

(i) in the case of any claim by Parent, (A) with respect to Section 10.2(a)(ii) (other than with respect to any breach of the representations contained in Section 3.5, Section 3.6(a), clause (i) and the last two sentences of Section 3.6(b), Section 3.26, Section 3.29 or Section 3.30) and Section 10.2(a)(iii) with respect thereto (other than in the case of a willful breach of any obligation under this Article X), solely by collection of Escrowed Shares from the Escrow Agent pursuant to the Escrow Agreement, until all such Escrowed Shares have been so collected (or are subject to such collection), or are otherwise released, from escrow pursuant to the Escrow Agreement, and (B) with respect to (x) Section 10.2(a)(i) hereof, (y) Section 10.2(a)(ii) hereof as to any breach of the representations contained in Section 3.5, Section 3.6(a), clause (i) and the last two sentences of Section 3.6(b), Section 3.26, Section 3.29 or Section 3.30 or (z) Section 10.2(a)(iii) hereof (except as otherwise expressly provided in the immediately preceding clause (A)), first, by collection of Escrowed Shares from the Escrow Agent pursuant to the Escrow Agreement, until such Escrowed Shares have been so collected (or are subject to such collection) or are otherwise released, from escrow pursuant to the Escrow Agreement, and second, by payment in cash by check or wire transfer of immediately available funds; and

(ii) in the case of any claim by the Stockholder Representative (on behalf of the Former Company Stockholders), by payment in cash by check or wire transfer of immediately available funds.

(b) The value of each Escrowed Share for purposes of making payments to Parent on account of Losses in accordance with the provisions of this Article X shall be deemed to be the Parent Common Stock Price. In case of a payment owed by the Former Company Stockholders to Parent pursuant to this Article X in respect of which Parent collects Escrowed Shares pursuant to the Escrow Agreement, upon such collection, each Former Company Stockholder shall be deemed to have delivered and surrendered to Parent its Pro Rata Share of the Escrowed Shares so collected by Parent.

(c) Except in the case of fraud or willful misrepresentation, the indemnification provisions set forth in this Article X shall be the sole and exclusive remedy of the parties for monetary damages with respect to the transactions contemplated hereby.

Section 10.6. Stockholder Representative.

(a) Joel P. Adams is hereby designated by the Former Company Stockholders to serve as their agent as the initial Stockholder Representative hereunder with respect to the matters set forth in this Article X and by its signature below it hereby acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth herein. Effective only upon the Effective Time, the Stockholder Representative (including any successor or successors thereto) shall act as the representative of the Former Company Stockholders, and shall be authorized to act on behalf of the Former Company Stockholders and to take any and all actions required or permitted to be taken by the Stockholder Representative under this Article X with respect to any claims (including the settlement thereof) made by any Parent Indemnitee for indemnification pursuant to this Article X (including, without limitation, the exercise of the power to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification). The Stockholder Representative shall be the only party entitled to assert the rights of the Former Company Stockholders hereunder and the Stockholder Representative shall perform all of the obligations (other than payment) of the Former Company Stockholders under this Article X. Any Person shall be entitled to rely on all statements, representations and decisions of the Stockholder Representative.

(b) The Former Company Stockholders shall be bound by all actions taken by the Stockholder Representative in his, her or its capacity as such. The Stockholder Representative shall promptly, and in any event within 10 Business Days, provide written notice to the Former Company Stockholders of any action taken on behalf of them by the Stockholder Representative pursuant to the authority delegated to the Stockholder Representative under this Article X. Neither the Stockholder Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence or willful misconduct. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

(c) Each Former Company Stockholder shall, severally and not jointly, hold harmless and reimburse the Stockholder Representative from and against such Former Company Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative) suffered or incurred by the Stockholder Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholder Representative under this Agreement; provided, however, that no such Former Company Stockholder shall be so liable in excess of such Former Company Stockholder’s pro rata portion of the aggregate Per Share Merger Consideration issued and paid to all Former Company Stockholders pursuant to Article I hereof. The Stockholder Representative shall not be entitled to any compensation for his, her or its services in such capacity.

(d) In the event that the Stockholder Representative shall resign or be unable to act for any reason, the Stockholder Representative (or his, her or its legal representative) shall select a successor Stockholder Representative to fill such vacancy, and such successor shall be deemed to be the Stockholder Representative for all purposes of this Agreement. Upon the appointment of a successor Stockholder Representative under this Agreement, such successor Stockholder Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Stockholder Representative under this Agreement, and the predecessor Stockholder Representative will be discharged from such predecessor Stockholder Representative’s duties and obligations under this Agreement.

ARTICLE XI.

MISCELLANEOUS.

Section 11.1. Disclosure Schedules. The inclusion of any information in the Company Disclosure Schedule, the Parent Disclosure Schedule or the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

Section 11.2. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 11.3. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware.

Section 11.4. Expenses. All fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except as provided in Section 9.2 hereof.

Section 11.5. Severability; Construction.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

Section 11.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; (iii) on the date of transmission if transmitted by facsimile and appropriate mechanical confirmation is received or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

if to Parent or Merger Sub, to:

Oracle Healthcare Acquisition Corp.

200 Greenwich Ave., 3rd Floor

Greenwich, Connecticut 06830

Attn: Joel Liffmann

Fax: (203) 862-1613

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attn: William H. Gump, Esq.

Fax: (212) 728-9285

if to Company or Stockholders, to

Precision Therapeutics, Inc.

2516 Jane Street

Pittsburgh, PA 15203

Attn: Sean C. McDonald

President & Chief Executive Officer

Fax: (412) 481-1597

with a copy to:

Cooley Godward Kronish LLP

Five Palo Alto Square, 3000 El Camino Real

Palo Alto, CA 94306-2155

Attn: Suzanne Sawochka Hooper

Fax: (650) 849-7400

If to Stockholders’ Representative:

Joel P. Adams

c/o Adams Capital Management

500 Blackburn Avenue

Sewickley, PA 15143

Fax: (412) 749-9459

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Section 11.7. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 11.8. Parties in Interest. Except for (i) the rights of the holders of securities of the Company to receive the Per Share Merger Consideration, the Milestone Consideration Per Share and the Top-Up Consideration Per Share following the Effective Time in accordance with the terms of this Agreement (of which such security holders are the intended beneficiaries following the Effective Time), (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), and (iii) the rights of the Parent Indemnitees not signatory to this Agreement and the Former Company Stockholders under Article X hereof (of which such Persons are intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

Section 11.9. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 11.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 11.11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court of competent jurisdiction (subject to the provisions of Section 11.3), this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

Section 11.12. Definitions. As used in this Agreement:

“2002 GE Warrant” shall mean the warrant, dated September 25, 2002, to purchase up to 8,929 shares of Company Common Stock, which warrant initially contemplated the issuance of up to 125,000 shares of Company Common Stock until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“2005 GE Warrant” shall mean the warrant, dated February 17, 2005, to purchase up to 26,000 shares of Company Common Stock.

“2006 GE Warrant” shall mean the warrant, dated August 18, 2006, to purchase up to 7,955 shares of Company Common Stock.

“2008 Equity Incentive Plan” shall have the meaning set forth in Section 4.5 hereof.

“Action” shall have the meaning set forth in Section 3.18 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Aggregate Exercise Price” shall mean the aggregate exercise price of all Company Options, Other Stock Awards and Company Warrants outstanding after the Conversion and immediately prior to the Effective Time.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Amended and Restated Parent Charter” shall have the meaning set forth in Section 4.5 hereof.

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Bridge Note Agreement” shall mean that certain Note Purchase Agreement dated as of August 23, 2007, by and among the Company and the purchasers party thereto, as such Note Purchase Agreement shall have been amended by the Bridge Note Amendment and is in effect on the date hereof.

“Bridge Note Amendment” shall mean that certain Amendment to Note Purchase Agreement, dated as of December 3, 2007, by and among the Company and the persons and entities named on the Schedule of Purchasers attached thereto with respect to the Bridge Note Agreement and the Bridge Notes issued pursuant thereto.

“Bridge Notes” shall mean the notes issued under the Bridge Note Agreement.

“Bridge Warrants” shall mean the warrants, each dated August 22, 2003, to purchase, in the aggregate, up to 1,884,830 shares of Company Common Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks are required or authorized to close in the City of New York.

“Certificate” shall have the meaning set forth in Section 2.1 hereof.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 hereof.

“Closing” shall have the meaning set forth in Section 1.2 hereof.

“Closing Date” shall have the meaning set forth in Section 1.2 hereof.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall have the meaning set forth in the Recitals hereto.

“Colorado Approval” shall mean the approval of the applicable Governmental Entity in Colorado to release the funds held in the Trust Fund to Parent without distribution thereof to the Parent’s stockholders on or after March 8, 2008.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition Proposal” shall have the meaning set forth in Section 5.5 hereof.

“Company Alternative Transaction” shall have the meaning set forth in Section 5.5 hereof.

“Company Charter Amendment” shall mean an amendment to the Company’s Third Amended and Restated Certificate of Incorporation that increases the number of shares of Company Common Stock that the Company is authorized to issue by a sufficient amount to reserve for issuance and issue the number of shares of Company Common Stock that will be required to be issued in order to effect the Conversion, including, without limitation, the conversion of all Bridge Notes outstanding immediate prior to the Effective Time.

“Company Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company Contract” shall have the meaning set forth in Section 3.19(c) hereof.

“Company Designated Directors” shall mean the individuals identified as “Company Designated Directors” on Schedule 7.7(b) attached hereto.

“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article III hereof.

“Company Employee Benefit Plans” shall have the meaning set forth in Section 3.20(a) hereof.

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.20(a) hereof.

“Company Expenses” shall mean all of the Company’s actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees) actually incurred by the Company and its respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not exceed $1,000,000.

“Company Financial Statements” shall have the meaning set forth in Section 3.8 hereof.

“Company Interim Balance Sheet” shall have the meaning set forth in Section 3.8 hereof.

“Company Lease” shall have the meaning set forth in Section 3.12(b) hereof.

“Company Leased Real Property” shall have the meaning set forth in Section 3.12(b) hereof.

“Company Licenses and Permits” shall have the meaning set forth in Section 3.16(a) hereof.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company or (b) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any event, change, circumstance, effect, development or state of facts arising out of or attributable to (A) general economic conditions or conditions in securities markets; (B) the industry or industry sector in which the Company operates, except, in the case of the foregoing clauses (A) and (B), to the extent that such event, change, circumstance, effect, development or state of facts affects the Company in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which the Company operates; (C) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (including any loss of employees, any cancellation of or delay in customer orders or any disruption in business relationships); (D) any action, omission, event, change, circumstance, effect, development, or state of facts the risk of the occurrence of which is expressly disclosed in the Company Disclosure Schedule; (E) changes in GAAP or changes in laws, rules or regulations applicable to the Company; (F) any act of terrorism or war, or any armed hostilities; (G) compliance with the terms of, or the taking of any action required by, this Agreement; (H) the taking of any action by Parent or any action approved or consented to by Parent in writing; (I) any breach of this Agreement by Parent; or (J) any action required to be taken under laws, rules, regulations or agreements (to the extent in effect and made available to Parent as of the date hereof) applicable to the Company; (ii) any failure, in and of itself, by the Company to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), or (iii) any adverse effect on the business, financial condition or results of operations of the Company that, by its nature, would not reasonably be expected to, and does not, last more than three months.

“Company Options” shall have the meaning set forth in Section 1.10(a) hereof.

“Company Organizational Documents” shall mean the Third Amended and Restated Certificate of Incorporation and the Bylaws of the Company, together with all amendments thereto.

“Company Pension Plans” shall have the meaning set forth in Section 3.20(a) hereof.

“Company Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.14(b) hereof.

“Company Software” shall have the meaning set forth in Section 3.15 hereof.

“Company Stock Plans” shall have the meaning set forth in Section 3.6(a) hereof.

“Company Superior Proposal” shall have the meaning set forth in Section 5.5 hereof.

“Company Warrants” shall mean, collectively, the Bridge Warrants, the GE Warrants, the National City Warrant and the Series Warrants.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2 hereof.

“Conversion” shall mean the conversion, immediately prior to the Effective Time, of any and all shares of Company Preferred Stock and Bridge Notes that are outstanding immediately prior to the Effective Time into Company Common Stock.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 1.8(e) hereof.

“DOJ” shall have the meaning set forth in Section 7.3(b) hereof.

“Effective Date” shall mean the date on which the Effective Time falls.

“Effective Time” shall have the meaning set forth in Section 1.3 hereof.

“Encumbrance” shall mean any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, easement, security interest, deed of trust, mortgage, right of way, covenant, restriction, encumbrance or other right of third parties.

“Environmental Laws” shall have the meaning set forth in Section 3.25(a) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agreement” shall mean an Escrow Agreement, substantially in the form attached as Exhibit G hereto.

“Escrowed Shares” shall have the meaning set forth in Section 2.10 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Exchange Ratio Factor, by (b) the Parent Common Stock Price.

“Exchange Ratio Factor” shall mean the quotient obtained by dividing (a) the sum of (i) the product of (A) 22,500,000 and the (B) Parent Common Stock Price and (ii) the Aggregate Exercise Price, by (b) the Fully Diluted Share Amount.

“Excluded Shares” shall have the meaning set forth in Section 1.8(c) hereof.

“Existing Policy” shall have the meaning set forth in Section 6.2(d) hereof.

“Existing Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of March 2, 2006, by and among Parent and the “Investors” identified therein, as such Registration Rights Agreement may be amended from time to time.

“Expiration Date” shall mean (a) March 2, 2008, if the Colorado Approval shall have not been obtained on or before February 29, 2008, or (b) March 8, 2008, if the Colorado Approval shall have been obtained on or before February 29, 2008.

“FDA” shall mean the United States Food and Drug Administration and corresponding Governmental Entities.

“FDA Company Contractor” shall mean any Person with which the Company formerly or presently had or has any agreement or arrangement (whether oral or written) under which that Person has or had physical possession of, or was or is obligated to develop, test, process, investigate, manufacture or produce, any FDA Regulated Product on behalf of the Company.

“FDA Law” shall mean any law, statute, regulation, judicial or administrative interpretation, or standard international guidance relating to any FDA Regulated Product, including, without limitation, the FDCA, the FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997), and equivalent statutes and regulations adopted by countries, international bodies and other jurisdictions, in addition to the United States, where the Company has facilities, does business, or directly or through others sells or offers for sale any FDA Regulated Product.

“FDA Regulated Product” shall mean any product or component including, without limitation, any medical device, that is studied, used, held or offered for sale for human research or investigation or clinical use.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder.

“Former Company Stockholders” shall mean the holders of Company Common Stock immediately prior to the Effective Time other than holders of Dissenting Shares and shares of Company Common Stock owned or held by Parent, Merger Sub, the Company or any direct or indirect wholly owned Subsidiary of Parent or the Company.

“FTC” shall have the meaning set forth in Section 7.3(b) hereof.

“Fully Diluted Share Amount” shall mean the number of shares of Company Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time, assuming (a) the conversion or exercise (as applicable) of all Company Preferred Stock, Company Options, Other Stock Awards and Company Warrants that are outstanding at such time, (b) the conversion of all Bridge Notes that are outstanding at such time in accordance with the terms of the Bridge Note Purchase Agreement and (c) the conversion, exercise or exchange (as applicable) of any other options, warrants or other rights to acquire shares of Company Common Stock that are outstanding at such time.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GE Preferred Warrant” shall mean the warrant, dated December 29, 2006, to purchase up to 181,818 shares of Series B Preferred Stock.

“GE Warrants” shall mean, collectively, the 2002 GE Warrants, the 2005 GE Warrants, the 2006 GE Warrants and the GE Preferred Warrant.

“Good Clinical Practices” shall mean, with respect to the Company at any given time, such standards of good clinical practice as are required by any Governmental Entity having jurisdiction over the Company or its business.

“Good Laboratory Practices” shall mean with respect to the Company at any given time, the then current standards for pharmaceutical laboratories, as set forth in the FDCA, and such standards of good laboratory practices as are required by any Governmental Entity having jurisdiction over the Company or its business.

“Governmental Entity” shall mean any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Hazardous Material” shall have the meaning set forth in Section 3.25(c) hereof.

“Indemnified Person” shall have the meaning set forth in Section 6.2(a) hereof.

“Intellectual Property” shall mean all of the following, owned or used by any Person: material (i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of such Person; (vii) rights under all agreements relating to the foregoing; and (viii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“IPO” shall have the meaning set forth in Section 4.29(a) hereof.

“IPO Shares” shall have the meaning set forth in Section 4.29(a) hereof.

“IPO Warrants” shall have the meaning set forth in Section 4.6 hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any Person, the actual knowledge of the executive officers of the Person after reasonable inquiry of the senior employees of such Person who have administrative or operational responsibility for the particular subject matter in question.

“Leases” shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person is a party, whether as lessor, lessee, guarantor or otherwise, or by which it or its properties or assets are bound, or which otherwise relate to the operation of its business.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“Lock-Up Agreement” shall have the meaning set forth in Section 5.6 hereof.

“Losses” shall have the meaning set forth in Section 10.2 hereof.

“Majority Holders” shall have the meaning set forth in the Bridge Note Agreement.

“Measurement Date” shall mean the day that is 180 days after the Closing Date.

“Measurement Date Price” shall mean average closing sale price per share of Parent Common Stock as reported on the OTC Bulletin Board (or any other securities exchange or market on which the Parent Common Stock is listed or traded) for the consecutive period beginning at 9:30 a.m. New York time on the seventh trading day immediately preceding the Measurement Date and concluding at 4:00 p.m. New York time on the trading day immediately preceding the Measurement Date.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Organizational Documents” shall mean the Certificate of Incorporation and the Bylaws of Merger Sub, together with all amendments thereto.

“Milestone Consideration” shall have the meaning set forth on Exhibit H hereto.

“Milestone Consideration Per Share” shall mean the number of shares of Parent Common Stock equal to the product of (i) one multiplied by (ii) quotient obtained by dividing (a) the Milestone Consideration, if any, by

(b) the Fully Diluted Share Amount (which for purposes of this definition only, shall include only those Company Options and Company Warrants that are outstanding at the Effective Time and remain outstanding at the time the Milestone Consideration Per Share is paid).

“National City Warrant” shall mean the warrant, dated January 11, 2001, to purchase up to 21,639 shares of Company Common Stock, which warrant initially contemplated the issuance of up to 302,943 shares of Company Common Stock until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“Other Company Acquisition Documentation” shall have the meaning set forth in Section 5.5(d) hereof.

“Other Parent Acquisition Documentation” shall have the meaning set forth in Section 6.4(c) hereof.

“Other Stock Awards” shall have the meaning set forth in Section 1.10(b) hereof.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Acquisition Proposal” shall have the meaning set forth in Section 6.4 hereof.

“Parent Alternative Transaction” shall have the meaning set forth in Section 6.4 hereof.

“Parent Common Stock” shall have the meaning set forth in the Recitals hereto.

“Parent Common Stock Price” shall mean the average closing sales price per share of Parent Common Stock as reported on the OTC Bulletin Board for the consecutive period beginning at 9:30 a.m. New York time on the thirteenth trading day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the third trading day immediately preceding the Closing Date.

“Parent Contract” shall have the meaning set forth in Section 4.19(c) hereof.

“Parent Designated Directors” shall mean the individuals identified as “Parent Designated Directors” on Schedule 7.7(b) attached hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article IV hereof.

“Parent Expenses” shall mean all of the Parent’s actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees) actually incurred by Parent, Merger Sub and their respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not exceed $1,000,000.

“Parent Indemnitees” shall have the meaning set forth in Section 10.2(a) hereof.

“Parent Interim Balance Sheet” shall have the meaning set forth in Section 4.11 hereof.

“Parent Lease” shall have the meaning set forth in Section 4.12(b) hereof.

“Parent Leased Real Property” shall have the meaning set forth in Section 4.12(b) hereof.

“Parent Licenses and Permits” shall have the meaning set forth in Section 4.16(a) hereof.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, condition (financial or otherwise) or results of operations of Parent or (b) would prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any event, change, circumstance, effect, development or state of facts arising out of or attributable to (A) general economic conditions or conditions in securities markets; (B) the industry or industry sector in which Parent operates, except, in the case of the foregoing clauses (A) and (B), to the extent that such event, change, circumstance, effect, development or state of facts affects Parent in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which Parent operates; (C) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (including any loss of employees, any cancellation of or delay in customer orders or any disruption in business relationships); (D) any action, omission, event, change, circumstance, effect, development, or state of facts the risk of the occurrence of which is expressly disclosed in the Parent Disclosure Schedule; (E) changes in GAAP or changes in laws, rules or regulations applicable to Parent; (F) any act of terrorism or war, or any armed hostilities; (G) compliance with the terms of, or the taking of any action required by, this Agreement; (H) the taking of any action by the Company or any action approved or consented to by the Company in writing; (I) any breach of this Agreement by the Company; or (I) any action required to be taken under laws, rules, regulations or agreements (to the extent in effect and made available to the Company as of the date hereof) applicable to Parent; (ii) any failure, in and of itself, by Parent to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect), or (iii) any adverse effect on the business, financial condition or results of operations of Parent that, by its nature, would not reasonably be expected to, and does not, last more than three months.

“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto.

“Parent Preferred Stock” shall mean the undesignated preferred stock, par value $0.001 per share, of Parent.

“Parent Registered Intellectual Property” shall have the meaning set forth in Section 4.14(b) hereof.

“Parent SEC Reports” shall have the meaning set forth in Section 4.8 hereof.

“Parent Software” shall have the meaning set forth in Section 4.15 hereof.

“Parent Stockholders Meeting” shall have the meaning set forth in Section 3.27 hereof.

“Parent Superior Proposal” shall have the meaning set forth in Section 6.4 hereof.

“Parent Warrants” shall have the meaning set forth in Section 4.6 hereof.

“Permitted Liens” shall mean (a) Liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business not yet due and payable, (c) Liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants and similar Encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property as currently conducted to which they apply, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation of the property as currently conducted to which they apply, (f) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent or the Company, as applicable, none of which materially interfere with the business of the Company or Parent, as applicable, or Parent’s Subsidiaries or the operation of the property as presently conducted to which they apply, (g) Liens granted in respect of any indebtedness or securing any obligations with respect thereto, (h) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (j) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (k) Liens arising from protective filings and (l) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

“Permitted Transfer” shall mean, with respect to any Person, any Transfer by such Person to: (a) any Affiliate of such Person; and (b) if such Person is a natural person, (i) any lineal descendant or ancestor or sibling (by birth or adoption) of such Person, (ii) any spouse or former spouse of any of such Person or any such descendant, ancestor or sibling of such Person, (iii) any legal representative or estate of such Person or any such descendant, ancestor or sibling of such Person, (iv) any trust maintained for the benefit of such Person or any such descendant, ancestor or sibling of such Person and (v) any corporation, private charitable foundation or other organization controlled by such Person or any such descendant, ancestor or sibling of such Person.

“Per Share Escrow Consideration” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) 2,250,000 by (b) the number of shares of Company Common Stock held by Former Company Stockholders immediately prior to the Effective Time.

“Per Share Merger Consideration” shall mean the number of shares of Parent Common Stock equal to the product of (a) one and (b) the Exchange Ratio.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceeding” shall have the meaning set forth in Section 6.2(a) hereof.

“Pro Rata Share” shall mean, with respect to any Former Company Stockholder, the quotient of (i) the number of shares of Company Common Stock owned of record by such Former Company Stockholder immediately prior to the Effective Time and (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Prospectus” shall have the meaning set forth in Section 3.32 hereof.

“Proxy Statement” shall have the meaning set forth in Section 3.27 hereof.

“Registration Statement” shall mean the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with SEC.

“Regulatory Law” shall have the meaning set forth in Section 7.3(b) hereof.

“Required Company Vote” shall have the meaning set forth in Section 3.29 hereof.

“Required Parent Vote” shall have the meaning set forth in Section 4.29(a) hereof.

“Rollover Option” shall have the meaning set forth in Section 1.10(a) hereof.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Effectiveness Date” shall mean (a) February 6, 2008, if the Colorado Approval shall have not been obtained on or before such date, or (b) February 11, 2008, if the Colorado Approval shall have been obtained on or before February 6, 2008.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series I Warrants” shall mean the warrants, dated February 2, 1998, February 4, 1998, February 6, 1998, February 14, 1998, February 23, 1998, March 4, 1998, March 19, 1998, March 31, 1998, April 11, 1998, May 11, 1998, July 29, 1998, August 10, 1998, August 24, 1998, September 1, 1998, September 14, 1998, September 29, 1998 and October 21, 1998, to purchase, in the aggregate, up to 110,286 shares of Company Common Stock, which warrants initially contemplated the issuance of up to 1,543,725 shares of Company Common Stock, in the aggregate, until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“Series II Warrants” shall mean the warrants, each dated June 30, 1999, to purchase, in the aggregate, up to 64,814 shares of Company Common Stock, which warrants initially contemplated the issuance of up to 907,375 shares of Company Common Stock, in the aggregate, until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“Series III Warrants” shall mean the warrants, each dated April 28, 2000, to purchase, in the aggregate, up to 49,390 shares of Company Common Stock, which warrants initially contemplated the issuance of up to 691,423 shares of Company Common Stock, in the aggregate, until the Company’s consummation of a 1-for-14 stock split with respect to the Company Common Stock.

“Series A Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Series A1 Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Series A3 Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Series B Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Series Warrants” shall mean, collectively, the Series I Warrants, the Series II Warrants and the Series III Warrants.

“Stockholder Representative” shall mean, initially, Joel P. Adams, and each successor thereto appointed by its respective predecessor.

“Subsidiary” when used with respect to any party shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Tail Period” shall have the meaning set forth in Section 6.2(d) hereof.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“The Other Party” shall mean, with respect to the Company, Parent and , with respect to Parent, the Company.

“Top-Up Consideration” shall mean, in the event that (a) no Top-Up MAC shall have occurred during the period commencing on the Closing Date and ending on the Measurement Date and (b) a positive difference between (i) $175,000,000 and (ii) the product of (A) 22,500,000 and (B) the Measurement Date Price shall exist, the lesser of (x) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (1) the amount of such positive difference by (2) the Measurement Date Price and (y) 6,666,667 shares of Parent Common Stock; provided, however, that, at the option of the Board of Directors of Parent (which option shall be exercisable at any time and from time to time after the Closing Date), the Top-Up Consideration may consist, in whole or in part, of cash; it being understood that, if some or all of the Top-Up Consideration shall consist of cash, (i) the Stockholders’ Representative shall be provided at least 10 days’ prior notice of such determination by the Board of Directors of Parent, (ii) the number of shares of Parent Common Stock comprising the Top-Up Consideration (which number shall be determined as provided above in this definition) shall be reduced by a number of shares of Parent Common Stock equal to the aggregate amount of such cash divided by the Measurement Date Price, and (iii) the maximum amount of cash that may be paid as Top-Up Consideration shall not exceed the product of (w) 24.9%, (x) the mean of the highest and lowest market prices of Parent Common Stock on the Closing Date, (y) the aggregate number of shares of Company Common Stock outstanding at the Effective Time, and (z) the Exchange Ratio (substituting, for this purpose only, “20,250,000” for “22,500,000” in the definition of “Exchange Ratio Factor”).

“Top-Up Consideration Per Share” shall mean: (a) to the extent that the Top-Up Consideration (if any) consists of shares of Parent Common Stock, a number of such shares of Parent Common Stock equal to the product of (i) one multiplied by (ii) the quotient obtained by dividing (a) such shares of Parent Common Stock comprising Top-Up Consideration by (b) the Fully Diluted Share Amount (which for purposes of this definition only, shall include only those Company Options and Company Warrants that are outstanding at the Effective Time and remain outstanding at the time the Top-Up Consideration Per Share is paid); and (b) to the extent that the Top-Up Consideration (if any) consists of cash, an amount of such cash equal to the product of (i) one multiplied by (ii) the quotient obtained by dividing (a) such amount of cash comprising Top-Up Consideration by (b) the Fully Diluted Share Amount (which for purposes of this definition only, shall include only those Company Options and Company Warrants that are outstanding at the Effective Time and remain outstanding at the time the Top-Up Consideration Per Share is paid).

“Top-Up MAC” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, condition (financial or otherwise) or results of operations of Parent or the Surviving Corporation and (b) results from (i) any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information, by or with respect to the FDA, (ii) a violation of law or (c) circumstances requiring the restatement of any of the financial statements of Parent or the Surviving Corporation with respect to the Company or any of its business, assets, properties, liabilities or operations (A) prior to the Closing Date or (B) during any periods from and after the Closing Date (other than with respect to the transactions contemplated in this Agreement).

“Trade Secret” shall mean trade secrets, inventions, discoveries, improvements, ideas, know-how, formula, methodology, processes, and other rights in know-how and confidential and other non-public information.

“Transfer” shall mean any sale, assignment, pledge, hypothecation or other disposition or encumbrance, either voluntarily or involuntarily and with or without consideration.

“Treasury Regulations” shall have the meaning set forth in the Recitals hereto.

“Trust Account” shall have the meaning set forth in Section 4.30(a) hereof.

“Trust Agreement” shall have the meaning set forth in Section 4.30(a) hereof.

“Trustee” shall have the meaning set forth in Section 4.30(a) hereof.

“Trust Fund” shall have the meaning set forth in Section 4.30(a) hereof.

“Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Voting Agreement Stockholders” shall have the meaning set forth in the Recitals hereto.

“WARN” shall have the meaning set forth in Section 3.24(c) hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first above written.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ Joel D. Liffmann
Name:	Joel D. Liffmann
Title:	President and Chief Operating Officer

PTI ACQUISITION SUB, INC.

By:	/s/ Joel D. Liffmann
Name:	Joel D. Liffmann
Title:	President and Chief Executive Officer

PRECISION THERAPEUTICS, INC.

By:	/s/ Sean C. McDonald
Name:	Sean C. McDonald
Title:	President and Chief Executive Officer

The undersigned joins as a party to the foregoing Agreement and Plan of Merger for the limited purposes provided in Article X of the Agreement.

/s/ Joel P. Adams
Name:	Joel P. Adams, as initial Stockholder Representative of the Former Company Stockholders

EXHIBIT A

Form of Certificate of Merger

1

EXHIBIT B

Form of Amended and Restated Parent Charter

1

EXHIBIT C

Form of 2008 Equity Incentive Plan

1

EXHIBIT D

Form of Lock-Up Agreement

1

EXHIBIT E-1

Form of Company Tax Representation Letter

1

EXHIBIT E-2

Form of Parent Tax Representation Letter

1

EXHIBIT F

Form of Written Consent of Company Stockholders

1

EXHIBIT G

Form of Escrow Agreement

EXHIBIT H

Milestone Consideration

1. Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Exhibit H, the terms below shall have the following meanings:

“Acceleration Event” means the consummation of a sale, license, transfer or other disposition of all or substantially all of Parent’s or the Surviving Corporation’s assets.

“Milestone Consideration” means the payment due upon the earlier to be achieved of Milestone One or Milestone Two.

“Milestone One Share Amount” means 4,250,000 shares of Parent Common Stock.

“Milestone Two Share Amount” means 3,187,500 shares of Parent Common Stock.

“Trailing 12-Month Revenue” means the aggregate net revenue recognized by the Company and/or the Surviving Corporation in accordance with GAAP on a basis consistent with past practices during any 12 month period, excluding any revenue derived from any Person or its business, operations, material properties or material assets to the extent that any of such Person, business, operation, properties or assets is or are directly or indirectly acquired by the Company or the Surviving Corporation from and after the Closing Date.

“Commercially Reasonable Efforts” means applying effort and providing resources at levels no less than the Company has applied and provided historically, and in no event lesser efforts or resources than normally used by a company of a size comparable to the Surviving Corporation with respect to sales of products and services with similar commercial potential and at a similar stage of development.

For the avoidance of doubt, the term “gynecologic cancer” does not include breast cancer.

2. Milestones

2.1 Milestone One. Upon the achievement by the Company and/or the Surviving Corporation on or prior to June 30, 2010 of either (i) Trailing 12-Month Revenue resulting from sales of services or products for use in connection with non-gynecologic cancers in excess of $7,000,000, (ii) Trailing 12-Month Revenue resulting from sales of services or products for any use in excess of $40,000,000 or (iii) cumulative aggregate net revenue from sales of services or products for use in connection with non-gynecologic cancers in excess of $10,000,000 recognized by the Company and/or the Surviving Corporation in accordance with GAAP on a basis consistent with past practices (each of clauses (i), (ii) and (iii), a “Milestone”), Milestone Consideration in the amount of the Milestone One Share Amount shall be payable as provided in Sections 1.8(c)(ii) and 1.10 of this Agreement and shall be treated and issued as provided in Section 2.11 of this Agreement.

2.2 Milestone Two. Upon the achievement by the Company and/or the Surviving Corporation after June 30, 2010, but on or prior to December 31, 2010, of a Milestone, Milestone Consideration in the amount of the Milestone Two Share Amount shall be payable as provided in Sections 1.8(c)(ii) and 1.10 of this Agreement and shall be treated and issued as provided in Section 2.11 of this Agreement.

2.3 Payment. The Milestone Consideration required to be paid as indicated above shall be paid within 10 Business Days after the determination of the achievement of the earlier to be achieved of a Milestone described in Section 2.1 or 2.2 above (as the case may be), which determination shall be made in good faith by the Board of Directors of Parent within 45 days after the end of each calendar quarter following the Closing Date. Prior to such payment, if Parent should split, combine or otherwise reclassify the Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, or otherwise change the Parent Common Stock into any other securities, or make any other stock dividend or distribution in capital stock (or securities convertible into or exchangeable for capital stock) of Parent in respect of the

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Parent Common Stock, then the applicable Milestone Consideration shall be equitably adjusted to reflect such split, combination, reclassification, dividend or other distribution or change.

3. Diligence and Acceleration Events

3.1 Commercially Reasonable Efforts and Reporting. Parent shall, and shall cause the Surviving Corporation to (i) use Commercially Reasonable Efforts to achieve a Milestone described in Section 2.1 above, and if no such Milestone achieved, to achieve a Milestone described in Section 2.2 above, (ii) provide quarterly reports to the Stockholder Representative with respect to the sales of products and services applicable to the achievement of any Milestone within 45 days after the end of each calendar quarter following the Closing Date and (iii) provide reasonable access to the Stockholder Representative or its agent to review the books and records of Parent and the Surviving Corporation, during normal business hours and at the offices of Parent and/or the Surviving Corporation, with respect to the status of the achievement of a Milestone pursuant to Section 2.1 or 2.2.

3.2 Acceleration Events. Parent shall pay the entire Milestone One Share Amount in the event that an Acceleration Event occurs on or before June 30, 2010, and shall pay the entire Milestone Two Share Amount if an Acceleration Event occurs after June 30, 2010 but on or before December 31, 2010.

4. Termination of Milestone Payment Obligations

4.1 Termination. Notwithstanding anything in this Exhibit H to the contrary, in no event shall both the Milestone One Share Amount and the Milestone Two Share Amount be paid or payable hereunder or otherwise by Parent or any of its Affiliates, and upon payment of the Milestone One Share Amount or the Milestone Two Share Amount as provided above, or in the event that no Milestone is achieved on or before December 31, 2010, any and all obligations of Parent and the Surviving Corporation under this Exhibit H shall terminate and be of no further force or effect.

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AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 24, 2008 by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Precision Therapeutics, Inc., a Delaware corporation (the “Company”), and Joel P. Adams (the “Stockholder Representative”).

W I T N E S S E T H:

WHEREAS, on December 3, 2007, Parent, Merger Sub, the Company and, for the limited purposes provided in Article X thereof, the Stockholder Representative entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, the parties hereto desire to amend the Merger Agreement as provided herein;

WHEREAS, pursuant to Section 9.5 of the Merger Agreement, the Merger Agreement may be amended by the parties thereto by action taken or authorized by their respective Boards of Directors and subject to any approval of stockholders required by applicable law;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved and authorized the execution and delivery of this Amendment and the performance of the transactions contemplated hereby; and

WHEREAS, the stockholders of the Company have approved the Merger Agreement and this Amendment, and the Merger Agreement, as amended by this Amendment, will be submitted to the stockholders of Parent for their approval;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1.

AMENDMENTS TO MERGER AGREEMENT

1.1. Section 11.12; Definition of Parent Common Stock Price. Section 11.12 of the Merger Agreement is hereby amended by deleting the definition of “Parent Common Stock Price” contained therein in its entirety and inserting the following in lieu thereof:

“Parent Common Stock Price” shall mean $7.90.”

SECTION 2.

MISCELLANEOUS

2.1. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Merger Agreement, the terms “this Agreement,” “herein,” “hereinafter,” “hereunder,” “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Merger Agreement as amended by this Amendment.

2.2. Governing Law. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware.

2.3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be duly executed as of the date first written above.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ Joel Liffmann
Name: Joel Liffmann Title: President and Chief Operating Officer

PTI ACQUISITION SUB, INC.

By:	/s/ Joel Liffmann
Name: Joel Liffmann Title: President and Chief Operating Officer

PRECISION THERAPEUTICS, INC.

By:	/s/ Sean McDonald
Name: Sean McDonald Title: President/CEO

/s/ Joel P. Adams
Name: Joel P. Adams, as initial Stockholder Representative of the Former Company Stockholders

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of February 25, 2008 by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Precision Therapeutics, Inc., a Delaware corporation (the “Company”), and Joel P. Adams (the “Stockholder Representative”).

W I T N E S S E T H:

WHEREAS, on December 3, 2007, Parent, Merger Sub, the Company and, for the limited purposes provided in Article X thereof, the Stockholder Representative entered into an Agreement and Plan of Merger (as amended on January 24, 2008, the “Merger Agreement”);

WHEREAS, the parties hereto desire to amend the Merger Agreement as provided herein;

WHEREAS, pursuant to Section 9.5 of the Merger Agreement, the Merger Agreement may be amended by the parties thereto by action taken or authorized by their respective Boards of Directors and subject to any approval of stockholders required by applicable law;

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved and authorized the execution and delivery of this Amendment and the performance of the transactions contemplated hereby; and

WHEREAS, the stockholders of the Company have approved the Merger Agreement and this Amendment, and the Merger Agreement, as amended by this Amendment, will be submitted to the stockholders of Parent for their approval;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1.

AMENDMENTS TO MERGER AGREEMENT

1.1. Section 1.8(c). Section 1.8(c) of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“(c) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the shares of Company Common Stock referred to in Section 1.8(b) hereof and shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, “Excluded Shares”) and the Dissenting Shares) shall be converted into the right to receive the following, subject to Section 2.4 hereof with respect to fractional shares, and to Section 2.10 hereof with respect to shares deposited with the Escrow Agent:

(i) the Per Share Merger Consideration; and

(ii) the Milestone Consideration Per Share (if any).”

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1.2. Section 1.10. Section 1.10 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“1.10 Treatment of Options.

(a) At the Effective Time, each outstanding option to purchase a share of Company Common Stock (collectively, “Company Options”) granted under any Company Stock Plan, whether or not then exercisable or vested, shall automatically be converted, by virtue of the Merger and without any action on the part of the holder thereof, into an option to acquire such number of shares of Parent Common Stock (a “Rollover Option”) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option and (y) the Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). Each Rollover Option shall also include the right to receive the applicable Milestone Consideration Per Share (if any). Each Rollover Option shall be subject to, and shall vest and remain exercisable in accordance with, the same terms and conditions of the Company Option it replaces, except that the exercise price per share of each Rollover Option shall be equal to the quotient of (i) the exercise price per share of such Company Option and (ii) the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent). The conversion of the Company Options to Rollover Options pursuant to this Section 1.10 shall be effected in a manner consistent with Section 424 of the Code. Parent shall take reasonable steps to ensure that any Company Option that qualifies as an “incentive stock option” under Section 422 of the Code immediately prior to the Closing shall not lose its status as an incentive stock option as a result of the conversion to a Rollover Option described above. Following the Closing, Parent shall send to each holder of a Rollover Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such Rollover Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such Rollover Option. Not later than four (4) business days (within the meaning of Form 8-K) after the Effective Time, Parent shall, with full cooperation from the Company prior to the Closing and from the Surviving Corporation following the Closing, prepare and file with the SEC a report on Form 8-K as required with respect to the Merger. As soon as permissible following the filing of such report on Form 8-K, Parent shall file with the SEC a registration statement on Form S-8 registering the exercise of any Rollover Options. Parent shall use commercially reasonable efforts (i) to cause, to the extent reasonably practicable, any shares of Parent Common Stock issued upon exercise of Rollover Options prior to the effectiveness of the registration statement on Form S-8 to be included in the shares to be registered in the Registration Statement, and (ii) to cause such Form S-8 registration statement to remain effective for so long as any Rollover Options remain outstanding.

(b) All shares of restricted Company Common Stock granted under the Company Stock Plans (and any other shares of Company Common Stock subject to vesting or future issuance under the Company Stock Plans) (collectively, “Other Stock Awards”) outstanding immediately prior to the Effective Time, whether or not then vested, shall be treated in the same manner as all other shares of Company Common Stock outstanding immediately prior to the Effective Time; provided, however, that the Per Share Merger Consideration and the Milestone Consideration Per Share (if any) received by each holder in exchange for the holder’s Other Stock Awards shall be subject to the terms and conditions (including vesting schedules) applicable to such Other Stock Awards as in effect prior to the Effective Time.

(c) The Company and Parent shall take all such steps and actions as may be required to cause the transactions contemplated by this Section 1.10 and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time will become a director or officer of Parent, to become exempt under Rule 16b-3 promulgated under the Exchange Act.”

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1.3. Section 1.11. Section 1.11 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“1.11 Treatment of Warrants. From and after the Effective Time:

(a) Series I Warrants. Pursuant to the provisions of Section 7(c) of the Series I Warrants (as applicable), (i) each holder of a Series I Warrant shall have the right to receive upon the exercise of such Series I Warrant the kind and amount of shares of Parent Common Stock which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series I Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series I Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series I Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series I Warrant.

(b) Series II Warrants. Pursuant to the provisions of Section 7(b) of the Series II Warrants (as applicable), (i) each holder of a Series II Warrant shall have the right to receive upon the exercise of such Series II Warrant the kind and amount of shares of Parent Common Stock which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series II Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10) and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series II Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series II Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series II Warrant.

(c) Series III Warrants. Pursuant to the provisions of Section 7(b) of the Series III Warrants (as applicable), (i) each holder of a Series III Warrant shall have the right to receive upon the exercise of such Series III Warrant the kind and amount of shares of Parent Common Stock which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of such Series III Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in each Series III Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in such Series III Warrant (including provisions with respect to adjustment of the “Purchase Price” defined therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Series III Warrant.

(d) National City Warrant. Pursuant to the provisions of Section 7(b) of the National City Warrant, (i) the holder of the National City Warrant shall have the right to receive upon the exercise thereof the kind and amount of shares of Parent Common Stock which such holder would have been entitled to receive if immediately prior to the Effective Time such holder had held the number of shares of Company Common Stock which are then purchasable upon the exercise of the National City Warrant (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) appropriate adjustment shall be made by Parent in the application of the provisions set forth in the National City Warrant with respect to the rights and interests thereafter of the holder thereof such that the provisions set forth in the National City Warrant (including provisions with respect to adjustment of the “Purchase Price” defined

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therein) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of Parent Common Stock deliverable upon the exercise of the National City Warrant.

(e) 2002 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2002 GE Warrant, (i) the holder of such 2002 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2002 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2002 GE Warrant, the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2002 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2002 GE Warrant a new warrant as a replacement of such 2002 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2002 GE Warrant.

(f) 2005 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2005 GE Warrant, (i) the holder of such 2005 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2005 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2005 GE Warrant, the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2005 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2005 GE Warrant a new warrant as a replacement of such 2005 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2005 GE Warrant.

(g) 2006 GE Warrant. Pursuant to the provisions of Section 7(a) of the 2006 GE Warrant, (i) the holder of such 2006 GE Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the 2006 GE Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the 2006 GE Warrant, the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the 2006 GE Warrant immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the 2006 GE Warrant a new warrant as a replacement of such 2006 GE Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the 2006 GE Warrant.

(h) Bridge Warrant. Pursuant to the provisions of Section 3.01(d) of the Bridge Warrants (as applicable), (i) each Bridge Warrant shall be exercisable for the number of shares of Parent Common Stock to which a holder of the number of shares of Company Common Stock deliverable upon exercise of such Bridge Warrant would have been entitled to receive pursuant to Article I hereof upon the consummation of the Merger (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), (ii) appropriate adjustment shall be made in the application of the provisions of each Bridge Warrant with respect to the rights and interest thereafter of the holder of such Bridge Warrant, to the end that the provisions set forth therein (including provisions with respect to changes in and other adjustments of the applicable number of shares of stock issuable upon exercise) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of Parent Common Stock deliverable upon the exercise of such Bridge Warrant.

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(i) GE Preferred Warrant. Pursuant to the provisions of Section 7(a) of the GE Preferred Warrant, (i) the holder of such GE Preferred Warrant shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of the GE Preferred Warrant, and in lieu of the shares of Company Common Stock theretofore issuable upon exercise of the GE Preferred Warrant (after giving effect to the Conversion), the shares of Parent Common Stock receivable pursuant to Article I hereof upon consummation of the Merger by a holder of the number of shares of Company Common Stock purchasable under the GE Preferred Warrant (after giving effect to the Conversion) immediately prior to the Effective Time (provided that such number of shares of Parent Common Stock shall not be reduced for any shares which would have otherwise been subject to deposit with the Escrow Agent as provided in Section 2.10), and (ii) in the event that Parent issues to the holder of the GE Preferred Warrant a new warrant as a replacement of such GE Preferred Warrant, such replacement warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 7 of the GE Preferred Warrant.”

1.4. Section 1.13. Section 1.13 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“1.13 No Transfers of Contingent Consideration. Neither the Milestone Consideration Per Share nor the right to receive the Milestone Consideration Per Share may be Transferred by any Person other than pursuant to a Permitted Transfer, provided that nothing contained in this Section 1.13 is intended to, nor shall it be deemed to, restrict or limit the ability of any holder of securities of the Company to Transfer such securities prior to the Effective Time.”

1.5. Section 2.11. Section 2.11 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“2.11 Treatment of Contingent Consideration; Issuance of Separate Share Certificates. Any Parent Common Stock issued as Milestone Consideration hereunder shall be treated as comprised of two components, a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b), Example (2), using the three-month test rate of interest provided for in Treasury Regulation Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to such Parent Common Stock, shares representing the principal component (with a value—determined on the date of issuance—equal to the principal component) and shares representing the interest component (with a value—determined on the date of issuance—equal to the interest component) shall be represented by separate share certificates.”

1.6. Section 8.3. Section 8.3 of the Merger Agreement is hereby amended by adding the following new paragraph (i) at the end thereof:

“(i) Redemption Agreement. The Redemption Agreement shall be in full force and effect.”

1.7. Section 11.8. Section 11.8 of the Merger Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“11.8 Parties in Interest. Except for (i) the rights of the holders of securities of the Company to receive the Per Share Merger Consideration and the Milestone Consideration Per Share following the Effective Time in accordance with the terms of this Agreement (of which such security holders are the intended beneficiaries following the Effective Time), (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), and (iii) the rights of the Parent Indemnitees not signatory to this Agreement and the Former Company Stockholders under Article X hereof (of which such Persons are intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this

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Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.”

1.8. Section 11.12.

(a) Section 11.12 of the Merger Agreement is hereby amended by deleting the definition of “Exchange Ratio Factor” contained therein in its entirety and inserting the following definition of “Exchange Ratio Factor” in lieu thereof:

“Exchange Ratio Factor” shall mean the quotient obtained by dividing (a) the sum of (i) the product of (A) 19,125,000 and the (B) Parent Common Stock Price and (ii) the Aggregate Exercise Price, by (b) the Fully Diluted Share Amount.”

(b) Section 11.12 of the Merger Agreement is hereby further amended by deleting the definition of “Per Share Escrow Consideration” contained therein in its entirety and inserting the following definition of “Per Share Escrow Consideration” in lieu thereof:

“Per Share Escrow Consideration” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing (a) 1,912,500, by (b) the number of shares of Company Common Stock held by Former Company Stockholders immediately prior to the Effective Time.”

(c) Section 11.12 of the Merger Agreement is hereby further amended by adding thereto the following new definition of “Redemption Agreement” in alphabetical order:

“Redemption Agreement” shall mean that certain Redemption Agreement, dated as of February 25, 2008, by and among Parent and the “Stockholders” identified on the signature pages thereto.”

(d) Section 11.12 of the Merger Agreement is hereby further amended by deleting the definitions of “Top-Up Consideration”, “Top-Up Consideration Per Share” and “Top-Up MAC” contained therein in their entirety.

1.9. Exhibit G. Exhibit G to the Merger Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit A attached to this Amendment.

SECTION 2.

MISCELLANEOUS

2.1. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Merger Agreement, the terms “this Agreement,” “herein,” “hereinafter,” “hereunder,” “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Merger Agreement as amended by this Amendment.

2.2. Governing Law. This Amendment shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware.

2.3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Agreement and Plan of Merger to be duly executed as of the date first written above.

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ JOEL LIFFMANN
Name:	Joel Liffmann
Title:	President and Chief Operating Officer

PTI ACQUISITION SUB, INC.

By:	/s/ JOEL LIFFMANN
Name:	Joel Liffmann
Title:	President and Chief Operating Officer

PRECISION THERAPEUTICS, INC.

By:	/s/ SEAN MCDONALD
Name:	Sean McDonald
Title:	President/CEO

/s/ JOEL P. ADAMS
Name:	Joel P. Adams, as initial Stockholder Representative of the Former Company Stockholders

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EXHIBIT A

Form of Escrow Agreement

ESCROW AGREEMENT, dated as of                , 2008 (this “Agreement”), by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (“Parent”), Joel P. Adams, as agent (in such capacity, the “Stockholder Representative”) for and on behalf of the Former Company Stockholders (as defined in the Merger Agreement (as hereinafter defined)), and [                                                                             ] (the “Escrow Agent”). Capitalized, undefined terms used herein shall have the respective meanings ascribed to them in the Merger Agreement.

R E C I T A L S :

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 3, 2007, as amended on January 24, 2008 and February 25, 2008 (as so amended and as further amended from time to time, the “Merger Agreement”), by and among Parent, PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Precision Therapeutics, Inc., a Delaware corporation (the “Company”), concurrently with the execution and delivery of this Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to Section 2.10 of the Merger Agreement, (i) on the Closing Date, 1,912,500 shares (the “Escrowed Shares”) of common stock, par value $0.0001 per share (the “Parent Common Stock”), of Parent, constituting the aggregate Per Share Escrow Consideration to be deducted from the aggregate Per Share Merger Consideration issuable to the Former Company Stockholders pursuant to Article I of the Merger Agreement, shall be deposited by Parent with the Escrow Agent to be held in escrow for the purpose of satisfying any claims for indemnification made by the Parent Indemnitees under Article X of the Merger Agreement, and (ii) the Escrowed Shares shall be administered in accordance with this Agreement; and

WHEREAS, the parties hereto (collectively, the “Parties”) are entering into this Agreement to effectuate the intent of the provisions of the Merger Agreement described above;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions. In addition to the terms defined elsewhere herein or in the Merger Agreement, for purposes of this Agreement, the terms below shall have the following meanings:

“Beneficial Ownership” means, with respect to any securities, having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within 60 days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Claim Notice” means a written notice to the Escrow Agent and the Stockholder Representative that is signed by Parent: (a) requesting the Escrow Agent to release and deliver to Parent the Escrowed Shares or any portion thereof as set forth therein; (b) stating that a Parent Indemnitee has a bona fide claim of indemnity against the Former Company Stockholders under Article X of the Merger Agreement; and (c) specifying in reasonable detail the nature and dollar amount (the “Claimed Amount”) of any such indemnification obligation and the factual basis of such indemnity claim.

“Disputed Amount” means any Claimed Amount (or portion thereof) with respect to which the Stockholder Representative shall have timely delivered a Response Notice in which the Stockholder Representative shall have indicated his (or its) disagreement with the release of Escrowed Shares to Parent in respect of such Claimed Amount (or portion thereof).

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“Dispute Settlement Agreement” means, with respect to any Disputed Amount, a settlement agreement executed by the Parent and the Stockholder Representative setting forth instructions to the Escrow Agent as to the number of Escrowed Shares, if any, to be released from the Escrow Account with respect to such Disputed Amount.

“Final Decision” means, with respect to any Disputed Amount: (a) a Dispute Settlement Agreement with respect to such Disputed Amount; or (b) any award of the arbitrator (or, if applicable, arbitrators) referred to and as provided in Section 7(d) hereof setting forth instructions to the Escrow Agent as to the number of Escrowed Shares, if any, to be released from the Escrow Account with respect to such Disputed Amount.

“Response Notice” means, with respect to any Claim Notice, a written notice to the Escrow Agent and Parent that is signed by the Stockholder Representative in which the Stockholder Representative: (a) agrees that Escrowed Shares having a Stipulated Value equal to the Claimed Amount specified in such Claim Notice may be released to Parent from the Escrow Account; (b) agrees that Escrowed Shares having a Stipulated Value equal to a portion, but not all, of the Claimed Amount (such portion, the “Agreed Amount”) may be released to Parent from the Escrow Account; or (c) indicates that no part of such Escrowed Shares may be released to Parent with respect to the Claimed Amount specified in such Claim Notice.

“Stipulated Value” means, with respect to a share of Parent Common Stock, $7.90 (as adjusted for any stock dividend, stock split, stock distribution, combination or other similar adjustment with respect to the Parent Common Stock).

“Termination Date” means the later of (a) the first anniversary of the date of this Agreement and (b) in the event that Parent delivers a Claim Notice to the Escrow Agent and the Stockholders Representative as provided herein prior to the first anniversary of this Agreement and the Dispute Notice Period (as hereinafter defined) with respect to such Claim Notice shall have not expired as of the date of such anniversary, the date on which such Dispute Notice Period shall have expired.

“Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

2. Appointment. Parent and the Stockholder Representative hereby nominate, constitute and appoint the Escrow Agent, as escrow agent, to hold the Escrowed Shares in escrow upon the terms and subject to the conditions set forth herein.

3. Agreement of Escrow Agent. The Escrow Agent hereby accepts such appointment pursuant to Section 2 above and hereby further agrees to act as Escrow Agent and hold the Escrowed Shares in escrow in accordance with the terms, conditions and instructions contained in this Agreement.

4. Deposit of Escrowed Shares. Pursuant to Section 2.10 of the Merger Agreement, Parent has deposited the Escrowed Shares with the Escrow Agent, which Escrowed Shares shall be held in escrow and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement. The Escrowed Shares shall collectively constitute an escrow fund (the “Escrow Fund”) with respect to the indemnification rights of the Parent Indemnitees under Article X of the Merger Agreement. The Escrow Agent hereby accepts delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Former Company Stockholder or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date,

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provided that if any Escrowed Shares comprising the Escrow Fund shall be required to be held in escrow by the Escrow Agent after the Termination Date pursuant to Section 7(b) hereof, then the Escrow Agent shall continue to hold and safeguard such Escrowed Shares as the Escrow Fund until such Escrowed Shares shall have been released in accordance with Section 7(b) hereof.

5. Tax Matters. Notwithstanding any other provision in this Escrow Agreement to the contrary, for all tax purposes, each Former Company Stockholder (a) shall be treated as the owner of the Escrowed Shares that are registered in its name, provided that, in the event that any such Escrowed Shares are distributed to Parent pursuant to this Agreement, after such distribution, Parent shall be treated as the owner of such distributed Escrowed Shares, (b) shall report all gain or loss incurred as a result of or attributable to any transfer of the Escrowed Shares pursuant to the terms of this Escrow Agreement and shall pay all taxes attributable thereto, and (c) shall report all income, gain, loss or deduction, if any, that is earned on, or derived from, the Escrowed Shares as their income in the taxable year or years in which such income may properly be included, and pay all taxes attributable thereto.

6. Rights of Former Company Stockholder in Escrowed Shares. At all times during which any Escrowed Shares are held in escrow by the Escrow Agent pursuant to this Agreement:

(a) the Former Company Stockholders in whose name such Escrowed Shares are registered shall retain all of their respective rights as stockholders of the Company in respect of such Escrowed Shares, including, without limitation, the right to vote such Escrowed Shares;

(b) all dividends, if any, declared by the Board of Directors of Parent and paid by Parent in respect of such Escrowed Shares shall be paid to the Former Company Stockholders in whose name such Escrowed Shares are registered; and

(c) such Escrowed Shares shall not be Transferred and no Transfer of such Escrowed Shares shall be recorded or recognized by Parent or the Escrow Agent. This Section 6(c) shall not prohibit a Transfer of Escrowed Securities by a Former Company Stockholder (i) if such Former Company Stockholder is an individual (e.g., not a corporation, limited liability company, partnership, trust or other entity) (A) to any member of such Former Company Stockholder’s immediate family, or to a trust for the benefit of such Former Company Stockholder or any member of such Former Company Stockholder’s immediate family, or (B) upon the death of such Former Company Stockholder, or (ii) if Former Company Stockholder is a partnership or limited liability company, to one or more partners or members of such Former Company Stockholder or to a corporation that is an Affiliate of such Former Company Stockholder and is under common control with such Former Company Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a condition precedent to such Transfer, the transferee in such Transfer agrees in a writing that is reasonably satisfactory in form and substance to Parent and the Stockholder Representative that the Escrowed Shares so Transferred shall be subject to all of the terms of this Agreement, including the appointment of the Stockholder Representative in accordance with Section 12 hereof and Section 10.6 of the Merger Agreement, as though such transferee were a Former Company Stockholder.

7. Release.

(a) The Escrow Agent shall release from escrow and deliver the Escrowed Shares (or any portion thereof) only as follows:

(i) in accordance with joint written instructions, signed by the Stockholder Representative and Parent, directing the Escrow Agent to release the Escrowed Shares or any portion thereof as set forth therein;

(ii) no earlier than 30 days and no later than 35 days after the Escrow Agent’s receipt of, and in accordance with, a Claim Notice (a copy of which shall be sent simultaneously by Parent to the Stockholder Representative); provided, however, that if not later than 25 days after receipt of such

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Claim Request by the Escrow Agent (any such 25-day period, a “Dispute Notice Period”), the Stockholder Representative delivers to the Escrow Agent and Parent a Response Notice indicating any Disputed Amount with respect to the Claim Amount set forth in such Claim Notice, then the Escrow Agent shall release to Parent only a number of Escrowed Shares equal to (A) the Agreed Amount, if any, set forth in such Response Notice, divided by (B) the Stipulated Value; provided, further, that any Escrowed Shares that are subject to a Disputed Amount shall be released from escrow by the Escrow Agent only in accordance with Section 7(a)(i) or 7(b) hereof or in accordance with a Final Decision with respect to such Disputed Amount; provided, further, however, that, in the event that the Stockholder Representative fails for any reason whatsoever to deliver a Response Notice indicating a Disputed Amount with respect to any Claimed Amount set forth in a Claim Notice prior to the expiration of the Dispute Notice Period with respect to such Claim Notice, the Escrow Agent shall release from escrow hereunder and deliver to Parent Escrowed Shares in accordance with such Claim Notice; or

(iii) in accordance with Section 7(b) hereof.

(b) Promptly after the Termination Date, and in no event later than 10 days after the Termination Date, the Escrow Agent shall release and deliver to the Former Company Stockholders (in accordance with written instructions provided by the Stockholder Representative) a number of Escrowed Shares equal to (i) the then remaining Escrowed Shares, less (ii) a number of Escrowed Shares equal to (A) all Disputed Amounts, if any, that shall have not been resolved as of the Termination Date pursuant to a Final Decision, divided by (B) the Stipulated Value. If any Escrowed Shares are retained by the Escrow Agent in respect of any Disputed Amount, such Escrowed Shares shall be released solely in accordance with Section 7(a)(i) or in accordance with a Final Decision with respect to such Disputed Amount.

(c) If the Stockholder Representative delivers a Response Notice (in accordance with Section 7(a)(ii) hereof) indicating that there is a Disputed Amount, the Stockholder Representative and Parent shall attempt in good faith to promptly resolve the dispute related to such Disputed Amount. If Parent and the Stockholder Representative so resolve such dispute, they shall enter into a Dispute Settlement Agreement memorializing such resolution, which resolution and Dispute Settlement Agreement shall be binding on all of the Former Company Stockholders and the Parent Indemnitees.

(d) If the Stockholder Representative and the Parent are unable to resolve the dispute relating to any Disputed Amount set forth in a Response Notice that is delivered in accordance with Section 7(a)(ii) hereof within 60 days after the delivery of the Claim Notice in respect of which such Response Notice is delivered (any such 60-day period, an “Initial Resolution Period”), then either Parent or the Stockholder Representative may submit such dispute to binding arbitration in the County of New York in the State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”). If the Stockholder Representative or Parent shall elect to submit such dispute to binding arbitration, it shall give notice thereof to the other party (an “Arbitration Notice”). Such arbitration shall be conducted by a single arbitrator mutually selected by Parent and the Stockholder Representative; provided, however, that, if Parent and the Stockholder Representative fail to mutually select an arbitrator within three business days following such delivery of the Arbitration Notice, then such arbitration shall be conducted by three arbitrators: one selected by Parent; one selected by the Stockholder Representative; and the third selected by the two arbitrators selected by Parent and the Stockholder Representative. If Parent or the Stockholder Representative fails to select an arbitrator within 10 days following the delivery of the Arbitration Notice, then the other shall be entitled to select the second arbitrator. Parent and the Stockholder Representative shall use their respective reasonable efforts (i) to cause the arbitration hearing with respect to such arbitration to be conducted within 75 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and (ii) to cause the decision of the arbitrator(s) to be furnished within 95 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The parties further agree that discovery shall be completed at least 10 days prior to the date of such arbitration hearing. The decision of the arbitrator(s) shall relate solely: (A) to whether the Parent Indemnitees are (or any of them is) entitled to recover the

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Disputed Amount (or a portion thereof), and the portion of such Disputed Amount the Parent Indemnitees are (or any of them is) entitled to recover; and (B) to the determination of the identity of the non-prevailing party of such arbitration, it being understood that, for purposes of this Section 7(d), the identity of the non-prevailing party shall be determined solely by the arbitrator(s). The final decision of the arbitrator(s) shall be furnished to the Stockholder Representative, Parent and the Escrow Agent in writing and shall constitute a conclusive determination and resolution of the dispute in question, shall be binding upon the Stockholder Representative, the Former Company Stockholders, Parent, the Parent Indemnitees and the Escrow Agent and shall not be contested by any of them. The non-prevailing party in any arbitration under this Section 7(d) shall pay the reasonable and documented expenses (including attorneys’ fees) of the prevailing party, any additional reasonable and documented fees and expenses (including reasonable attorneys’ fees) of the Escrow Agent, and the fees and expenses associated with the administration of the arbitration (including the arbitrators’ fees and expenses). Any such fees and expenses payable by the Former Company Stockholders may, at the direction of the Stockholder Representative, be paid out of Escrowed Shares. The Escrow Agent shall release Escrowed Shares from the Escrow Account in connection with any Disputed Amount in accordance with the instructions contained any Final Decision relating to such Disputed Amount within five business days after the delivery to it of such Final Decision.

(e) Except as otherwise provided herein, all Escrowed Shares that are to be released from escrow to any Party by the Escrow Agent under this Section 7 shall be delivered to such Party in accordance with the written instructions of such Party.

8. Term. This Agreement shall terminate when all Escrowed Shares shall have been released from escrow in accordance with the terms hereof.

9. Fee; Reimbursement of Expenses. In consideration for its services hereunder, during the term hereof, the Escrow Agent shall be paid a fee of $[                    ] and shall be reimbursed for its reasonable and documented out-of-pocket expenses incurred in connection with the performance of its services hereunder. Such fee and expense reimbursement shall be borne solely by Parent.

10. Replacement of Escrow Agent.

(a) The Escrow Agent may resign its duties and obligations hereunder by giving to the Stockholder Representative and Parent written notice to that effect, but its resignation shall not become effective until a successor escrow agent shall have been appointed by mutual written agreement of the Stockholder Representative and Parent. In the event the Escrow Agent resigns in accordance with this Section 10(a), the Escrow Agent shall be entitled to retain all fees theretofore paid to it pursuant to this Agreement. In the event the Escrow Agent is dissolved, becomes bankrupt or is otherwise incapable of performing its duties and obligations hereunder, the Stockholder Representative and Parent shall, within 10 business days of the occurrence of the event which renders the Escrow Agent incapable of performing hereunder, by mutual consent, appoint a successor escrow agent. The Escrow Agent shall, upon receipt of joint written instructions from the Stockholder Representative and Parent, deliver all then remaining Escrowed Shares held hereunder to any such successor escrow agent. In the event the Stockholder Representative and Parent are unable to agree upon a successor escrow agent within 10 business days after receipt of the Escrow Agent’s written resignation or within 10 business days after the occurrence of the event which renders the Escrow Agent incapable of performing hereunder, the Escrow Agent shall select a bank, financial institution, trust company or financial services company reasonably acceptable to the Stockholder Representative and Parent as successor escrow agent and deliver all then remaining Escrowed Shares held hereunder to such successor escrow agent. Upon the appointment of a successor escrow agent in accordance with the terms hereof, such successor escrow agent shall thereafter be deemed to be the “Escrow Agent” for all purposes under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Escrow Agent shall not have any duty to act, nor any liability for failing to act, after giving notice of resignation, except only that the Escrow Agent shall comply with its obligations to deliver the Escrowed Shares held hereunder to a successor escrow agent as described herein.

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(b) The Stockholder Representative and Parent shall have the power at any time by mutual written consent to remove the Escrow Agent (with or without cause) by written notice. Such removal shall take effect upon delivery of the Escrowed Shares held hereunder to a successor escrow agent designated in joint written instructions signed by the Stockholder Representative and Parent. The Escrow Agent shall deliver all of the Escrowed Shares held hereunder to the successor escrow agent without unreasonable delay after receiving the designation of such successor escrow agent.

11. Concerning the Escrow Agent. Neither the Escrow Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their failure to comply with joint written instructions as provided for herein, its or their own gross negligence, willful misconduct or knowing violation of the terms of this Agreement. Without limiting the generality of the foregoing, the Escrow Agent: (a) makes no representation or warranty with respect to this Agreement, except that the Escrow Agent represents and warrants that it has duly executed and delivered this Agreement and that this Agreement is a valid, legal and binding obligation of the Escrow Agent enforceable against it in accordance with the terms hereof; (b) may consult with legal counsel selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the prior written advice of such counsel; and (c) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing reasonably believed by it to be genuine and signed or sent by the proper Party or Parties.

12. Stockholder Representative. As provided in the Merger Agreement, by virtue of the adoption of the Merger Agreement, the Former Company Stockholders shall be deemed to have approved the indemnification and escrow terms set forth in the Merger Agreement and this Agreement and the appointment of Joel P. Adams (or his successor or replacement) as the Stockholder Representative, to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock, cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, claims of Parent Indemnitees hereunder, to take such other actions and to possess such other power and authority as is set forth in Section 10.6 of the Merger Agreement, and to take all actions necessary or appropriate in the reasonable judgment of the Stockholder Representative for the accomplishment of the foregoing. The Stockholder Representative may be replaced in accordance with Section 10.6(d) of the Merger Agreement. Parent and the Escrow Agent shall be notified promptly in writing of such appointment. Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor Stockholder Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected relying on, the power and authority of the Stockholder Representative to act on behalf of the Former Company Stockholders. The provisions of this Section 12 are intended to supplement and be in furtherance of, and shall not, and shall not be deemed or construed to, have the effect of limiting in any respect the provisions of Section 10.6 of the Merger Agreement.

13. Indemnification of Escrow Agent. The Stockholder Representative and Parent each agree to severally, but not jointly, indemnify and hold harmless the Escrow Agent against and in respect of (a) any claim made against the Escrow Agent because of its acting or failing to act in connection with any of the transactions contemplated hereby and (b) any loss the Escrow Agent may sustain in carrying out the terms of this Agreement, including the reasonable and documented fees and expenses of counsel; provided, however, that the Escrow Agent shall not be entitled to indemnification with respect to any claim or loss resulting from or arising out of its failure to comply with joint written instructions as provided for herein, its gross negligence, willful misconduct or knowing violation of the terms of this Agreement.

14. Notices. All notices, requests, claims, demands and other communications required or permitted to be given to any Party hereunder shall be in writing and shall be deemed to have been duly given to such Party (a) on the date received by such Party, if delivered personally to such Party, (b) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, in each case if sent for next day delivery to such Party, (c) on the date of transmission, if transmitted to such

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Party by facsimile and appropriate mechanical confirmation is received or (d) on the fifth day after mailing, if mailed to such Party by first class mail, registered or certified, postage prepaid, in the case of the foregoing clauses (a), (b), (c) and (d) (as applicable), properly addressed to such Party at its address or facsimile number below (or to such other address or facsimile number as such Party may have specified by notice given to the other Parties pursuant to this Section 14):

If to the Escrow Agent, to:

[                                                                         ]

[                        ]

[            ]

[                                    ]

Attention: [                        ]

Facsimile: [                        ]

if to Parent, to:

Oracle Healthcare Acquisition Corp.

200 Greenwich Avenue

3rd Floor, Greenwich, CT 06830

Attention: Joel D. Liffmann

Facsimile: (203) 862-1613

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: William H. Gump, Esq.

Facsimile: (212) 728-8111

if to the Stockholder Representative, to:

Joel P. Adams

c/o Adams Capital Management

500 Blackburn Avenue

Sewickley, PA 15143

Facsimile: (412) 749-9459

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15. Assignment. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of all of the other parties hereto, and any purported assignment without such consent shall be void ab initio. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. Further Assurances. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each Party hereto will take such further action (including the execution and delivery of such further instruments and documents) as may be reasonably requested by any other Party.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict or choice of law (other than Section 5-1401 of the New York General Obligations Law).

18. Miscellaneous.

(a) This Agreement, the Merger Agreement and any other document or instrument referred to herein constitute the entire, complete and exclusive statement of the terms of the agreement by and among the Parties with respect to the subject matter hereof and supersede any prior agreements, understandings, covenants, promises, assurances, course of dealings, representations, warranties, or communications, whether oral or written, between the Parties with respect to such subject matter. No covenant, term, provision, representation or agreement not expressly contained herein shall be implied as a matter of law, interpretation, course of performance or conduct of the Parties. Neither this Agreement nor any provision hereof may be amended, waived or modified except by written instrument signed by each Party.

(b) Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

(c) The section headings of this Agreement are for convenience of reference only and shall not in any way affect the meaning, construction or interpretation hereof.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have duly executed this Escrow Agreement as of the date first above written.

ORACLE HEALTHCARE ACQUISITION CORP.

By:
Name:
Title:

Name:	Joel P. Adams

[ ]

By:
Name:
Title:

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Annex B

February 25, 2008

Board of Directors

Oracle Healthcare Acquisition Corp.

200 Greenwich Avenue

3rd Floor

Greenwich, Connecticut 06830

Dear Directors:

The Board of Directors of Oracle Healthcare Acquisition Corp. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to provide an opinion (the “Opinion”) to the Board of Directors of the Company (the “Board”) as of the date hereof as to (i) the fairness, from a financial point of view, to the holders of the common stock of the Company of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder), and (ii) the Target (as defined below) having a fair market value equal to at least 80% of the Company’s net assets.

Duff & Phelps will receive a fee for its services. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. This Opinion has been approved by the internal opinion committee of Duff & Phelps.

Description of the Proposed Transaction

The Proposed Transaction is a merger pursuant to the Agreement and Plan of Merger, dated as of December 3, 2007 and amended on January 24, 2008 (as so amended, the “Initial Merger Agreement”), by and among the Company, PTI Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Precision Therapeutics, Inc. (the “Target”), as such Initial Merger Agreement is to be amended pursuant to Amendment No. 2 thereto (the “Amendment”) to be entered into by and among the Company, Merger Sub and the Target (the Initial Merger Agreement, as so amended by the Amendment, the “Merger Agreement”). The Merger Agreement provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Target, as a result of which the Target will continue as the surviving corporation and will become a wholly owned subsidiary of the Company, following which the Company will change its name to Precision Therapeutics Corp. As set forth more fully in the Merger Agreement, at the effective time of the Merger, (i) each share of Merger Sub common stock issued and outstanding immediately prior to such effective time will be converted into and become one validly issued, fully paid and non-assessable share of Target common stock, and (ii) each outstanding share of Target common stock, restricted common stock, and each option and warrant to purchase Target common stock will be converted into the right to receive that number of shares of Company common stock or options to purchase Company common stock, as applicable, as determined in accordance with the formula set forth in the Merger Agreement. In addition, the former holders of Target common stock receiving shares of Company common stock may be entitled to additional consideration consisting of cash, Company common stock, or a combination thereof, upon the achievement of certain specified milestones. At your direction, we have assumed that the Company will issue (or reserve for issuance upon the exercise or conversion of outstanding Target options, warrants and convertible debt), an aggregate of approximately 20.2 million shares of its common stock, as well as an adequate number of shares which may be issued upon payment of the post-closing consideration described above, subject to certain adjustments (as to which we express no opinion) as provided in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Oracle Healthcare Acquisition Corp.

February 25, 2008

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Our due diligence and scope of analysis with regards to the Proposed Transaction included, but was not limited to, the following:

1.	A review of the following documents:

a.	Certain publicly available financial statements and other business and financial information of the Company and the Target, respectively, and the industry in which the Target operates;

b.	Certain internal financial statements and other financial and operating data concerning the Company and the Target, respectively, which the Company and the Target have respectively identified as being the most current financial statements available;

c.	Certain financial forecasts prepared by the managements of the Company and the Target, respectively;

d.	The Initial Merger Agreement;

e.	A draft of the Amendment dated as of the date hereof;

2.	A discussion of the operations, financial conditions, future prospects and projected operations and performance of the Company and the Target, respectively, and regarding the Proposed Transaction with the managements of the Company and the Target, respectively;

3.	A review of the historical trading price and trading volume of the Company Common Stock and the publicly traded securities of certain other companies that we deemed relevant;

4.	A comparison of the financial performance of the Target with that of certain other publicly traded companies that we deemed relevant;

5.	A review of certain projections prepared and furnished to us by managements of the Company and Target regarding Target on a stand-alone basis and as a combined company with the Company;

6.	A comparison of certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant; and

7.	An undertaking of such other analyses and consideration of such other factors as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with your consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

3.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

4.	Assumed that information supplied to Duff & Phelps and representations and warranties made in the Agreement are substantially accurate;

Oracle Healthcare Acquisition Corp.

February 25, 2008

5.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

6.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, or any alternatives to the Proposed Transaction, (b) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company common stock after announcement of the Proposed Transaction. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw this Opinion.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board and may not translate to any other purposes. This Opinion is not a recommendation as to how the Board or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction (including, without limitation, with respect to the exercise of rights to convert shares of Target common stock into cash). Further, we have not been requested to opine as to, and the Opinion does not in any manner address, the underlying business decision of the Company to engage in the Proposed Transaction or the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategy (including, without

Oracle Healthcare Acquisition Corp.

February 25, 2008

limitation, a liquidation of the Company after not completing a business combination transaction within the allotted time). The decision as to whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possibly attainable under any circumstances. Instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Subject to the prior written approval of Duff & Phelps (which approval shall not be unreasonably withheld), this Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by Duff & Phelps. Except as described above, without our prior consent, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that (i) the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the holders of the Company’s common stock, and (ii) the Target has a fair market value equal to at least 80% of the Company’s net assets.

Respectfully submitted,

/S/ DUFF & PHELPS, LLC

DUFF & PHELPS, LLC

Annex C

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of February 25, 2008 by and among Oracle Healthcare Acquisition Corp., a Delaware corporation (the “Company”), and the stockholders of the Company set forth on the signature pages hereto (each, a “Stockholder”).

W I T N E S S E T H:

WHEREAS, each Stockholder owns the shares (the “Redemption Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company set forth opposite such Stockholder’s name on Schedule I attached hereto;

WHEREAS, the Company desires to repurchase and redeem all of the Redemption Shares upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Stockholder desires to sell to the Company all of the Redemption Shares set forth opposite its name on Schedule I attached hereto upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is a condition to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 3, 2007 (as amended on January 24, 2008 and February 25, 2008, and as further amended from time to time, the “Merger Agreement”), by and among the Company, PTI Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Precision Therapeutics, Inc., a Delaware corporation, and, for the limited purposes provided in Article X thereof, the “Stockholder Representative” identified therein that this Agreement be in full force and effect;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. Redemption of Shares. Each Stockholder hereby agrees to sell such Stockholder’s Redemption Shares to the Company, and the Company hereby agrees to purchase and redeem such Redemption Shares from such Stockholder, upon the terms and subject to the conditions set forth in this Agreement.

2. Purchase Price. The purchase price (the “Redemption Price”) payable by the Company for each Redemption Share purchased and redeemed by the Company pursuant to this Agreement shall be $0.0083.

3. Redemption Closing.

a. The closing (the “Redemption Closing”) of the purchase, redemption and sale of the Redemption Shares hereunder shall take place simultaneously with the Effective Time (as defined in the Merger Agreement) (the date on which the Redemption Closing shall occur, the “Redemption Date”). The Redemption Closing shall take place at such location as the parties hereto shall mutually agree.

b. At the Redemption Closing, the Company shall pay to each Stockholder (by wire transfer of immediately available funds in accordance with written wire instructions delivered to the Company by such Stockholder not less than two business days prior to the Redemption Date or, if no such instructions are so provided, by cashier’s or bank check payable to the order of such Stockholder) the aggregate Redemption Price payable to such Stockholder pursuant to Section 2 hereof in respect of its Redemption Shares, against delivery by such Stockholder to the Company of the original stock certificate(s) representing such Stockholder’s Redemption Shares, together with a duly executed stock power with respect to such Redemption Shares substantially in the form attached hereto as Exhibit A or a duly executed and notarized affidavit of lost share certificate and indemnity agreement in a form reasonably acceptable to the Company.

4. Assignment; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the executors, administrators, heirs, legal representatives, predecessors, successors and assigns of the parties hereto.

5. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware.

6. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to such subject matter. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

7. Effectiveness. This Agreement shall not be effective with respect to the Company and any Stockholder unless and until it is executed by the Company and such Stockholder, it being understood and agreed that upon such execution, the Agreement will be effective automatically with respect to the Company and such Stockholder and without further action by any person or party and shall be deemed to have been mutually delivered and accepted by the parties immediately upon such execution.

8. Further Assurances. Each of the parties hereto agrees that, at the reasonable request of any other party hereto from time to time after the Redemption Closing, it shall take such further actions, execute and deliver such further documents, and provide such further assurances, as may be necessary or appropriate to evidence or confirm the purchase and redemption of the Redemption Shares by the Company hereunder.

9. Counterparts; Facsimile Transmission. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This Agreement may be executed by facsimile.

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IN WITNESS WHEREOF, the parties hereto have caused this Redemption Agreement to be duly executed as of the date first written above.

COMPANY:

ORACLE HEALTHCARE ACQUISITION CORP.

By:	/s/ JOEL D. LIFFMANN
Name:	Joel D. Liffmann
Title:	President and Chief Operating Officer

STOCKHOLDERS:

ORACLE HEALTHCARE HOLDING LLC

By:	/s/ LARRY N. FEINBERG
Name:	Larry N. Feinberg
Title:	Managing Member

LNF OHAC LLC

By:	/s/ LARRY N. FEINBERG
Name:	Larry N. Feinberg
Title:	Managing Member

JDL OHAC LLC

By:	/s/ JOEL D. LIFFMANN
Name:	Joel D. Liffmann
Title:	Managing Member

GRANITE CREEK PARTNERS, L.L.C.

By:	/s/ MARK A. RADZIK
Name:	Mark A. Radzik
Title:	Managing Member

/s/ JOEL D. LIFFMANN
Name:	Joel D. Liffmann

/s/ GEORGE BICKERSTAFF
Name:	George Bickerstaff

SCHEDULE I

Stockholders and Redemption Shares

Stockholders	Redemption Shares
Oracle Healthcare Holding LLC	718,749
LNF OHAC LLC	468,750
JDL OHAC LLC	468,690
Granite Creek, L.L.C.	187,500
George Bickerstaff	31,251
Joel D. Liffmann	60
TOTAL	1,875,000

EXHIBIT A

FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer all of its right, title and interest in, to and under              shares (the “Shares”) of common stock, par value $0.0001 per share, of ORACLE HEALTHCARE ACQUISITION CORP., a Delaware corporation (the “Company”), unto the Company, all such Shares standing in the undersigned’s name and represented by the certificate numbered                     , dated             , 200  , and does hereby irrevocably constitute and appoint any officer of the Company (or his or her designee) the undersigned’s attorney-in-fact to transfer the said Shares on the books of the Company with full power of substitution in the premises.

Dated:             , 2008

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By:
Name:
Title:

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